Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF JUNE 5, 2015

by and among

BTC INTERMEDIATE HOLDCO LP,

AS BORROWER,

BUILD-TO-CORE INDUSTRIAL PARTNERSHIP I LP,

AS PARENT JV GUARANTOR,

EACH OF THE SUBSIDIARY GUARANTORS PARTY HERETO FROM TIME TO TIME,

REGIONS BANK,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

AND

REGIONS BANK,

AS AGENT,

U.S. BANK NATIONAL ASSOCIATION,

AS SYNDICATION AGENT

AND

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK,

AND

U.S. BANK NATIONAL ASSOCIATION,

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNER

TABLE OF CONTENTS

§1.	DEFINITIONS AND RULES OF INTERPRETATION		1

	§1.1	Definitions	1
	§1.2	Rules of Interpretation	29

§2.	THE CREDIT FACILITY		30

	§2.1	Revolving Credit Loans	30
	§2.2	Notes	31
	§2.3	Facility Unused Fee	31
	§2.4	Reduction and Termination of the Revolving Credit Commitments	31
	§2.5	Swing Loan Commitment	32
	§2.6	Interest on Loans	34
	§2.7	Requests for Revolving Credit Loans	34
	§2.8	Funds for Loans	35
	§2.9	Use of Proceeds	35
	§2.10	Letters of Credit	35
	§2.11	Increase in Total Commitment	39
	§2.12	Extension of Revolving Credit Maturity Date	41

§3.	REPAYMENT OF THE LOANS		42

	§3.1	Stated Maturity	42
	§3.2	Mandatory Prepayments	42
	§3.3	Optional Prepayments	42
	§3.4	Partial Prepayments	43
	§3.5	Effect of Prepayments	43

§4.	CERTAIN GENERAL PROVISIONS		43

	§4.1	Conversion Options	43
	§4.2	Fees	44
	§4.3	[Intentionally Deleted.]	44
	§4.4	Funds for Payments	44
	§4.5	Computations	46
	§4.6	Suspension of LIBOR Rate Loans	47
	§4.7	Illegality	47
	§4.8	Additional Interest	47
	§4.9	Additional Costs, Etc	47
	§4.10	Capital Adequacy	48
	§4.11	Breakage Costs	49
	§4.12	Default Interest; Late Charge	49
	§4.13	Certificate	49
	§4.14	Limitation on Interest	49
	§4.15	Certain Provisions Relating to Increased Costs and Non-Funding Lenders	49

§5.	COLLATERAL SECURITY		50

	§5.1	Collateral	50

	§5.2	Appraisals; Adjusted Value	50
	§5.3	Addition of Collateral Properties	51
	§5.4	Release of Collateral Property	52
	§5.5	Additional Subsidiary Guarantors and Pledgors	53
	§5.6	Release of Certain Subsidiary Guarantors and Pledgors	54
	§5.7	Release of Collateral	54
	§5.8	Tax Tracking Fee	54

§6.	REPRESENTATIONS AND WARRANTIES		54

	§6.1	Corporate Authority, Etc	54
	§6.2	Governmental Approvals	55
	§6.3	Title to Collateral Properties	56
	§6.4	Financial Statements	56
	§6.5	No Material Changes	56
	§6.6	Franchises, Patents, Copyrights, Etc	56
	§6.7	Litigation	56
	§6.8	No Material Adverse Contracts, Etc	57
	§6.9	Compliance with Other Instruments, Laws, Etc	57
	§6.10	Tax Status	57
	§6.11	No Event of Default	57
	§6.12	Investment Company Act	57
	§6.13	Absence of UCC Financing Statements, Etc	57
	§6.14	Setoff, Etc	57
	§6.15	Certain Transactions	57
	§6.16	Employee Benefit Plans	58
	§6.17	Disclosure	58
	§6.18	Trade Name; Place of Business	58
	§6.19	Regulations T, U and X	59
	§6.20	Environmental Compliance	59
	§6.21	Subsidiaries; Organizational Structure	60
	§6.22	Leases	60
	§6.23	Property	61
	§6.24	Brokers	62
	§6.25	Other Debt	62
	§6.26	Solvency	62
	§6.27	No Bankruptcy Filing	62
	§6.28	No Fraudulent Intent	62
	§6.29	Transaction in Best Interests of Loan Parties; Consideration	62
	§6.30	Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws	63
	§6.31	Mortgages	63
	§6.32	Pledge and Security Agreement	63

§7.	AFFIRMATIVE COVENANTS		63

	§7.1	Punctual Payment	64
	§7.2	Maintenance of Office	64
	§7.3	Records and Accounts	64
	§7.4	Financial Statements, Certificates and Information	64

	§7.5	Notices	66
	§7.6	Existence; Maintenance of Properties	67
	§7.7	Insurance; Condemnation	67
	§7.8	Taxes; Liens	71
	§7.9	Inspection of Collateral Properties and Books	71
	§7.10	Compliance with Laws, Contracts, Licenses, and Permits	72
	§7.11	Further Assurances	72
	§7.12	Management	72
	§7.13	Leases of the Property	72
	§7.14	Business Operations	73
	§7.15	Registered Servicemark	73
	§7.16	Ownership of Real Estate	73
	§7.17	Collateral	73
	§7.18	Plan Assets	74
	§7.19	Parent JV Guarantor, Borrower and REIT-Qualified Subsidiaries; Covenants and Other Matters	74
	§7.20	Collateral Properties	75
	§7.21	SPE/Separateness Covenants	76

§8.	NEGATIVE COVENANTS		78

	§8.1	Restrictions on Indebtedness	78
	§8.2	Restrictions on Liens, Etc	79
	§8.3	Restrictions on Investments	80
	§8.4	Merger, Consolidation	80
	§8.5	Intentionally Deleted	81
	§8.6	Compliance with Environmental Laws	81
	§8.7	Distributions	82
	§8.8	Asset Sales	83
	§8.9	Collateral Properties	83
	§8.10	Restriction on Prepayment of Indebtedness	83
	§8.11	Intentionally Deleted	84
	§8.12	Derivatives Contracts	84
	§8.13	Transactions with Affiliates	84
	§8.14	Management Fees	84

§9.	FINANCIAL COVENANTS		85

	§9.1	Maximum Consolidated Leverage Ratio	85
	§9.2	Minimum Consolidated Fixed Charge Coverage Ratio	85
	§9.3	Minimum Consolidated Tangible Net Worth	85
	§9.4	Minimum Liquidity	85
	§9.5	Maximum Secured Recourse Indebtedness	85
	§9.6	Minimum Pool Debt Yield	85
	§9.7	Collateral Properties	86

§10.	CLOSING CONDITIONS		86

	§10.1	Loan Documents	86
	§10.2	Certified Copies of Organizational Documents	86

	§10.3	Resolutions	86
	§10.4	Incumbency Certificate; Authorized Signers	86
	§10.5	Opinion of Counsel	87
	§10.6	Payment of Fees	87
	§10.7	Insurance	87
	§10.8	Performance; No Default	87
	§10.9	Representations and Warranties	87
	§10.10	Proceedings and Documents	87
	§10.11	Eligible Real Estate Qualification Documents	87
	§10.12	Compliance Certificate	87
	§10.13	Appraisals	88
	§10.14	Consents	88
	§10.15	Pro Forma Financial Projections	88
	§10.16	Other	88

§11.	CONDITIONS TO ALL BORROWINGS		88

	§11.1	Prior Conditions Satisfied	88
	§11.2	Representations True; No Default	88
	§11.3	Borrowing Documents	88
	§11.4	Future Advances Tax Payment	88

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.		89

	§12.1	Events of Default and Acceleration	89
	§12.2	Certain Cure Periods	91
	§12.3	Termination of Revolving Credit Commitments	92
	§12.4	Remedies	92
	§12.5	Distribution of Collateral Proceeds	92

§13.	SETOFF		93

§14.	THE AGENT		94

	§14.1	Authorization	94
	§14.2	Employees and Agents	94
	§14.3	No Liability	94
	§14.4	No Representations	94
	§14.5	Payments	95
	§14.6	Holders of Notes	95
	§14.7	Indemnity	95
	§14.8	Agent as Lender	96
	§14.9	Resignation	96
	§14.10	Duties in the Case of Enforcement	96
	§14.11	Bankruptcy	97
	§14.12	Request for Agent Action	97
	§14.13	Reliance by Agent	97
	§14.14	Approvals	98
	§14.15	Loan Parties Not Beneficiaries	98
	§14.16	Defaulting Lenders	98

	§14.17	Reliance on Lender Hedge Providers	100

§15.	EXPENSES		100

§16.	INDEMNIFICATION		101

§17.	SURVIVAL OF COVENANTS, ETC.		101

§18.	ASSIGNMENT AND PARTICIPATION		102

	§18.1	Conditions to Assignment by Lenders	102
	§18.2	Register	102
	§18.3	New Notes	102
	§18.4	Participations	103
	§18.5	Pledge by Lender	103
	§18.6	No Assignment by Loan Parties	104
	§18.7	Disclosure	104
	§18.8	Titled Agents	105
	§18.9	Amendments to Loan Documents	105

§19.	NOTICES		105

§20.	RELATIONSHIP		105

§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE		105

§22.	HEADINGS		106

§23.	COUNTERPARTS		106

§24.	ENTIRE AGREEMENT, ETC.		106

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS		106

§26.	DEALINGS WITH THE LOAN PARTIES		107

§27.	CONSENTS, AMENDMENTS, WAIVERS, REPLACEMENT OF NON-CONSENTING LENDERS, ETC.		107

§28.	SEVERABILITY		109

§29.	TIME OF THE ESSENCE		109

§30.	NO UNWRITTEN AGREEMENTS		109

§31.	REPLACEMENT NOTES		109

§32.	NO THIRD PARTIES BENEFITED		109

§33.	PATRIOT ACT		110

§34.	[Intentionally Deleted.]		110

§35.	[Intentionally Deleted.]		110

§36.	ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF BORROWER		110

	§36.1	Attorney-in-Fact	110
	§36.2	Accommodation	110

v

	§36.3	Waiver of Automatic or Supplemental Stay	110
	§36.4	Waiver of Defenses	110
	§36.5	Waiver	112
	§36.6	Subordination	113
	§36.7	Waiver of Rights Under Anti-Deficiency Rules	113
	§36.8	Further Waivers	114

§37.	ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS		114

§38.	NONRECOURSE		116

§39.	GUARANTY		116

§40.	LIMITED INTEREST GUARANTY		119

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF REVOLVING CREDIT NOTE

Exhibit B	FORM OF SWING LOAN NOTE

Exhibit C	FORM OF JOINDER AGREEMENT

Exhibit D	FORM OF REQUEST FOR REVOLVING CREDIT LOAN

Exhibit E	FORM OF LETTER OF CREDIT REQUEST

Exhibit F	FORM OF BORROWING BASE AVAILABILITY CERTIFICATE

Exhibit G	FORM OF COMPLIANCE CERTIFICATE

Exhibit H	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Schedule 1.1	LENDERS AND REVOLVING CREDIT COMMITMENTS

Schedule 1.2	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.7	PENDING LITIGATION

Schedule 6.15	CERTAIN TRANSACTIONS

Schedule 6.20	ENVIRONMENTAL MATTERS

Schedule 6.21	LOAN PARTIES

Schedule 6.22	EXCEPTIONS TO RENT ROLL

Schedule 6.23	PROPERTY CONDITION

Schedule 6.25	MATERIAL LOAN AGREEMENTS

Schedule 8.14	MANAGEMENT FEES

Schedule 19	NOTICE ADDRESSES

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of June 5, 2015, by and among BTC INTERMEDIATE HOLDCO LP, a Delaware limited partnership (the “Borrower”), BUILD-TO-CORE INDUSTRIAL PARTNERSHIP I LP, a Delaware limited partnership (the “Parent JV Guarantor”), the Subsidiary Guarantors party hereto from time to time, REGIONS BANK, an Alabama banking corporation (“Regions” or “Regions Bank”), the other lending institutions which are parties to this Agreement from time to time as “Lenders” and other lending institutions that may become parties hereto pursuant to §18, and REGIONS BANK, as administrative agent for the Lenders (the “Agent”).

R E C I T A L S

WHEREAS, the Borrower, the Parent JV Guarantor, and the Subsidiary Guarantors have requested that the Lenders provide a revolving credit facility for the purposes set forth herein; and

WHEREAS, the Lenders have agreed to make the requested revolving credit facility available on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

§1.	DEFINITIONS AND RULES OF INTERPRETATION.

§1.1     .  The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

Additional Commitment Request Notice. See §2.11(a)

Additional Subsidiary Guarantor.   Each additional Subsidiary of Borrower which becomes a Subsidiary Guarantor pursuant to §5.5.

Adjusted EBITDA.  On any date of determination, Consolidated EBITDA less, with respect to Real Estate owned by the Consolidated Group, the Capital Reserve, and, with respect to Real Estate owned by Unconsolidated Affiliates, the Consolidated Group Pro Rata Share of the Capital Reserve.

Affiliate.   An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote more than fifty percent (50%) of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing more than fifty percent (50%) of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent.  Regions Bank, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office.  The Agent’s head office located at 1900 5th Avenue North, Birmingham, AL 35203, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel.  Moore & Van Allen PLLC, or such other counsel as selected by Agent.

Agreement.   This Credit Agreement, as the same may be amended, modified, supplemented and/or extended from time to time, including the Schedules and Exhibits hereto.

Agreement Regarding Fees.  See §4.2.

Anti-Corruption Laws.   All laws, rules, and regulations of any jurisdiction applicable to the Parent JV Guarantor or its Subsidiaries from time to time concerning or relating to bribery or corruption.

Applicable Margin.  The Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be as set forth below:

Applicable Margin for Eurodollar Loans (bps/%)	Applicable Margin for ABR Loans (bps/%)

225 bps (2.25%)	125 bps (1.25%)

Notwithstanding the foregoing, effective as of the first (1st) Business Day immediately following the date a Compliance Certificate is delivered pursuant to §7.4(c) and continuing until the date on which the next such Compliance Certificate is so delivered, if the Pool Debt Yield for the fiscal quarter covered by such Compliance Certificate equals or exceeds 9.00% (based on actual Net Operating Income for each Collateral Property, including each Value-Add Property), the Applicable Margin for Eurodollar Loans shall be reduced to 210 bps (2.10%) and the Applicable Margin for ABR Loans shall be reduced to 110 bps (1.10%); provided, however, any such reduction in the Applicable Margin shall cease to apply as of the first (1st) Business Day immediately following the earlier of (x) the date on which a subsequent Compliance Certificate is delivered pursuant to §7.4(c) if the Pool Debt Yield for the fiscal quarter covered by such Compliance Certificate is less than 9.00% (based on actual Net Operating Income for each Collateral Property, including each Value-Add Property), and (y) the date on which a subsequent Compliance Certificate is required to be delivered pursuant to §7.4(c) and such Compliance Certificate has not been delivered on or prior to such date. The provisions of this definition shall be subject to §2.6(e).

Appraisal.    An MAI appraisal of the value of a parcel of Real Estate, performed by an independent appraiser with experience appraising industrial properties selected by the Agent who is not an employee of any Borrower or any of their Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Agent, as approved by the Agent, such approval not to be unreasonably withheld.

Appraised Value.   The “as-is” or “as stabilized”, as applicable, value of a Collateral Property (or Real Estate which will become a Collateral Property) determined by the applicable Appraisal of such

Collateral Property (or Real Estate which will become a Collateral Property), obtained pursuant to this Agreement.

Approved Fund.  Any Fund that is administered or managed by (a) a Lender, or (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arrangers.   Regions Capital Markets, a division of Regions Bank, and U.S. Bank National Association, and any successors thereto.

Asset Under Development.  Any Real Estate (a) for which the Consolidated Group is actively pursuing construction, renovation, or expansion of such Real Estate or (b) or for which no construction has commenced but all necessary entitlements (excluding foundation, building and similar permits) have been obtained in order to allow the Consolidated Group to commence constructing improvements on such Real Estate. Notwithstanding the foregoing, tenant improvements in a previously constructed Real Estate shall not be considered an Asset Under Development and with respect to any existing Real Estate only the major renovation or expansion portion of such Property shall be considered an Asset Under Development.

Assignment and Acceptance Agreement.  See §18.1.

Assignment of Leases and Rents.  Each of the assignments of leases and rents from the Borrower or a Subsidiary Guarantor to the Agent previously, now or hereafter delivered to secure the Obligations, as may be modified or amended.

Authorized Officer.  Any of the following Persons: the Chief Financial Officer or Senior Vice President of Finance of IPT and such other Persons as the Borrower or the Parent JV Guarantor shall designate in a written notice to Agent.

Balance Sheet Date.  March 31, 2015.

Bankruptcy Code.   Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate.  The greatest of (a) the prime rate of interest announced from time to time by Regions (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes (the “Prime Rate”), (b) the Federal Funds Effective Rate plus 0.50% per annum and (c) the Adjusted LIBO Rate for a one month interest period appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) on such day plus 1% per annum; provided, in no event shall any such interest rate calculated in accordance herewith be less than zero (0.00%) Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans.  Collectively, the Revolving Credit Base Rate Loans and the Swing Loans.

Borrower.  As defined in the preamble hereto.

Borrowing Base Availability.  As of any time of determination, the sum of (a) the Core Property Availability plus (b) the Value Add Property Availability; provided, that the contribution to Borrowing Base Availability of Value Add Property Availability shall be limited to 75%, and to the extent such limitation is exceeded, the amount of any such excess shall be excluded from the calculation of Borrowing Base Availability.

Borrowing Base Availability Certificate.   A certificate, signed by an Authorized Officer and otherwise substantially in the form of Exhibit F hereto, which certificate shall be delivered to the Agent from time to time in accordance with provisions hereof.

Breakage Costs.  The commercially reasonable cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of the Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which Borrower has elected a LIBOR Rate Loan.

Building.  With respect to each Collateral Property or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day.  Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capital Lease Obligations.  With respect to the Parent JV Guarantor and its Subsidiaries for any period, the obligations of the Parent JV Guarantor or any Subsidiary to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of the Parent JV Guarantor and its Subsidiaries under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP

Capital Reserve.  On an annual basis, an amount equal to $0.10 per square foot of all Real Estate (as annualized for the applicable ownership period). If the term Capital Reserve is used without reference to any specific Real Estate, then the amount shall be determined on an aggregate basis with respect to all Real Estate of the Loan Parties and their Subsidiaries and a proportionate share equal to the Consolidated Group Pro Rata Share of all Real Estate of all Unconsolidated Affiliates. The Capital Reserve shall be calculated based on the total rentable square footage of the Buildings owned (or ground leased) at the end of each fiscal quarter, less the square footage of unoccupied space held for development or redevelopment.

Capitalization Rate.  Six and three quarters percent (6.75%).

Capitalized Lease.  A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Cash Equivalents.  As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000; and (iii) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least AAA or the equivalent thereof by Moody’s.

CERCLA.   The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq.

Change in Law.  The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority in each case generally applicable to lenders and not applicable primarily or exclusively to any Lender or Agent; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

Change of Control.  The occurrence of any one of the following events:

(a)       during any twelve (12) month period on or after the Closing Date, individuals who at the beginning of such period constituted the Board of Directors or Trustees of the Trust (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the Trust was approved by a vote of at least a majority of the members of the Board then in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the members of the Board then in office;

(b)       any Person or group (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of the Trust equal to at least thirty percent (30%);

(c)       the Trust consolidates with, is acquired by, or merges into or with any Person (other than a consolidation or merger in which the Trust is the continuing or surviving entity).

Closing Date.  June 5, 2015.

Code.  The Internal Revenue Code of 1986, as amended.

Collateral.  All of the property, rights and interests of the Loan Parties which are subject to the security interests, security title, liens and mortgages created by the Security Documents, including, without limitation, the Collateral Properties.

Collateral Property or Collateral Properties.  The Eligible Real Estate which is security for the Obligations and any Hedge Obligations pursuant to the Mortgages.

Commitment Increase.  An increase in the Total Commitment to not more than $300,000,000 pursuant to §2.11.

Commitment Increase Date.  See §2.11(a).

Commitment Percentage.   With respect to each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Credit Commitment and the denominator of which is the aggregate amount of all Revolving Credit Commitments. The initial Commitment Percentages are set forth on Schedule 1.1.

Commodity Exchange Act.  The Commodity Exchange Act (7 U.S.C. §1 et seq.).

Competitor.  Any Person or Affiliate of such Person, which as a significant part of its business, makes equity investments in commercial real estate similar to the assets of the Borrower, any Subsidiary Guarantor or IPT or any Affiliate or Subsidiary of IPT.

Compliance Certificate.  See §7.4(c).

Condemnation Proceeds.  All compensation, awards, damages, judgments and proceeds awarded to Borrower or any Subsidiary Guarantor by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same and/or to maximize the total amount of the same.

Consolidated.  With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated Debt Service.  For any period, without duplication, (a) Recurring Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Total Indebtedness (excluding optional prepayments and prepayment premiums and scheduled balloon principal payments in respect of any such Indebtedness which is not amortized through periodic installments of principal and interest over the term of such Indebtedness) required to be made during such period by any member of the Consolidated Group plus (c) a percentage of all such scheduled principal payments required to be made during such period by any Unconsolidated Affiliate on Indebtedness (excluding optional prepayments and prepayment premiums and scheduled balloon principal payments with respect to any such indebtedness which is not amortized through periodic installments of principal and interest over the term of such Indebtedness) taken into account in calculating Recurring Interest Expense, equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Unconsolidated Affiliate.

Consolidated EBITDA.  Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Recurring Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) impairment charges, (vi) amounts deducted as a result of the application of FAS 141, (vii) non-cash expenses related to employee and trustee stock and stock option plans, (viii) non-recurring financing and acquisition related fees and costs and (ix) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business. For the avoidance of doubt, Consolidated EBITDA shall not include gains and losses from asset sales.

Consolidated Fixed Charge Coverage Ratio.  As of any date of determination for any particular period, the ratio of Adjusted EBITDA to Fixed Charges.

Consolidated Group.   The Parent JV Guarantor, the Borrower and all Subsidiaries which are required to be consolidated with them for financial reporting purposes under GAAP.

Consolidated Group Pro Rata Share.  With respect to any Unconsolidated Affiliate, the pro rata share of the ownership interests held by the Consolidated Group, in the aggregate, in such Unconsolidated Affiliate, without duplication.

Consolidated Leverage Ratio.    As of any date of determination, Total Indebtedness divided by Total Asset Value, expressed as a percentage.

Consolidated Net Income.  For any period, the sum, without duplication, of (i) net earnings (or loss) after taxes of the Consolidated Group (adjusted by eliminating any such earnings or loss attributable to Unconsolidated Affiliates) plus (ii) the applicable Consolidated Group Pro Rata Share of net earnings (or loss) of all Unconsolidated Affiliates for such period, in each case determined in accordance with GAAP (provided, however, that lease payments attributable to Sale-Leaseback Master Leases which are generally excluded from “consolidated net income” in accordance with GAAP shall nonetheless be included as earnings for purposes of this definition).

Consolidated Tangible Net Worth.    At any time, with respect to any Person, total assets (excluding accumulated depreciation and intangible assets) minus total liabilities, calculated in accordance with GAAP. However, for the purpose of this calculation, intangible assets resulting from the application of FAS141 shall not be excluded from Consolidated Tangible Net Worth.

Conversion/Continuation Request.  A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Core Property.  A Collateral Property meeting the following criteria: (a) such property is at least 85% leased; provided, that such portion of the premises leased to any tenant in bankruptcy shall be considered “vacant” for purposes of determining whether such 85% threshold has been met; and (b) all leases with respect to such property have a weighted average remaining lease term based on square footage of at least three (3) years (for tenants with lease termination provisions within three (3) years of acquisition, the weighted average remaining lease term shall be calculated using the lease termination date), at the time such property becomes a Core Property; provided, if for two consecutive quarters, at any time after such property is added or reclassified as a Core Property, the weighted average remaining lease term for all such leases with respect to such property shall be less than one (1) year, (I) the property shall be re-classified as a Value Add Property (in which case availability with respect to such property shall thereafter be determined in accordance with the procedures set forth in the definition of “Value Add Property Availability”) or (II) the Borrower may remove such property from the pool of Collateral Properties, in which event the Liens against such Collateral Property pursuant to the Mortgage and pledge of the applicable Equity Interests of the related Subsidiary Guarantor under the Pledge and Security Agreement, and the guarantee of such Subsidiary Guarantor hereunder, shall be released in accordance with §5. If any property is removed from the pool of Collateral Properties for any reason, such property may, at the written request of the Borrower, be re-added to the pool of Collateral Properties as a Core Property at such time as such property meets all of the foregoing criteria to qualify as a Core Property.

Core Property Availability.  The aggregate of each of the following, as calculated individually for each Core Property: (x) during the period from the date on which such property was acquired by the Borrower or the applicable Subsidiary Guarantor until the date that is eighteen (18) months following such acquisition date (the “Core Property 18-Month Anniversary Date”), the least of (i) 65% of the Property Investment Value (including all closing costs, expenses and fees, capital expenditures, leasing commissions and tenant improvement costs actually incurred by Borrower or the applicable Subsidiary Guarantor) of such Core Property, (ii) 65% of (a) the “as is” Appraised Value of such Core Property at the time it became a Core Property (if such property was initially added to the pool of Collateral Properties as a Core Property), or (b) the “as stabilized” Appraised Value of such Core Property at the time it became a

Core Property (if such property was re-classified from a Value Add Property to a Core Property), or (iii) an imputed loan amount that would produce a debt yield of 8.5%, which imputed loan amount shall be calculated as the quotient of (A) annualized in-place Net Operating Income from such Core Property for the most recent fiscal quarter then ended divided by (B) 8.5%; and (y) at all times after the Core Property 18-Month Anniversary Date, the lesser of (i) 65% of the annualized in-place Net Operating Income from such Core Property for the most recent fiscal quarter then ended, divided by a capitalization rate equal to 6.50%, or (ii) an imputed loan amount that would produce a debt yield of 8.5%, which imputed loan amount shall be calculated as the quotient of (A) annualized in-place Net Operating Income from such Core Property for the most recent fiscal quarter then ended divided by (B) 8.5%. Notwithstanding the foregoing, if a Core Property fails to meet the requirements of a Core Property (in accordance with the definition of “Core Property”) for two (2) consecutive calendar quarters, then (a) the Borrower may designate in writing (provided that the applicable Borrowing Base Availability Certificate may constitute such writing) to the Agent that the property be re-classified as a Value-Add Property (in which case availability with respect to such property shall thereafter be determined in accordance with the procedures set forth in the definition of “Value Add Property Availability”) or (b) absent the receipt by the Agent of such written designation, the property will be removed from the pool of Collateral Properties, and the Liens against such Collateral Property pursuant to the Mortgage and pledge of the applicable Equity Interests of the related Subsidiary Guarantor under the Pledge and Security Agreement, and the guarantee of such Subsidiary Guarantor hereunder, shall be released in accordance with §5.

Debt Investment.  Debt Investment means any real estate related loan to a third party, including but not limited to (a) loans secured by a mortgage or deed of trust or similar security instrument, (b) mezzanine loans, and (c) B-Notes.

Default.  See §12.1.

Default Rate.  See §4.12.

Defaulting Lender.  Any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within two (2) Business Days of the date required to be funded by it hereunder, unless such Lender is contesting its obligation to fund such amount in good faith, provided that if such Lender is the only Lender contesting its obligation to fund, such Lender shall be deemed to be a Defaulting Lender hereunder if such contest is not resolved within ninety (90) days, (b) has notified the Borrower, or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it has extended credit, (c) has failed, within three Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations, unless such Lender is contesting its obligation to fund in good faith, provided that if such Lender is the only Lender contesting its obligation to fund, such Lender shall be deemed to be a Defaulting Lender hereunder if such contest is not resolved within ninety (90) days, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or other debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

Derivatives Contract.    Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

Distribution.  Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of Parent JV Guarantor, Borrower, any REIT-Qualified Subsidiary or a Subsidiary Guarantor, now or hereafter outstanding, except a dividend or other distribution payable solely in Equity Interest to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Parent JV Guarantor, Borrower, any REIT-Qualified Subsidiary or a Subsidiary Guarantor now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Parent JV Guarantor, Borrower, any REIT-Qualified Subsidiary or a Subsidiary Guarantor now or hereafter outstanding.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Domestic Subsidiary.  Any Subsidiary organized under the laws of the United States, any State or the District of Columbia.

Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Revolving Credit Maturity Date is converted in accordance with §4.1.

Eligible Assignee.  (a) A Lender; (b) an Affiliate of a Lender; (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent JV Guarantor, the Borrower or any of the Parent JV Guarantor’s or the Borrower’s Affiliates or Subsidiaries (including the Borrower’s general partner or any Subsidiary Guarantors); and provided further that it shall not be unreasonable to withhold consent if an assignee’s status would increase the costs to the Borrower or impose other restrictions on Borrower. In no event unless an Event of Default is in existence, shall an Eligible Assignee be a Competitor of the Borrower or the Parent JV Guarantor.

Eligible Real Estate.  Real Estate which is:

(a)        which is (i) wholly-owned in fee (or leased under a financeable ground lease acceptable to the Agent in its reasonable discretion) by a Subsidiary Guarantor (100% of the Equity Interests in which have been (or will be in connection with the addition of such Real Estate as a Collateral Property) pledged to the Agent pursuant to the Pledge and Security

Agreement), together with such easements, rights-of-way, and other similar appurtenances required for the operation of such fee or leasehold property, (ii) free from any material structural, environmental and/or title defects, and (iii) otherwise free of any Liens or negative pledges (other than Permitted Liens);

(b)        which is used as (or is suitable for use as) an Industrial Property located within the fifty (50) States of the United States or the District of Columbia, consistent with the then-current joint venture strategy of the Parent JV Guarantor or as otherwise approved by all of the Lenders (but does not constitute raw land, land under development or developed land on which “ground-up” construction of improvements is ongoing and has not otherwise been completed in accordance with the related plans and specifications therefor);

(c)        as to which all of the representations set forth in §6 of this Agreement concerning Collateral Property are true and correct in all material respects; and

(d)        as to which the Agent has received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to inclusion of such Real Estate as a Collateral Property.

Eligible Real Estate Qualification Documents.  See Schedule 1.2 attached hereto.

Employee Benefit Plan.    Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Parent JV Guarantor or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Claim.     Any known investigation, written notice, notice of violation, written claim, action, suit, proceeding, written demand, abatement order or other written order or directive (conditional or otherwise), by any Person arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Substance or any actual or alleged material Hazardous Substances Activity; or (iii) in connection with any actual or alleged material damage, injury, threat or harm to human health, safety, natural resources or the environment.

Environmental Engineer.    Such firm or firms of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.

Environmental Laws.  Any and all federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, Governmental Authorizations, or any other written requirements of Governmental Authorities relating to (i) any Hazardous Substances Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Substances; or (iii) protection of human health and the environment from pollution, in any manner applicable to any Loan Party or any Loan Party’s Subsidiaries or their respective properties.

Environmental Liability.    Any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the Release or threatened Release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which Borrower, any other Loan Party assumed liability with respect to any of the foregoing.

Equity Interests.  With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate.  Any Person that is subject to ERISA and is treated as a single employer with Parent JV Guarantor or its Subsidiaries under §414 of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Event of Default.  See §12.1.

Excluded Swap Obligation.    With respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party with respect to, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee Obligation thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to §39.8 hereof and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the guarantee of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Derivatives Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Derivatives Contracts for which such guarantee or security interest becomes illegal.

FATCA.  Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any applicable agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements.

FCCR Trigger Date.  The earlier of the following dates: (x) the date on which (i) the Minimum TAV/FCCR Criteria have first been satisfied and (ii) each of IPT (and each applicable assignee thereof, to the extent such assignment is permitted hereunder and under the Limited Interest Guaranty), Global and RGIC shall have notified the Agent in writing in accordance with the terms hereof of their election to terminate the Limited Interest Guaranty, and (y) the Initial Revolving Credit Maturity Date (in the event the Initial Revolving Credit Maturity Date is extended to the First Extended Revolving Credit Maturity Date as provided herein).

Federal Funds Effective Rate.  For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve

Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

First Extended Revolving Credit Maturity Date.  See §2.12.

Fixed Charges.  For any period, the sum of (i) Consolidated Debt Service and (ii) all dividends actually paid on account of preferred Equity Interests of the Parent JV Guarantor, the Borrower or any other Person in the Consolidated Group (including dividends actually paid to Unconsolidated Affiliates but excluding dividends paid to members of the Consolidated Group).

Foreign Subsidiary.  Any Subsidiary that is not a Domestic Subsidiary.

Fronting Exposure.    At any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

Fund.    Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

GAAP.    Subject to the limitations on the application thereof set forth in §1.2, accounting principles generally accepted in the United States in effect as of the applicable date of determination.

Global.    The British Columbia Investment Management Corporation, solely in its capacity as trustee of the pooled investment portfolio established or continued under the Pooled Investment Portfolios Regulation (British Columbia) (and not in its personal capacity), known as “Realpool Global.”

Governmental Authority.    The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Governmental Authorization.    Any material permit, license, authorization, consent order or consent decree of or from any Governmental Authority.

Guarantee Obligation.  As to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any so-called “completion” or similar guaranty related to the completion of any construction or improvement. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Parent JV Guarantor or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor.  Each of the Parent JV Guarantor, each Subsidiary Guarantor and each Additional Subsidiary Guarantor, but specifically excluding the Limited Interest Guarantors.

Guaranty.    The guarantee of the Guarantors in favor of the Agent and the Lenders of the Obligations and the Hedge Obligations hereunder.

Hazardous Substances.  Any hazardous substances defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 USCA 9601, et. seq., as amended (“CERCLA”), including any hazardous waste as defined under 40 C.F.R. Parts 260-270, gasoline or petroleum (including crude oil or any fraction thereof), asbestos or polychlorinated biphenyls.

Hazardous Substances Activity.  Any past, current or threatened activity, event or occurrence involving any Hazardous Substances, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Substances, and any corrective action or response action with respect to any of the foregoing.

Hedge Obligations.  As may be applicable at any time, all obligations of the Borrower or any other Loan Party to any Lender Hedge Provider to make any payments under any Derivatives Contract with respect to an interest rate swap, collar, or floor or a forward rate agreement or other agreement entered into in connection with and for the purpose of hedging the interest rate risk in connection with the Loans (other than any interest rate “cap”), and any confirming letter executed pursuant to such Derivatives Contract, all as amended, restated or otherwise modified; provided, however, that the “Hedge Obligations” of a Loan Party shall exclude (a) any Excluded Swap Obligations with respect to such Loan Party, and (b) any obligations under any Derivatives Contract to the extent that the Lender Hedge Provider with respect thereto agrees in writing that such obligations do not constitute or no longer constitute Hedge Obligations hereunder.

Indebtedness.  Without duplication, with respect to any Person at any date of determination (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capital Lease Obligations, (e) all Guarantee Obligations of such Person in respect of Indebtedness of another Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (f) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, but excluding the underlying obligation for which the letter of credit is being provided, if duplicative; (g) all currently payable obligations of such Person with respect to any Hedge Obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor (excluding Non-Recourse Exclusions). Indebtedness shall be calculated on a consolidated basis in accordance with GAAP (unless otherwise indicated herein), and including (without duplication) the Consolidated Group Pro Rata Share of Indebtedness for the Borrower’s Unconsolidated Affiliates. Indebtedness for purposes of determining compliance with Article 9 shall not include any Indebtedness permitted pursuant to §8.1(vii).

Increase Notice.  See §2.11(a).

Industrial Property.    A real property zoned by the applicable Governmental Authority with jurisdiction over the applicable property as “industrial” or a synonymous zoning use classification (which zoning use classification includes manufacturing, warehousing, distribution or similar industrial uses). For the avoidance of doubt, “flex space” shall be considered Industrial Property.

Initial Revolving Credit Maturity Date.  June 5, 2018.

Insurance Proceeds.  All insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same and/or to maximize the total amount of the same.

Interest Holdback.  See definition of “Value Add Property Availability.”

Interest Payment Date.  With respect to (a) any Base Rate Loan and any Swing Loan, the last Business Day of each calendar quarter, commencing on the first such date to occur after the Closing Date and the final maturity date of such Base Rate Loan or Swing Loan; and (b) any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three (3) months, “Interest Payment Date” shall also include each date that is three (3) months, or an integral thereof, after the commencement of such Interest Period.

Interest Period.  With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one, two, three or six months thereafter and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)        if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London, England;

(ii)         if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan for an interest period of one month on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of §4.1(c);

(iii)        any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv)        no Interest Period relating to any LIBOR Rate Loan shall extend beyond the then-applicable Revolving Credit Maturity Date.

Interest Rate Determination Date.  With respect to any Interest Period, the date that is two (2) LIBOR Business Days prior to the first day of such Interest Period.

Interest Shortfall.  For any period of determination (which period shall in no event extend beyond (x) the then-applicable Revolving Credit Maturity Date or (y) if any amounts payable by the Borrower or any Guarantor under the Loan Documents remain outstanding as of such Revolving Credit Maturity Date, the earlier of (i) the date that is 90 days after such Revolving Credit Maturity Date, or (ii) the date on which all such amounts have been paid or otherwise satisfied in full), the amount by which accrued but unpaid interest (whether at a default or non-default rate) payable to the Lenders on the outstanding principal balance of the Loans exceeds the sum of (a) the aggregate net cash flow before debt service realized from the Collateral Properties, plus (b) the aggregate amount of Interest Holdback.

IPT.  Industrial Property Operating Partnership LP, a Delaware limited partnership.

Investments.  With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

Issuing Lender.  Regions Bank, in its capacity as the Lender issuing the Letters of Credit, and any successor thereto.

Joinder Agreement.  The Joinder Agreement with respect to this Agreement and the Pledge and Security Agreement to be executed and delivered pursuant to §5.5 by any Additional Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit C  hereto.

JV Partnership Agreement.     That certain Amended and Restated Agreement of Limited Partnership of Build-To-Core Industrial Partnership I LP, dated as of February 12, 2015, by and among IPT BTC I GP LLC, as general partner, and IPT BTC I LP, bcIMC International Real Estate (2004) Investment Corporation and bcIMC (WCBAF) Realpool Global Investment Corporation, as limited partners.

Leases.    Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate located on or comprising all or a portion of any Collateral Property.

Legal Requirements.  All applicable federal, state, county and local laws, rules, regulations, codes and ordinances, and the requirements in each case of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

Lenders.  Regions Bank, the other lending institutions which are party hereto from time to time and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18); and collectively, the Revolving Credit Lenders and the Swing Loan Lender. The Issuing Lender shall be Regions Bank.

Lender Hedge Provider.    As may be applicable at any time with respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was the Agent or a Lender, or an Affiliate of the Agent or a Lender.

Letter of Credit.  Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.10.

Letter of Credit Liabilities.  At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Revolving Credit Lender (other than the Revolving Credit Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Revolving Credit Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Revolving Credit Lender acting as the Issuing Lender of their participation interests under such Section.

Letter of Credit Request.  See §2.10(a).

LIBOR.  For any Interest Rate Determination Date with respect to an Interest Period for any LIBOR Rate Loan, the rate per annum obtained by dividing (a) (i) the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the London Interbank Offer Rate, as published on the applicable Reuters screen page for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately

11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the offered rate on such other publicly available page or other nationally recognized service reasonably selected by the Agent which displays an average settlement rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan, for which LIBOR is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (i) one, minus (ii) the Reserve Percentage; provided, if LIBOR (as determined in accordance with the foregoing) shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that to the extent a comparable or successor rate is approved by the Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonable determined by the Agent.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office.  Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans.  Loans bearing interest calculated by reference to LIBOR.

Lien.  Any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing.

Limited Interest Guarantor.  Each of (a) IPT (and any assignee thereof, to the extent such assignment is permitted hereunder and under the Limited Interest Guaranty), (b) Global and (c) RGIC.

Limited Interest Guaranty.  That certain Limited Interest Guaranty dated as of the Closing Date by the Limited Interest Guarantors in favor of the Agent, together with any joinder, accession or similar agreement or supplement thereto, or any new limited interest guaranty (on the same terms and subject to the same conditions as the Limited Interest Guaranty dated as of the Closing Date), in each case duly executed and delivered on behalf of any assignee of IPT (to the extent such assignment is permitted and effected in accordance with the provisions hereof and of the Limited Interest Guaranty dated as of the Closing Date).

Loan Documents.  This Agreement, the Notes, the Security Documents and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Loan Parties in connection with the Loans and intended to constitute a Loan Document.

Loan Party.  Means, individually, any of the Borrower, the Parent JV Guarantor, and each Subsidiary Guarantor, and Loan Parties means any (or all of) such Persons collectively.

Loan Request.  See §2.7.

Loan and Loans.  An individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans) and a Swing Loan (or Loans)), as the case may be, to be made by the Lenders hereunder. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10(f).

Major Lease.  For any Collateral Property, a Lease for in excess of 75,000 square feet.

Major Lender Lease.  At any time when there are fewer than four (4) Collateral properties, a Lease for in excess of twenty five percent (25%) of the Net Rentable Area of a Collateral Property.

Management Agreements.     Written property management agreements providing for the management of the Collateral Properties or any of them.

Material Adverse Effect.    A material adverse effect on (a) the business, properties, assets, financial condition or results of operations of the Consolidated Group considered as a whole; (b) the ability of Parent JV Guarantor, the Borrower and the Subsidiary Guarantors (taken as a whole) to perform their obligations under the Loan Documents; (c) the ability of any Limited Interest Guarantor to perform its obligations under the Limited Interest Guaranty; or (d) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder.

Minimum TAV/FCCR Criteria.  As of any date of determination, the Parent JV Guarantor and its Subsidiaries, on a consolidated basis, (A) have Total Asset Value of at least $500,000,000, and (B) have achieved a Consolidated Fixed Charge Coverage Ratio for each of the immediately preceding two (2) fiscal quarters of at least 1.25:1.00.

Moody’s.  Moody’s Investor Service, Inc.

Mortgages.    The Mortgages, Deeds to Secure Debt and/or Deeds of Trust from a Subsidiary Guarantor to the Agent for the benefit of the Lenders (or to trustees named therein acting on behalf of the Agent for the benefit of the Lenders), respecting the Collateral Properties, previously, now or hereafter delivered to secure the Obligations and the Hedge Obligations, as the same may be modified or amended.

Multiemployer Plan.    Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Parent JV Guarantor or any ERISA Affiliate.

Net Operating Income.    For any income producing Real Estate and for a given period, the difference between (i) revenues therefrom (including, without limitation, expense reimbursement, loss of rent income and lease termination fees appropriately amortized to the extent there is no new tenant in the space for which the lease termination fee was paid), calculated, in each case, in accordance with GAAP, less (ii) (a) the costs of maintaining such Real Estate, including, without limitation, real estate taxes, insurance, repairs, maintenance, actual property management fees paid to third parties or charged internally at a market rate and bad debt expense but excluding depreciation, amortization, interest expense, tenant improvements, leasing commissions, and capital expenditures, calculated, in each case, in accordance with GAAP, and (b) the Capital Reserve. Net Operating Income shall be calculated based on the immediately preceding calendar quarter unless the Real Property has not been owned by the Borrower or its Subsidiaries for the entirety of such calendar quarter, in which event Net Operating Income shall be grossed up for such ownership period.

Net Rentable Area.    With respect to any Real Estate, the net rentable square footage as determined in accordance with the Appraisal.

Non-Consenting Lender.  Any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of §27 and (b) has been approved by the Required Lenders.

Non-Excluded Taxes.  See §4.4(b).

Non-Industrial Property.  A real property that is not an Industrial Property.

Non-Recourse Exclusions.  With respect to any Non-Recourse Indebtedness of any Person, any industry standard exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication or misappropriation of funds, gross negligence or willful misconduct (ii) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, or (iii) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness (whether contained in a loan agreement, promissory note, indemnity agreement or other document), or (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document).

Non-Recourse Indebtedness.    Indebtedness of the Parent JV Guarantor, the Borrower, their Subsidiaries or an Unconsolidated Affiliate which is secured by one or more parcels of Real Estate (other than a Collateral Property) or interests therein or equipment and which is not a general obligation of the Parent JV Guarantor, the Borrower or such Subsidiary or Unconsolidated Affiliate, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, or interests therein, securing such Indebtedness or the direct owner of such real estate, the leases thereon and the rents, profits and equity thereof or equipment, as applicable (except for recourse against the general credit of the Parent JV Guarantor, the Borrower or such Subsidiary or Unconsolidated Affiliate for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, the Borrower’s reasonable estimate of the amount of any Non-Recourse Exclusions which are the subject of a claim and action shall not be included in the Non-Recourse Indebtedness but shall constitute Recourse Indebtedness. Non-Recourse Indebtedness shall also include Indebtedness of a Subsidiary of the Borrower that is not a Subsidiary Guarantor or of an Unconsolidated Affiliate which is a special purpose entity that is recourse solely to such Subsidiary or Unconsolidated Affiliate, which is not cross-defaulted to other Indebtedness of the Parent JV Guarantor, the Borrower or any Subsidiary Guarantor and which does not constitute Indebtedness of any other Person (other than such Subsidiary or Unconsolidated Affiliate which is the borrower thereunder).

Notes.  Collectively, the Revolving Credit Notes and the Swing Loan Note.

Notice.  See §19.

Obligations.  The term “Obligations” shall mean and include:

A.        The payment of the principal sum, interest at variable rates, charges and indebtedness evidenced by the Notes including any extensions, renewals, replacements, increases, modifications and amendments thereof, given by Borrower to the order of the respective Lenders;

B.        The payment, performance, discharge and satisfaction of each covenant, warranty, representation, undertaking and condition to be paid, performed, satisfied and complied with by Borrower and the Guarantors or the Limited Interest Guarantors under and pursuant to this Credit Agreement or the other Loan Documents or the Limited Interest Guaranty, as applicable;

C.        The payment of all costs, expenses, legal fees and liabilities incurred by Agent and the Lenders in connection with the enforcement of any of Agent’s or any Lender’s rights or remedies under this Credit Agreement or the other Loan Documents, or any other instrument, agreement or document which evidences or secures any other obligations or collateral therefor, whether now in effect or hereafter executed; and

D.        The payment, performance, discharge and satisfaction of all other liabilities and obligations (including any Letter of Credit Liabilities) of the Borrower, the Guarantors and the Limited Interest Guarantors to Agent, Issuing Lender, Swing Loan Lender or any other Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and including, without limitation express or implied upon the generality of the foregoing, each liability and obligation of the Borrower, the Guarantors and the Limited Interest Guarantors under any one or more of the Loan Documents or the Limited Interest Guaranty, as applicable, and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to in this Credit Agreement or any other Loan Document or the Limited Interest Guaranty, as applicable, or executed in connection with the transactions contemplated by this Credit Agreement or any other Loan Document or the Limited Interest Guaranty, as applicable; provided however that notwithstanding anything to the contrary set forth in the definition of Obligations, with respect to any indemnification, contingent or other similar obligations, such matters shall be considered “Obligations” only to the extent a reasonable good faith claim has been made on such indemnification, contingent or similar obligation on or before the date that all other Obligations are satisfied in full.

OFAC.    The U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor thereto.

Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

Parent JV Guarantor.  As defined in the preamble hereto.

PATRIOT Act.    The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 or the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

PBGC.    The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens.  Liens, security interests and other encumbrances permitted by §8.2.

Permitted Transfer.  Means any of the following:

(a)        the transfer of any Collateral Property from a Subsidiary Guarantor that directly owns the Collateral Property to an Affiliate of such Subsidiary Guarantor that is, directly or indirectly, owned and controlled by the Parent JV Guarantor, so long as such Affiliate either (i) is a Subsidiary Guarantor, or (ii) becomes an Additional Subsidiary Guarantor hereunder as of the effective date of such transfer;

(b)        any direct or indirect transfer of any limited partnership interest in Parent JV Guarantor to (i) the general partner or any other limited partner of the JV Guarantor or (ii) any Affiliate of the general partner or any other limited partner of the JV Guarantor;

(c)        any direct or indirect transfer of all or any portion of a limited partnership interest in Parent JV Guarantor to (1) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that such Person referred to in this clause (1) satisfies the Eligibility Requirements, (2) an investment company, money management firm or “qualified institutional buyer” with the meaning of Rule 144A under the Securities Act, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act, provided that any such Person referred to in this clause (2) satisfies the Eligibility Requirements, (3) an institution substantially similar to any of the Persons described in clause (1) or (2) above that satisfies the Eligibility Requirements, or (4) an investment fund, limited liability company, limited partnership or general partnership where either (I) a nationally-recognized manager of investment funds that (x) invests in debt or equity interest relating to commercial real estate, (y) invests through a fund with committed capital of at least $1,000,000,000, and (z) is not the subject of a bankruptcy proceeding or (II) an entity that is otherwise a Qualified Institutional Transferee under clauses (1), (2) and (3) above acts as the general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly by one or more Persons that are otherwise Qualified Institutional Transferees under clauses (1), (2) or (3) above (each of the foregoing, a “Qualified Institutional Transferee”).

As used in this clause (c), “Eligibility Requirements” shall mean with respect to any Person, that (x) such Person has total assets (in name, under management or advisement and/or pursuant to undrawn, binding, irrevocable capital commitments) in excess of $1,000,000,000 and (except with respect to a pension advisory firm, registered investment advisor or asset manager) capital/statutory surplus, shareholder’s equity and/or undrawn, binding, irrevocable capital commitments of at least $250,000,000 and (y) such Person is regularly engaged in the business of making or owning (or, in the case of a pension advisory firm, registered investment advisor, asset manager or similar fiduciary, regularly engaged in managing investments in) debt or equity interests relating to commercial real estate.

(d)        any transfer of a direct or indirect interest in the Trust or IPT that does not result in a Change of Control.

Notwithstanding the foregoing, no transfer under the foregoing clauses (a) through (c) shall qualify as a “Permitted Transfer” unless either (I) IPT continues to own, directly or indirectly, (x) at least 10% of the limited partnership interests of the Parent JV Guarantor, and (y) 100% of the general partnership interests of the Parent JV Guarantor, in each case following such transfer, or (II) the Required Lenders shall have approved or otherwise consented in writing to such transfer.

Person.  Any individual, corporation, limited liability company, partnership, trust, unincorporated association, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets.  Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Pledge and Security Agreement.  The Pledge and Security Agreement dated as of the date hereof by and among the Pledgors and the Agent, as the same may be modified or amended.

Pledgor.  Each of the Parent JV Guarantor, the Borrower, each REIT-Qualified Subsidiary and each other Subsidiary of the Borrower that shall execute a Joinder Agreement from time to time, whereby such Person has become a party to the Pledge and Security Agreement as a “Pledgor” thereunder.

Pool Debt Yield.  The ratio of (a) Net Operating Income from the Collateral Properties then remaining as Collateral and any Real Estate being simultaneously added as a Collateral Property, multiplied by four, to (b) the outstanding amount of all Revolving Credit Loans and Letter of Credit Liabilities, including the amount of any Revolving Credit Loan or Letter of Credit being simultaneously made or issued. If the Pool Debt Yield is being calculated in connection with a requested release of a Collateral Property, the calculation shall give effect to the release of such Collateral Property and the related pay down of the Obligations.

Potential Collateral.  Any property of a Subsidiary Guarantor which is not at the time included in the Collateral and which consists of (i) Eligible Real Estate, or (ii) Real Estate which is capable of becoming Eligible Real Estate through the completion and delivery of Eligible Real Estate Qualification Documents.

Property Investment Value.  At any time with respect to any Real Estate in which a person has a direct or indirect ownership interest, the un-depreciated book value of such interest determined in accordance with GAAP.

Qualified ECP Guarantor.    At any time of determination, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Real Estate.    All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries, including, without limitation, the Collateral Properties.

Recourse Indebtedness.  As of any date of determination, any Indebtedness (whether secured or unsecured) with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to Non-Recourse Exclusions. Recourse Indebtedness shall not include Non-Recourse Indebtedness.

Recurring Interest Expense.  For any period without duplication, the sum of (a) the amount of interest (without duplication, whether accrued, paid or capitalized) on Total Indebtedness actually payable by members of the Consolidated Group during such period, plus (b) the applicable Consolidated Group Pro Rata Share of any interest (without duplication, whether accrued, paid or capitalized) on Indebtedness actually payable by Unconsolidated Affiliates during such period, whether recourse or non-recourse, but excluding non-recurring amortized financing related expenses.

Regions and Regions Bank.  As defined in the preamble hereto.

Register.  See §18.2.

REIT-Qualified Subsidiary.  Each of (i) Build-To-Core Industrial Partnership I Atlanta Holdco LLC, a Delaware limited liability company, (ii) Build-To-Core Industrial Partnership I PA Holdco LLC, a Delaware limited liability company, (iii) Build-To-Core Industrial Partnership I Kent Valley Holdco LLC, a Delaware limited liability company, and (iv) each other Subsidiary of the Borrower which is a limited liability company and is REIT-qualified or is intended to be REIT-qualified and formed for the sole purpose of holding 100% of the Equity Interests in any Subsidiary Guarantor.

Release.  See §6.20(c)(iii).

Rent Roll.    A report prepared by the Borrower or any applicable Subsidiary Guarantor or Additional Subsidiary Guarantor showing for each Collateral Property owned or leased by such Subsidiary Guarantor or Additional Subsidiary Guarantor, its occupancy, tenants, lease expiration dates, lease rent and other information in substantially the form presented to Agent on or prior to the date hereof.

Required Distribution.  See §7.19(d).

Required Lender BBP Deliverables.    With respect to any Potential Collateral for which the Borrower seeks approval as a Collateral Property in accordance with the provisions of §5.3, all of the following: (i) a summary description of the applicable Real Estate (including without limitation, the street address of such Real Estate, the size and type of property and such other information as may reasonably be required by the Agent and the Lenders to identify the location and the material characteristics of such Real Estate); (ii) a copy of a current Rent Roll and current operating statements for such Real Estate; (iii) a copy of the Appraisal for such Real Estate; (iv) evidence as to whether the applicable Real Estate is a Flood Hazard Property, or is otherwise designated by FEMA as having special flood or mudslide hazards; (v) copies of each environmental site assessment with respect to such Real Estate; (vi) a copy of the property condition report with respect to such Real Estate; (vii) such other agreements, documents, certificates, reports or assurances as the Agent may reasonably require; and (viii) a new Borrowing Base Availability Certificate showing, on a pro forma basis, the effect of the addition of such Real Estate as a Collateral Property.

Required Lenders.    As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty-six and 2/3 percent (66 2⁄3%); provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be re-determined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.

Reserve Percentage.  For any Interest Period, provided that the Agent or applicable Lender is imposing a similar Reserve Percentage on substantially all other similarly situated borrowers, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental or emergency reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the FRB, as in effect from time to time) under regulations issued from time to time by the FRB or other applicable banking regulator to which Agent or any Lender is subject. Without limiting the effect of the foregoing, the Reserve Percentage shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable LIBOR rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

Revolving Credit Base Rate Loans.    Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Revolving Credit Commitment.  With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Revolving Credit Lender’s Revolving Credit Commitment to make or maintain Revolving Credit Loans (other than Swing Loans) to the Borrower, to participate in Letters of Credit for the account of the Borrower and to participate in Swing Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Revolving Credit Lender.     Collectively, the Lenders which have a Revolving Credit Commitment, the initial Revolving Credit Lenders being identified on Schedule 1.1 hereto.

Revolving Credit LIBOR Rate Loans.    Revolving Credit Loans bearing interest calculated by reference to LIBOR.

Revolving Credit Loan or Loans.    An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of $80,000,000 (subject to increase as provided in §2.11) to be made by the Revolving Credit Lenders hereunder as more particularly described in §2. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).

Revolving Credit Maturity Date.  The Initial Revolving Credit Maturity Date, as such date may be extended to the First Extended Revolving Credit Maturity Date and the Second Extended Revolving Credit Maturity Date as provided in §2.12, or such earlier date on which the Revolving Credit Loans shall become due and payable pursuant to the terms hereof.

Revolving Credit Notes.  See §2.2.

RGIC.  bcIMC (WCBAF) Realpool Global Investment Corporation, a Canadian corporation.

Sanctioned Country.  At any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

Sanctioned Person.  At any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.

Sanctions.    Economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

SEC.  The federal Securities and Exchange Commission.

Second Extended Revolving Credit Maturity Date.  See §2.12.

Sale-Leaseback Master Lease.  A master lease entered into by a buyer of Real Estate, as lessor, and the seller of such Real Estate, as lessee, in connection with a transaction whereby such seller leases all or a portion of such Real Estate after closing.

Security Documents.  Collectively, the Joinder Agreements, the Pledge and Security Agreement, the Mortgages, the Assignments of Leases and Rents, UCC-1 financing statements and any further collateral security agreements or assignments to the Agent for the benefit of the Lenders.

S&P.  Standard & Poor’s Ratings Group.

Specified Loan Party.  At any time of determination, any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to §39.8).

State.  Any state of the United States of America or the District of Columbia.

Subordination, Attornment and Non-Disturbance Agreement.  An agreement among the Agent, the applicable Subsidiary Guarantor and a tenant under a Lease pursuant to which such tenant agrees to subordinate its rights under the Lease to the lien or security title of the applicable Mortgage and agrees to recognize the Agent or its successor in interest as landlord under the Lease in the event of a foreclosure under such Mortgage, and the Agent agrees to not disturb the possession of such tenant, such agreement to be in form and substance reasonably satisfactory to Agent.

Subsidiary.    For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Subsidiary Guarantors.  Any Subsidiary Guarantor party hereto as of the Closing Date and any Additional Subsidiary Guarantor that is the direct or indirect owner of a Collateral Property, unless such Person is released from its obligations as a “Subsidiary Guarantor” hereunder in accordance with the terms hereof.

Survey.    An ALTA instrument survey of each parcel of Collateral Property prepared by a registered land surveyor which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the Title Policy, shall show that all buildings and structures are within the lot lines of the Collateral Property and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to the Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets and such other details as the Agent may reasonably require; and shall show whether or not the Collateral Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law and shall otherwise be in form and substance reasonably satisfactory to the Agent.

Surveyor Certification.  With respect to each parcel of Collateral Property, a certificate executed by the surveyor who prepared the Survey with respect thereto, dated as of a recent date and containing such information relating to such parcel as the Agent may reasonably require, such certificate to be reasonably satisfactory to the Agent in form and substance.

Swap Obligation.  With respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swing Loan.  See §2.5(a).

Swing Loan Lender.  Regions Bank, in its capacity as Swing Loan Lender, and any successor thereof.

Swing Loan Commitment.  The sum of $25,000,000, as the same may be changed from time to time in accordance with the terms of this Agreement.

Swing Loan Note.  See §2.5(b).

Taking.    The taking or appropriation (including by deed in lieu of condemnation) of any Collateral Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any customarily recognized and compensated damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.

Taxes.  Any present or future taxes, levies, imposts, duties, charges, fees, or similar deductions or withholdings that are imposed by any Governmental Authority.

Titled Agents.  The Arrangers and any book runners, documentation agents, syndication agents or similarly titled Persons listed on the cover page hereof (if any).

Title Insurance Company.  Any title insurance company or companies approved by the Agent and the Borrower.

Title Policy.  With respect to each parcel of Collateral Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Agent) issued by a Title Insurance Company (with such reinsurance as the Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under applicable law) in an amount as the Agent may reasonably require based upon the fair market value of the applicable Collateral Property insuring the priority of the Mortgage thereon and that a Subsidiary Guarantor holds marketable fee simple title or a valid and subsisting leasehold interest to such parcel, subject only to the encumbrances acceptable to Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases and liens for taxes not yet due and payable) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its reasonable discretion, and shall contain if available and customarily obtained by other commercial lenders in the State in which the Real Estate is located, (a) a future advance endorsement and (b) such other endorsements and affirmative insurance as the Agent may reasonably require, including but not limited to (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Collateral Property, (vii) a “first loss” endorsement, and (viii) a utility location endorsement.

Total Asset Value.  As of the date of calculation, the aggregate, without duplication, of: (a) the Value of all Real Estate (other than land assets, Non-Industrial Properties and Assets Under Development) owned by members of the Consolidated Group (without deducting the Capital Reserve when calculating Net Operating Income for the purposes of this definition); plus (ii) the Consolidated Group Pro Rata Share of the Value of Real Estate (other than land assets, Non-Industrial Properties and Assets Under Development) owned by Unconsolidated Affiliates (without deducting the Capital Reserve when calculating Net Operating Income for the purposes of this definition); plus (iii) an amount equal to the then current book value of each land asset, Non-Industrial Property and Asset Under Development owned by members of the Consolidated Group; plus (iv) an amount equal to the Consolidated Group Pro Rata Share of the then current book value of each land asset, Non-Industrial Property and Asset Under Development owned by an Unconsolidated Affiliate; plus (v) Unrestricted Cash and Cash Equivalents owned directly or indirectly by members of the Consolidated Group; plus (vi) the applicable Consolidated Group Pro Rata Share of unrestricted cash and cash equivalents owned directly or indirectly by any Borrower or Guarantor through an Unconsolidated Affiliate; plus (vii) investments in Debt Investments (based on current book value) owned by any members of the Consolidated Group; plus (viii) an amount equal to the Consolidated Group Pro Rata Share of investments in Debt Investments owned by an Unconsolidated Affiliate (based on current book value); plus (ix) proceeds due to Borrower or any Guarantor from transfer agent.

Total Commitment.  As of the date of this Agreement, the Total Commitment is Eighty Million and No/100 Dollars ($80,000,000.00). The Total Commitment may increase in accordance with §2.11 or decreased in accordance with §2.4.

Total Indebtedness.    As of any date of determination, without duplication, the sum of: (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a Consolidated basis; plus (b) the applicable Consolidated Group Pro Rata Share of all Indebtedness of each Unconsolidated Affiliate (other than Indebtedness of such Unconsolidated Affiliate to a member of the Consolidated Group).

Total Secured Indebtedness.  As of any date of determination, that portion of Total Indebtedness (excluding the Obligations under the Loan Documents and Hedge Obligations) which is secured by a Lien on Real Estate, any ownership interests in any Subsidiary or Unconsolidated Affiliate or any other assets which had, in each case, in the aggregate, a value in excess of the amount of the applicable Indebtedness at the time such Indebtedness was incurred. Such Indebtedness that is secured only with a pledge of ownership interests and is also recourse to the Parent JV Guarantor shall not be treated as Secured Indebtedness. For the avoidance of doubt, the Obligations under the Loan Documents and Hedge Obligations shall not be included in Total Secured Indebtedness.

Total Secured Recourse Indebtedness.  As of any date of determination, that portion of Total Secured Indebtedness (excluding the Obligations under the Loan Documents and Hedge Obligations) with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness (subject to Non-Recourse Exclusions); provided that Indebtedness of a single-purpose entity (or any holding company or other entity which owns such single-purpose entity) which is secured by substantially all of the assets of such single-purpose entity (or any holding company or other entity which owns such single-purpose entity) but for which there is no recourse to another Person beyond the single-purpose entity or holding company or other entity which owns such single-purpose entity (other than with respect to Non-Recourse Exclusions) shall not be considered a part of Total Secured Recourse Indebtedness even if such Indebtedness is fully recourse to such single-purpose entity

(or any holding company or other entity which owns such single-purpose entity) and unsecured guarantees provided by the Borrower or a Guarantor of mortgage loans to Subsidiaries or Unconsolidated Affiliates shall not be included in Total Secured Recourse Indebtedness. For the avoidance of doubt, the Obligations under the Loan Documents and Hedge Obligations shall not be included in Total Secured Recourse Indebtedness.

Trust.  Industrial Property Trust Inc., a Maryland corporation.

Type.  As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Affiliate.  In respect of any Person, any other Person in whom such Person holds an Investment, (a) whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.

Unrestricted Cash and Cash Equivalents.  As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash, (b) the aggregate amount of Unrestricted Cash Equivalents, and (c) deposits under contracts for the purchase of real estate (but, solely with respect to determining compliance with §9.4 (“Minimum Liquidity”), but not otherwise, only to the extent that the contract with respect to any such deposit may be terminated at the option of the applicable Person making such deposit and such deposit is refundable to such Person upon such termination), in each case of the Consolidated Group. As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow (other than as described in the foregoing clause (c)), reserves, or Liens or similar claims or restrictions of any kind in favor of any Person (other than any statutory right of set off or any such Lien or restriction contained herein or in any other Loan Document or any right of set off at law or contained in any other loan, credit or similar agreement in connection with any Indebtedness which is not prohibited hereunder).

Unsecured Debt.  Indebtedness of the Loan Parties and their Subsidiaries outstanding at any time which is not Secured Indebtedness.

Value.  With respect to any Real Estate owned directly or indirectly by the Parent JV Guarantor or any applicable Consolidated Party or Unconsolidated Affiliate (i) for less than eighteen (18) months, the current Property Investment Value of such Real Estate; and (ii) for eighteen (18) months or more, the greater of (x) the Net Operating Income for such Real Estate for the most recently completed calendar quarter annualized divided by the Capitalization Rate and (y) zero. Any Real Estate contributed to a joint venture by the Borrower or a Guarantor shall be deemed to have been owned by such joint venture from the date of such contribution and any Real Estate acquired by the Borrower or a Guarantor from an affiliated joint venture shall be deemed to have been acquired by the Borrower or such Guarantor, as applicable, on the date of such acquisition from such joint venture. Net Operating Income from Real Estate no longer owned at the end of the fiscal quarter in question shall be excluded when calculating Value.

Value Add Property.  A Collateral Property as to which all material construction of improvements (other than tenant improvement work) has been completed (and a certificate of occupancy or equivalent thereof shall have been issued or obtained), but that does not otherwise meet each of the qualifications to be a Core Property. Notwithstanding the foregoing, contemplated or planned expansion or renovations with respect to such Collateral Property will not preclude such Collateral Property from qualifying as a Value Add Property.

Value Add Property Availability.    The aggregate of each of the following, as calculated individually for each Value Add Property: (x) during the period from the date on which such property was acquired by the Borrower or the applicable Subsidiary Guarantor (or, if later, the date on which development of such property was completed, as evidenced by a certificate of occupancy or equivalent thereof) until the date that is eighteen (18) months following such acquisition (or completion) date (the “Value Add 18-Month Anniversary Date”), the least of (i) 55% of the Property Investment Value (including all closing costs, expenses and fees, capital expenditures, leasing commissions and tenant improvement costs actually incurred by Borrower or the applicable Subsidiary Guarantor) of such Value Add Property, (ii) 55% of (A) the “as is” Appraised Value of such Value Add Property, plus (B) capital expenditures, tenant improvement costs and leasing commissions actually incurred by the Borrower or the applicable Subsidiary Guarantor with respect to such Value Add Property, or (iii) an imputed loan amount that would produce a debt yield of 9.0%, which imputed loan amount shall be calculated as the quotient of (A) annualized pro forma stabilized Net Operating Income from such Value Add Property as set forth in the most recent Appraisal for such property (other than an Appraisal obtained pursuant to §5.2(b)(i)), divided by (B) 9.0%; and (y) at all times after the Value Add 18-Month Anniversary Date (unless such Value Add Property has met all of the requirements of a Core Property for one (1) full calendar quarter on or prior to such Value Add 18-Month Anniversary Date and such Value Add Property shall have been re-classified by the Borrower as a Core Property in accordance with §5.3(b), in which case availability with respect to such property shall, subject to the provisions of §5.3(b), thereafter be (or have been) been determined in accordance with the procedures set forth in the definition of “Core Property Availability”), the greater of (i) 50% of the Property Investment Value of such Value Add Property, and (ii) 55% of the annualized in-place Net Operating Income from such Value Add Property for the most recent fiscal quarter then ended, divided by a capitalization rate equal to 6.50%.

Notwithstanding the foregoing, the initial Loan made against or with respect to a Value-Add Property under the foregoing sub-clauses (i) and (ii) of the foregoing clause (x) will be limited to fifty-two percent (52%) of the acquisition cost or “as is” Appraised Value, as applicable; the remaining three percent (3%) of the acquisition cost or “as is” Appraised Value included in the calculation of initial Availability for each such Value-Add Property (each such 3% amount, an “Interest Holdback”) will be advanced from time to time by the Lenders if the Administrative Agent, in its sole but reasonable discretion determines that net cash flow before debt service from the Collateral Properties for any period will be or was insufficient to cover interest expense under the Loans for such period (irrespective of whether the Parent JV Guarantor, the Borrower, the Subsidiary Guarantors and/or the Limited Interest Guarantors shall have paid to the Agent an amount sufficient to cover such shortfall prior to the effectiveness of any such advance of such Interest Holdback). Without limiting the foregoing, the Agent may reasonably rely on the calculation by the Borrower of any Interest Shortfall disclosed in any Compliance Certificate delivered hereunder in making such determination. Subsequent Loans with respect to any Value-Add Property made after the addition of such Value-Add Property as a Collateral Property will be allowed for up to fifty-five percent (55%) of all tenant improvements, leasing commissions, and capital expenditures as incurred. Furthermore, in no event shall the aggregate amount of Loans made against or with respect to any particular Value-Add Property exceed fifty-five percent (55%) of the “as stabilized” Appraised Value of such property based on the most recent Appraisal for such property (other than an Appraisal obtained pursuant to §5.2(b)(i)).

Wholly Owned Subsidiary.  As to Parent JV Guarantor, any Subsidiary of Parent JV Guarantor that is directly or indirectly owned 100% by Parent JV Guarantor.

§1.2     Rules of Interpretation.

(a)        A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)       The singular includes the plural and the plural includes the singular.

(c)       A reference to any law includes any amendment or modification of such law.

(d)       A reference to any Person includes its permitted successors and permitted assigns.

(e)       Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)        The words “include”, “includes” and “including” are not limiting.

(g)       The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval.

(h)       All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i)        Reference to a particular “§” refers to that section of this Agreement unless otherwise indicated.

(j)        The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k)       The words “the date hereof” or words of like import shall mean the date that this Agreement is fully executed by all parties.

(l)        In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower or the Agent, the Loan Parties and the Agent shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Loan Parties as in effect prior to such accounting change, as determined by the Agent in its good faith judgment. Until such time as such amendment shall have been executed and delivered by the Loan Parties and the Agent, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

§2.	THE CREDIT FACILITY.

§2.1     Revolving Credit Loans. Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and re-borrow) from time to time between the Closing Date and the Revolving Credit Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.7, such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Revolving Credit Lender’s Revolving Credit Commitment and (ii) such Revolving Credit Lender’s Commitment Percentage of (A) the Borrowing Base Availability minus (B) the sum of (1) the amount of all outstanding Revolving Credit Loans and Swing Loans, and (2) the aggregate amount of Letter of Credit Liabilities; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans and Letter of Credit Liabilities shall not at any time exceed the Total Commitment or cause a violation of the covenant set forth in §9.1. The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of Borrower set forth in §10 and §11 have been satisfied on the date of such request (or if such condition is required to have been satisfied only as of the Closing Date, that such condition was satisfied as of the Closing Date), or to the extent all of the conditions required of Borrower set forth in §10 and §11 are not satisfied or deemed satisfied as of the date of such request, such shall not result in any Material Adverse Effect. The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Revolving Credit Lender that such conditions have not been satisfied. No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to the Borrower in the maximum aggregate principal outstanding balance of more than its Revolving Credit Commitment.

§2.2    .  The Revolving Credit Loans of each Lender shall, if requested by the applicable Lender, be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit A hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Revolving Credit Note shall be payable to each Revolving Credit Lender which so requests the issuance of a Revolving Credit Note.

§2.3    Facility Unused Fee.  The Borrower agrees to pay to the Agent for the account of the Revolving Credit Lenders (other than any Defaulting Lender) in accordance with their respective Commitment Percentages a facility unused fee calculated at the rate per annum as set forth below on the average daily amount by which the Total Commitment exceeds the outstanding principal amount of Revolving Credit Loans and the face amount of Letters of Credit Outstanding during each calendar quarter or portion thereof commencing on the date hereof and ending on the Revolving Credit Maturity Date. The facility unused fee shall be calculated for each quarter based on the ratio (expressed as a percentage) of (a) the average daily amount of the outstanding principal amount of the Revolving Credit Loans and the face amount of Letters of Credit Outstanding during such quarter to (b) the Total Commitment, and if such ratio is less than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.25% per annum, and if such ratio is equal to or greater than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.20% per annum. The facility unused fee shall be payable quarterly in arrears on the last day of each calendar quarter for the quarter then ending, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date. For purposes hereof, Swing Loans shall not be counted toward or be considered as outstanding Revolving Credit Loans or usage of any Revolving Credit Commitments.

§2.4    Reduction and Termination of the Revolving Credit Commitments.  The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $5,000,000 or an integral multiple of $1,000,000 in excess thereof (provided that in no event shall the Total Commitment be reduced in such manner to an amount less than $50,000,000) or to terminate entirely the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.8; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans and the Letter of Credit Liabilities would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced. Promptly after receiving any notice from the Borrower delivered pursuant to this §2.4, the Agent will notify the Revolving Credit Lenders of the substance thereof. Any reduction of the Revolving Credit Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the maximum amount of Swing Loans and Letters of Credit. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Revolving Credit Lenders the full amount of any unused facility unused fee under §2.3 then accrued on the amount of the reduction. No reduction or termination of the Revolving Credit Commitments may be reinstated.

§2.5     Swing Loan Commitment.

(a)       Subject to the terms and conditions set forth in this Agreement, Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and re-borrow) from time to time between the Closing Date and the date which is ten (10) Business Days prior to the Revolving Credit Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this §2.5, such sums as are requested by the Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; (ii) if a Revolving Credit Lender shall be a Defaulting Lender, the requested amount of the Swing Loan shall be reduced by the amount of such Defaulting Lender’s participation interest in such requested Swing Loan; (iii) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the Total Commitment; and (iv) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested), plus Letter of Credit Liabilities shall not at any time exceed the lesser of (A) the Total Commitment or (B) the Borrowing Base Availability. Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §10 and §11 have been satisfied on the date of such funding (or if such condition is required to have been satisfied only as of the Closing Date, that such condition was satisfied as of the Closing Date) or waived by the Agent and the Swing Loan Lender. The Swing Loan Lender may assume that the conditions in §10 and §11 have been satisfied unless Swing Loan Lender has received written notice from the Agent or a Revolving Credit Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable within ten (10) Business Days of the date such Swing Loan was provided and Borrower hereby agrees (to the extent not repaid as contemplated by §2.5(d) below) to repay each Swing Loan on or before the date that is ten (10) Business Days from the date such Swing Loan was provided.

(b)       The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit B hereto (the “Swing Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the Swing Loan Lender as set forth below.

(c)       Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 1:00 p.m. (Eastern Time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000) and providing the wire instructions for the delivery of the Swing Loan proceeds.

The Loan Request shall also contain the statements and certifications required by §2.7(i) and (ii). Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the Base Rate plus the Applicable Margin for Revolving Credit Base Rate Loans. The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 3:00 p.m. (Eastern Time) on the requested Drawdown Date.

(d)       The Swing Loan Lender shall, no more than one time per week, request each Revolving Credit Lender, including the Swing Loan Lender, to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Revolving Credit Lender’s Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1. Unless any of the events described in paragraph (h), (i) or (j) of §12.1 shall have occurred (in which event the procedures of §2.5(e) shall apply), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Eastern Time) in immediately available funds, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.

(e)       If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d) (including due to a Defaulting Lender’s failure to fund), each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Commitment Percentage of such Swing Loan (or portion thereof). Each Revolving Credit Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Revolving Credit Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(f)       Whenever at any time after the Swing Loan Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participation interest in a Swing Loan, or the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Revolving Credit Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

(g)       Each Revolving Credit Lender’s obligation to fund a Revolving Credit Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Loan Lender, the Borrower or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of their respective Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by the Borrower or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and Swing Loan Lender as against such Revolving Credit Lender as a Revolving Credit Loan which was not funded by the non-purchasing Revolving Credit Lender as contemplated by §2.8 and §12.5, and shall have such rights and remedies against such Revolving Credit Lender as are set forth in §§2.8, 12.5 and 14.5. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Revolving Credit Lender under its Revolving Credit Commitment.

§2.6     Interest on Loans.

(a)       Each Revolving Credit Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Revolving Credit Base Rate Loan is repaid or converted to a Revolving Credit LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Revolving Credit Base Rate Loans.

(b)       Each Revolving Credit LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for Revolving Credit LIBOR Rate Loans.

(c)       The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(d)       Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

(e)       The parties understand that the applicable interest rate for the Loans and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Agent, and if the applicable interest rate or fees calculated for any period were different than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Agent shall promptly notify Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Borrower shall receive a credit or refund of any overpayment promptly after such determination. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement for a period of one year, and this provision shall not in any way limit any of the Agent’s, the Issuing Lender’s, or any Lender’s other rights under this Agreement.

§2.7     Requests for Revolving Credit Loans.  The Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by (a) 1:00 p.m. (Eastern Time) one (1) Business Day prior to the proposed Drawdown Date with respect to Revolving Credit Base Rate Loans and (b) 3:00 p.m. (Eastern Time) three (3) Business Days prior to the proposed Drawdown Date with respect to Revolving Credit LIBOR Rate Loans, together with an executed Borrowing Base Availability Certificate in the form of Exhibit F. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Promptly upon receipt of any such notice, the

Agent shall notify each of the Revolving Credit Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrower from seeking recourse against any Revolving Credit Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be (a) for a Revolving Credit Base Rate Loan in a minimum aggregate amount of $500,000; or (b) for a Revolving Credit LIBOR Rate Loan in a minimum aggregate amount of $1,000,000; provided, however, that there shall be no more than five (5) Revolving Credit LIBOR Rate Loans outstanding at any one time.

§2.8     Funds for Loans.

(a)       Not later than noon (Eastern Time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Revolving Credit Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1 or §2.2. Upon receipt from each such Revolving Credit Lender of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein (except, in each case, to the extent waived by Agent) to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Revolving Credit Lenders by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office or wiring such funds in accordance with Borrower’s written instructions. The failure or refusal of any Revolving Credit Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Revolving Credit Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing. In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position as against the Lender or Lenders so failing or refusing to make available to the Borrower the amount of its or their Commitment Percentage for such Loans as provided in §12.5.

(b)       Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the applicable Lender or the Borrower (without duplication), as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.

§2.9     Use of Proceeds.  The Borrower will use the proceeds of the Loans and the Letters of Credit solely (a) to pay closing costs in connection with this Agreement; and (b) for general working capital requirements including real estate acquisitions, development and redevelopment of real estate, capital expenditures, tenant improvements, leasing commissions, interest expense and operating shortfalls, and other lawful corporate purposes of the Consolidated Group. The Borrower shall not request any Loan or Letter of Credit and shall not knowingly use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not knowingly use, the proceeds of any Loan or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions.

§2.10   Letters of Credit.

(a)       Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is thirty (30) days prior to the Revolving Credit Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit E hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed Twenty-Five Million Dollars ($25,000,000), (iii) in no event shall the sum of (A) the Revolving Credit Loans Outstanding, (B) the Swing Loans Outstanding and (C) the amount of Letter of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the Total Commitment, (iv) in no event shall the outstanding principal amount of the Revolving Credit Loans, Swing Loans and Letters of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the Total Commitment or the Borrowing Base Availability or cause a violation of the covenant set forth in §9.1, (v) the conditions set forth in §§10 and 11 shall have been satisfied (or if such condition is required to have been satisfied only as of the Closing Date, that such condition was satisfied as of the Closing Date) or waived by Agent and the Issuing Lender, (vi) no Revolving Credit Lender is a Defaulting Lender (provided Issuing Lender may, in its sole discretion, be entitled to waive this condition), unless the Issuing Lender has entered into arrangements, including the delivery of cash collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Liabilities as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion, and (vii) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. The Issuing Lender may assume that the conditions in §10 and §11 have been satisfied unless it receives written notice from the Agent or a Revolving Credit Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender and the Required Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof, subject to extension pursuant to an “evergreen” clause reasonably acceptable to Agent and Issuing Lender (but in no event shall the term extend beyond thirty (30) days prior to the latest Revolving Credit Maturity Date permitted as if the extension options in §2.12 have been exercised and Borrower has complied with all of the conditions for such exercise, unless the Borrower has provided to the Agent cash collateral reasonably acceptable to the Agent and the Issuing Lender in an amount equal to the Letter of Credit Liability with respect to any Letter of Credit which extends beyond thirty (30) days prior to such latest Revolving Credit Maturity Date). Without limiting the foregoing, if, as of the date that is forty-five (45) days prior to the then-existing Revolving Credit Maturity Date, the Borrower has not exercised and met the conditions for an extension of such Revolving Credit Maturity Date pursuant to §2.12 (other than the payment of fees and other conditions in §2.12 that are intended to be satisfied upon consummation of such extension), the Borrower shall immediately following any request by the Agent and/or the Issuing Lender provide to the Agent cash collateral reasonably acceptable to the Agent and the Issuing Lender in an amount equal to the Letter of Credit Liability with respect to any Letter of Credit which extends beyond thirty (30) days prior to the then-existing Revolving Credit Maturity Date. The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Commitment as a Revolving Credit Loan.

(b)       Each Letter of Credit Request shall be submitted to the Issuing Lender at least three (3) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by an Authorized Officer that the Loan Parties are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. The Borrower shall further deliver to the Issuing Lender such additional applications and documents as the Issuing Lender may reasonably require, in conformity with the then standard practices of its letter of credit department applicable to all or substantially all similarly situated borrowers, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c)       The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before three (3) Business Days following receipt of the documents last due pursuant to §2.10(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

(d)       Upon the issuance of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective Commitment Percentage of the amount of such Letter of Credit. No Revolving Credit Lender’s obligation to participate in a Letter of Credit shall be affected by any other Revolving Credit Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e)       Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee with respect to each Letter of Credit, at a rate per annum of 0.125% multiplied by the average daily amount available to be drawn under such Letter of Credit, which fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on its expiration date and thereafter on demand), and (ii) for the accounts of the Revolving Credit Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to Revolving Credit LIBOR Rate Loans on the amount available to be drawn under such Letter of Credit. Such fees shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on any earlier date on which the Revolving Credit Commitments shall terminate and on the expiration or return of any Letter of Credit, and thereafter on demand (provided, for purposes of clarification, if any such Letter of Credit is outstanding less than a full quarter, such fee shall be pro-rated for the period of time outstanding). Concurrently with each such event (and in further addition to the foregoing), Borrower shall also pay to the Issuing Lender such standard issuance, amendment, renewal, negotiation or presentment and other fees as are then charged by the Issuing Lender with respect to letters of credit in accordance with its standard schedule of fees for such services generally applicable to similarly situated borrowers.

(f)       In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Revolving Credit Base Rate Loan under this Agreement (Borrower being deemed to have requested a Revolving Credit Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Revolving Credit Base Rate Loan under this Agreement) and the Agent shall promptly notify each Revolving Credit Lender by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Revolving Credit Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Revolving Credit Lender’s Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). Borrower further hereby irrevocably authorizes and directs Agent to notify the Revolving Credit Lenders of Borrower’s intent to convert such Revolving Credit Base Rate Loan to a Revolving Credit LIBOR Rate Loan with an Interest Period of one (1) month on the third (3rd) Business Day following the funding by the Revolving Credit Lenders of their advance under this §2.10(f), provided that the making of such Revolving Credit LIBOR Rate Loan shall not be in contravention of any provision of this Agreement. If and to the extent any Revolving Credit Lender shall not make such amount available on the Business Day on which such draw is funded, such Revolving Credit Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1.0%) for each day thereafter. Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Revolving Credit Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Revolving Credit Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Revolving Credit Lender to make funds available to the Agent in such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).

(g)       If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Revolving Credit Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Commitment Percentage of the amount of such Letter of Credit. Each Revolving Credit Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Revolving Credit Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h)       Whenever at any time after the Issuing Lender has received from any Revolving Credit Lender any such Revolving Credit Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Revolving Credit Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i)       The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j)       Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. None of the Agent, the Issuing Lender or any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Agent or any Lender, none of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Agent, Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Agent, Issuing Lender or the other Lenders in good faith will be binding on Borrower and will not put Agent, Issuing Lender or the other Lenders under any resulting liability to Borrower provided nothing contained herein shall relieve Issuing Lender, Agent or any Lender for liability to Borrower arising as a result of the gross negligence or willful misconduct of Issuing Lender, Agent or any Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§2.11   Increase in Total Commitment.

(a)       Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option from time to time during the period beginning on the Closing Date and ending on the date that is twenty-four (24) months following the Closing Date, to request an increase in the Total Commitment by an amount (for all such requests) not exceeding $220,000,000 (to a maximum amount of Total Commitment equal to $300,000,000) by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”); provided that (i) any such individual request for an increase shall be in a minimum amount of $15,000,000 and in whole increments of $5,000,000 in excess thereof, and (ii) the Borrower may make a maximum of five (5) such requests. Upon receipt of any Increase Notice, the Agent shall consult with Arrangers and shall notify the Borrower of the amount of facility fees to be paid to any Revolving Credit Lenders who provide an additional Revolving Credit Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to Agent or Arrangers pursuant to the Agreement Regarding Fees). If the Borrower agrees to pay the facility fees so determined, then the Agent shall send a notice to all Revolving Credit Lenders (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto. Each Revolving Credit Lender who desires to provide an additional Revolving Credit Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Revolving Credit Commitment by which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and the Arrangers shall allocate the Commitment Increase among the Revolving Credit Lenders who provide such commitment letters on such basis mutually acceptable to each of the Borrower, Agent and Arrangers. If the additional Revolving Credit Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent, Arrangers or Borrower may, but shall not be obligated to, invite, and the Agent, in consultation with the Parent JV Guarantor, will use its reasonable efforts to arrange for, one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to Agent, Arrangers and Parent JV Guarantor) to become a Revolving Credit Lender and provide an additional Revolving Credit Commitment. The Agent shall provide all Revolving Credit Lenders with a notice setting forth the amount, if any, of the additional Revolving Credit Commitment to be provided by each Revolving Credit Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”). In no event shall any Revolving Credit Lender be obligated to provide an additional Revolving Credit Commitment.

(b)       On any Commitment Increase Date, the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Revolving Credit Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Revolving Credit Lender shall be equal to such Revolving Credit Lender’s Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans. The participation interests of the Revolving Credit Lenders in Swing Loans and Letters of Credit shall be similarly adjusted. On any Commitment Increase Date those Revolving Credit Lenders whose Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Revolving Credit Lenders whose Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans. Unless otherwise agreed by the Lenders, the funds so advanced shall be Revolving Credit Base Rate Loans until converted to Revolving Credit LIBOR Rate Loans which are allocated among all Revolving Credit Lenders based on their Commitment Percentages.

(c)       Upon the effective date of each increase in the Total Commitment pursuant to this §2.11, the Agent may unilaterally revise Schedule 1.1 and the Borrower shall, if requested by such Lender, execute and deliver to the Agent new Revolving Credit Notes for each Revolving Credit Lender whose Revolving Credit Commitment has changed so that the principal amount of such Revolving Credit Lender’s Revolving Credit Note shall equal its Revolving Credit Commitment. The Agent shall deliver such replacement Revolving Credit Notes to the respective Revolving Credit Lenders in exchange for the Revolving Credit Notes replaced thereby which shall be surrendered by such Revolving Credit Lenders. Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes.

(d)       Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Revolving Credit Lenders to increase the Total Commitment pursuant to this §2.11 shall be conditioned upon satisfaction or waiver of the following conditions precedent which must be satisfied or waived prior to the effectiveness of any increase of the Total Commitment:

(i)       Payment of Activation Fee.  The Borrower shall pay (A) to the Agent and the Arrangers, those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Agent, such facility fees as the Revolving

Credit Lenders who are providing an additional Revolving Credit Commitment may require to increase the aggregate Revolving Credit Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Agent shall pay to the Revolving Credit Lenders acquiring the increased Revolving Credit Commitment certain fees pursuant to their separate agreement; and

(ii)       No Default.  On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and

(iii)      Representations True.  The representations and warranties made by the Loan Parties in the Loan Documents or otherwise made by or on behalf of the Loan Parties in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased (unless such representations are limited by their terms to a specific date), both immediately before and after the Total Commitment is increased, other than for changes in the ordinary course of business permitted by this Agreement or which would not have a Material Adverse Effect; and

(iv)       Additional Documents and Expenses.  The Borrower shall execute and deliver to Agent and the Revolving Credit Lenders such additional documents (including, without limitation, amendments to the Security Documents), instruments, certifications and opinions as the Agent may reasonably require, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants set forth in the Loan Documents after giving effect to the increase, and the Borrower shall pay the cost of any mortgagee’s title insurance policy or any endorsement or update thereto or any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar reasonable fees, taxes or expenses which are reasonably requested in connection with such increase.

§2.12   Extension of Revolving Credit Maturity Date.  The Borrower shall have the right and option to extend the Revolving Credit Maturity Date to June 5, 2019 (the “First Extended Revolving Credit Maturity Date”), and then to June 5, 2020 (the “Second Extended Revolving Credit Maturity Date”), upon satisfaction or waiver (with any such waiver requiring the approval of all of the Lenders) of the following conditions precedent, which must be satisfied (or so waived) prior to the effectiveness of any extension of the Revolving Credit Maturity Date:

(a)       Extension Request.  The Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is thirty (30) days prior to the then applicable Revolving Credit Maturity Date (as determined without regard to such extension). Any such Extension Request shall be irrevocable and binding on the Borrower unless otherwise agreed to by the Agent in its reasonable discretion.

(b)       Payment of Extension Fee.  The Borrower shall pay to the Agent for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments an extension fee in an amount equal to fifteen (15) basis points (0.15%) on the Total Commitment in effect on the then-applicable Revolving Credit Maturity Date, after taking into consideration any reduction in the Revolving Credit Commitments as of such date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c)       No Default.     On the date the Extension Request is given and on the then-applicable Revolving Credit Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(d)       Prior Extension.  For the extension to the Second Extended Maturity Date, the extension to the First Extended Revolving Credit Maturity Date shall have been previously effected.

(e)       Representations and Warranties.  The representations and warranties made by the Loan Parties in the Loan Documents or otherwise made by or on behalf of the Loan Parties (or any of them) in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the then applicable Revolving Credit Maturity Date (as determined without regard to such extension), unless such representations and warranties are by their terms limited to a specific date other than for changes in the ordinary course of business permitted by this Agreement or that have not had a Material Adverse Effect.

(f)       Updated Appraisals.  The Agent shall have obtained, in each case at Borrower’s expense, a new or updated Appraisal for each Collateral Property for which an Appraisal was not previously obtained within the twelve (12) months prior to the Initial Revolving Credit Maturity Date (in the case of the first such extension to the First Extended Revolving Credit Maturity Date), and if reasonably required by the Agent, a new or updated Appraisal for each Collateral Property for which an Appraisal was not previously obtained within the twelve (12) months prior to the First Extended Revolving Credit Maturity Date (in the case of the second such extension to the Second Extended Revolving Credit Maturity Date).

(g)       Total Asset Value/Consolidated Fixed Charge Coverage Ratio.  The Agent shall have received satisfactory evidence that (i) as of the initial Revolving Credit Maturity Date (in the case of the first such extension to the First Extended Revolving Credit Maturity Date), Parent JV Guarantor and its Subsidiaries, on a consolidated basis, shall (A) have Total Asset Value of at least $500,000,000, and (B) have achieved a Consolidated Fixed Charge Coverage Ratio for the immediately preceding fiscal quarter of at least 1.25:1.00, and (ii) as of the First Extended Revolving Credit Maturity Date (in the case of the second such extension to the Second Extended Revolving Credit Maturity Date), Parent JV Guarantor and its Subsidiaries, on a consolidated basis, shall (A) have Total Asset Value of at least $500,000,000, and (B) have achieved a Consolidated Fixed Charge Coverage Ratio for each of the immediately preceding two (2) fiscal quarters of at least 1.35:1.00.

§3.	REPAYMENT OF THE LOANS.

§3.1     Stated Maturity. The Borrower promises to pay on the Revolving Credit Maturity Date and there shall become absolutely due and payable on the Revolving Credit Maturity Date all of the Revolving Credit Loans, Swing Loans and other Letter of Credit Liabilities outstanding on such date (other than Letters of Credit whose expiration date is beyond the Revolving Credit Maturity Date as set forth in §2.10(a)), together with any and all accrued and unpaid interest thereon.

§3.2     .  If at any time the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loans and the Letter of Credit Liabilities exceeds the lesser of (a) the Total Commitment or (b) the Borrowing Base Availability, then the Borrower shall, within ten (10) Business Days after receipt of notice from Agent of such occurrence (or in the case of a conversion of a Collateral Property from a Core Property to a Value Add Property or receipt of a new Appraisal to the extent that such new Appraisal results in a change in the Borrowing Base Availability pursuant to a specific provision of this Agreement, then within thirty (30) days after receipt of notice from the Agent of such occurrence) pay the amount of such excess to the Agent for the respective accounts of the Revolving Credit Lenders, as applicable, for application to the Revolving Credit Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender

In the event there shall have occurred a casualty with respect to any Collateral Property and the Borrower is required to repay the Loans pursuant to §7.7 or a Taking and the Borrower is required to repay the Loans pursuant to a Mortgage or §7.7, the Borrower shall prepay the Loans concurrently with the date of receipt by the Borrower or the Agent of all of Insurance Proceeds or Condemnation Proceeds to be received in respect of such casualty or Taking, as applicable, or as soon thereafter as is reasonably practicable, in the amount required pursuant to the relevant provisions of §7.7 or such Mortgage.

§3.3     Optional Prepayments.

(a)       Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans and Swing Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any Revolving Credit LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.

(b)       The Borrower shall give the Agent, no later than 1:00 p.m. (Eastern Time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that (i) any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent) and/or (ii) any such notice or repayment may be conditioned upon the consummation of a transaction. Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

§3.4     Partial Prepayments.  Each partial prepayment of the Loans under §3.3 shall be in an aggregate minimum amount of $1,000,000 (and integral multiples of $100,000 in excess of such amount), shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied first to the principal of any Outstanding Swing Loans, then, in the absence of instruction by the Borrower, to the principal of Loans (and with respect to each category of Revolving Credit Loans, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).

§3.5     .  Amounts of the Revolving Credit Loans prepaid under §3.2 and §3.3 prior to the Revolving Credit Maturity Date may be re-borrowed as provided in §2.

§4.	CERTAIN GENERAL PROVISIONS.

§4.1     Conversion Options.

(a)       The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans to a Revolving Credit Loan of another Type and such Revolving Credit Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan unless the Borrower pays Breakage Costs as required under this Agreement; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000 and, after giving effect to the making of such Loan, there shall be no more than five (5) Revolving Credit LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Revolving Credit Base Rate Loan in a principal amount of less than $500,000 or a Revolving Credit LIBOR Rate Loan in a principal amount of less than $1,000,000. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

(b)       Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)       In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan for an Interest Period of one month unless such Interest Period would be longer than the time remaining until the Revolving Credit Maturity Date, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2     Fees.  In addition to all fees specified herein, the Borrower agrees to pay to Regions Bank and Regions Capital Markets, a division of Regions Bank, for their own accounts, certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to that certain fee letter dated on or about April 20, 2015 (the “Agreement Regarding Fees”) between the Parent JV Guarantor, Regions Bank and Regions Capital Markets, a division of Regions Bank.

§4.3     [Intentionally Deleted.]

§4.4     Funds for Payments.

(a)       All payments of principal, interest, facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 3:00 p.m. (Eastern Time) on the day when due (or such later time as is acceptable to the Agent in the event of a payment in full of all Loans and a termination of Revolving Credit Commitments hereunder), in each case in lawful money of the United States in immediately available funds. To the extent not already paid pursuant to the preceding sentence, the Agent is hereby authorized to charge the accounts of the Borrower with Regions Bank (to the extent the Borrower elects to maintain accounts at Regions Bank), at any time on the third (3rd) day after the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders (including the Swing Loan Lender) under the Loan Documents; provided, the Agent shall concurrently provide written notice to the Borrower of any such charge. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.

(b)       All payments by any Loan Party hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any Taxes now or hereafter imposed or levied by the United States of America or any political subdivision thereof or taxing or other authority therein or any jurisdiction from or through which a payment is made by a Loan Party, excluding any income Taxes, franchise or similar Taxes imposed by a jurisdiction as a result of any connection between a Lender and such jurisdiction other than any connection arising solely from executing, delivering, performing its obligations under, or enforcing any Loan Document (such Taxes, other than those so excluded as specifically set forth in this sentence referred to as “Non-Excluded Taxes”), unless such Loan Party is compelled by law to make such deduction or withholding. If any such obligation is imposed upon any Loan Party with respect to any amount payable by the Loan Parties hereunder or under any of the other Loan Documents, the applicable Loan Party will pay to the Agent, for the account of the Lenders (including the Swing Loan Lender) or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon such Loan Party; provided, however, that the Loan Parties shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of §4.4(c) or U.S. federal withholding Taxes imposed under FATCA; (ii) that are branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction under the laws of which a Lender is organized or in which its applicable lending office is located; or (iii) in the case of a Non-U.S. Lender (as defined below) and notwithstanding any consent given pursuant to §18.1, that are U.S. federal withholding Taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from the Loan Parties with respect to such Non-Excluded Taxes pursuant to this §4.4(b). The Loan Parties will deliver promptly to the Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by the Loan Parties hereunder or under any other Loan Document. In the event a Lender determines in its sole discretion exercised in good faith that it has received a refund or credit of any Non-Excluded Taxes paid by any Loan Party pursuant to this section, such Lender will pay to the applicable Loan Party the amount of such refund or credit (and any interest received with respect thereto) promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund or credit, the applicable Loan Party shall promptly repay to such Lender the amount of such refund or credit, net of any reasonable incremental additional costs.

(c)       Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income Tax purposes (a “Non-U.S. Lender”), to the extent such Lender is lawfully able to do so, shall provide to the Borrower and the Agent on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment and Acceptance Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as reasonably requested by the Borrower or the Agent, with (x) two (2) copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and any other such duly executed form(s) or statement(s) (including whether such Lender has complied with the FATCA) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, establish that such Lender is not subject to deduction or withholding of United States federal withholding Tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, or (y) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code, a Certificate Regarding Non-Bank Status together with two (2) copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code and reasonably requested by the Borrower and the Agent to establish that such Lender is not subject to deduction or withholding of United States federal income Tax with respect to any payments to such Lender of interest payable under any of the Loan Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income Tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall provide to the Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two (2) copies of Internal Revenue Service From W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding Tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income Tax withholding matters pursuant to this section hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall update such form or certificate or notify the Borrower and the Agent in writing of its inability to deliver any such forms, certificates or other evidence.

(d)       Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Agent and each Lender, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this §4.4 payable or paid by the Agent or such Lender or required to be withheld or deducted from a payment to the Agent or such Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate describing the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)       The obligations of the Borrower to the Lenders under this Agreement (and of the Revolving Credit Lenders to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that nothing contained herein shall relieve Issuing Lender, Agent or any Lender for liability to Borrower arising as a result of gross negligence or willful misconduct on the part of the Issuing Lender, Agent, any Lender or the Swing Loan Lender, as applicable, as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§4.5     Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount.

§4.6     Suspension of LIBOR Rate Loans.  In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders; provided that the Agent is also providing similar notice to substantially all similarly situated borrowers. In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, or the Agent is otherwise making LIBOR available to any other similarly situated borrowers, whereupon the Agent shall so notify the Borrower and the Lenders.

§4.7     Illegality.  Notwithstanding any other provisions herein, if any Change in Law shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for such Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and (provided that such Lender is providing similar notice to substantially all other similarly situated borrowers) thereupon (a) the commitment of such Lender to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans of such Lender or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrower hereunder.

§4.8     Additional Interest.  If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of any LIBOR Rate Loan has been accelerated as provided in §12.1, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.9     Additional Costs, Etc.  Notwithstanding anything herein to the contrary, if any Change in Law, shall:

(a)       subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Revolving Credit Commitment, a Letter of Credit or the Loans (other than taxes based upon or measured by the net income or profits of such Lender or the Agent or its franchise tax), or

(b)       materially change the basis of taxation (except for changes in taxes on net income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c)       impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d)       impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Revolving Credit Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Revolving Credit Commitment forms a part; and the result of any of the foregoing is:

(i)       to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Revolving Credit Commitment, or

(ii)       to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Revolving Credit Commitment or any of the Loans or the Letters of Credit, or

(iii)      to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within thirty (30) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall reasonably determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum; provided that Borrower shall be obligated to reimburse Agent or Lender only if Agent or Lender is requesting similar amounts from substantially all similarly situated borrowers.

§4.10   Capital Adequacy.   If after the date hereof any Lender determines that (a) any Change in Law, or (b) compliance by such Lender or its parent bank holding company with any directive regarding liquidity or capital adequacy (which is generally applicable to all lenders and not primarily or solely applicable to any particular Lender) of any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, has or would have the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is reasonably determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof and a representation from such Lender that such Lender is requesting similar payments from substantially all similarly situated borrowers. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.

§4.11   Breakage Costs.  Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.12   Default Interest; Late Charge.   Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to two percent (2.0%) above the interest rate that would otherwise be applicable to Base Rate Loans hereunder (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment).

§4.13   Certificate.   A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be prima facie evidence of the amount due. A Lender shall be entitled to reimbursement under §4.9 or §4.10 from and after notice to Borrower that such amounts are due given in accordance with §4.9 or §4.10 and for a period of ninety (90) days prior to receipt of such notice.

§4.14   Limitation on Interest.  Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the other Loan Parties, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This Section shall control all agreements between or among the Borrower, the other Loan Parties, the Lenders and the Agent.

§4.15   Certain Provisions Relating to Increased Costs and Non-Funding Lenders.  If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4, §4.9 or §4.10, then, upon the request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonable and necessary costs and expenses incurred by such Lender in connection with any such action (and provided that Lender advise the Borrower of such costs of any such efforts or designation at least thirty (30) days prior to their incurrence). Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4, §4.9 or §4.10 and following the request of Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) has failed to make available to Agent its pro rata share of any Loan or participation in a Letter of Credit or Swing Loan and such failure has not been cured (a “Non-Funding Lender”), then, within ninety (90) days after such notice or request for payment or compensation or failure to fund, as applicable, Borrower shall have the right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, within ninety (90) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Revolving Credit Commitment to another Lender or other Eligible Assignee in accordance with the provisions hereof and as otherwise set forth in §27. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Revolving Credit Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). Upon any such purchase of the Revolving Credit Commitment of the Affected

Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s or Non-Funding Lender’s Revolving Credit Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender or Non-Funding Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§5.	COLLATERAL SECURITY.

§5.1     Collateral.  The Obligations and the Hedge Obligations shall be secured by a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents.

§5.2     Appraisals; Adjusted Value.

(a)       In the event that Borrower elects to extend the Revolving Credit Maturity Date to the First Extended Revolving Credit Maturity Date and/or the Second Extended Revolving Credit Maturity Date (as applicable) as provided in §2.12, Agent shall obtain (or shall have the right to obtain) current Appraisals of the Collateral Properties, in each case to the extent expressly provided in such §2.12. In any such case, such Appraisals will be ordered by Agent and reviewed and approved by the appraisal department of the Agent, in order to determine the current Appraised Value of the Collateral Properties, and the Borrower shall pay to Agent within ten (10) days of demand all reasonable costs of such Appraisals.

(b)       Notwithstanding the provisions of §5.2(a), the Agent may, for the purpose of determining the current Appraised Value of the Collateral Properties, obtain new Appraisals or an update to existing Appraisals with respect to such property, or any of them, as the Agent shall determine (i) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require more frequent Appraisals (provided that any Appraisal obtained pursuant to provisions of this § 5.2(b)(i) or other than pursuant to §§2.12(f), 3.2 or 5.3 shall not be taken into consideration in determining the Appraised Value of any Collateral Property and Appraised Value shall be determined based on the otherwise applicable Appraisal without regard to any such new Appraisal), or (ii) at any time following a Default or Event of Default. The reasonable expense of such Appraisals and/or updates performed pursuant to clause (ii) of this §5.2(b) shall be borne by the Borrower and payable to Agent within ten (10) days of demand, provided that prior to an Event of Default, the Borrower shall not be required to pay for any Appraisal more than once in any twelve-month period.

(c)       The Borrower acknowledges that the Agent has the right to reasonably approve any Appraisal performed pursuant to this Agreement. The Borrower further agrees that the Lenders and Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.

§5.3     Addition of Collateral Properties.

(a)       The Borrower shall have the right, subject to the consent of the Agent and the Required Lenders to the extent required under clause (vii) below (which consent shall not be unreasonably withheld) and the satisfaction by Borrower of the conditions set forth in this §5.3, to add Potential Collateral to the Collateral as a Collateral Property. In the event the Borrower desires to add additional Potential Collateral as aforesaid, the Borrower shall provide written notice to the Agent of such request (which the Agent shall promptly furnish to the Lenders, to the extent the Lenders’ consent is required to add such Potential Collateral). With respect to such Potential Collateral, the Agent shall promptly furnish Required Lender BBP Deliverables to the Lenders as they become available (unless the approval of such Potential Collateral as a Collateral Property is in the reasonable discretion of the Agent as provided in clause (vii), below, in which case the Agent shall only be required to provide such Required Lender BBP Deliverables (or any of them) to any Lender requesting same and any requesting Lender shall not have the right to approve the same). To the extent that Lenders approval is required, the Lenders shall use good faith efforts to review each of the Required Lender BBP Deliverables within ten (10) days of receipt. Thereafter, the Agent shall have ten (10) Business Days from the date of the receipt by the Agent and the Lenders (to the extent the Agent is required to furnish such Required Lender BBP Deliverables to all of the Lenders) of all Required Lender BBP Deliverables to advise the Borrower of the approval or rejection of such Potential Collateral by the Agent or the Lenders, as applicable. If Lender’s approval is required and any Lender shall fail to respond to Agent within such ten (10) Business Day period, such Lender shall be deemed to have approved such proposed Potential Collateral. If only the Agent’s approval is required, and the Agent shall fail to respond to Borrower within such ten (10) Business Day period, Agent shall be deemed to have approved such Potential Collateral. Notwithstanding the foregoing, no Potential Collateral shall be included as Collateral unless and until the following conditions precedent shall have been satisfied:

(i)       the proposed Real Estate shall be Eligible Real Estate;

(ii)      the owner of the Eligible Real Estate (to the extent not already party to this Agreement) shall have executed a Joinder Agreement and satisfied the conditions of §5.5;

(iii)     the Agent (on behalf of the Lenders) shall have received copies of the “Certificates of Insurance” in compliance with, and as more particularly described in, the schedule of Eligible Real Estate Qualification Documents;

(iv)      Borrower or the owner of the Eligible Real Estate shall have executed and/or delivered to the Agent all other Eligible Real Estate Qualification Documents, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Agent and the Lenders, together with an executed Borrowing Base Availability Certificate in the form of Exhibit F;

(v)       after giving effect to the inclusion of such Potential Collateral in connection with each requested Advance, each of the representations and warranties made by or on behalf of the Parent JV Guarantor, the Borrower or any of the Subsidiary Guarantors contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the addition (or any replacement) of Collateral Properties, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), except where the failure of any representation to be true and correct is not reasonably likely to have a Material Adverse Effect and no Default or Event of Default shall have occurred and be continuing, and the Agent shall have received a certificate of the Borrower to such effect;

(vi)      the Borrower shall have designated such Real Estate as a Core Property or a Value Add Property; and

(vii)     approval in accordance with the foregoing procedures of the inclusion of such Eligible Real Estate as a Collateral Property by (A) the Agent (in its sole, reasonable discretion) if (I) the Minimum TAV/FCCR Criteria have been satisfied, and (II) there are no less than six (6) Collateral Properties after giving effect to the inclusion of such Potential Collateral as Collateral, or (B) the Required Lenders if (I) the Minimum TAV/FCCR Criteria have not yet been satisfied, or (II) there are less than six (6) Collateral Properties after giving effect to the inclusion of such Potential Collateral as Collateral Property.

Notwithstanding the foregoing, in the event such Potential Collateral does not qualify as Eligible Real Estate, such Potential Collateral shall nevertheless be included as a Collateral Property, so long as (x) the conditions set forth in clauses (ii) through (v) of this §5.3 have been satisfied, and (y) the Agent shall have received the prior written approval by each of the Lenders of the inclusion of such Real Estate as a Collateral Property.

(b)       Upon a Value Add Property meeting each of the requirements of a Core Property for one full calendar quarter, the Borrower may re-designate such Value Add Property as a Core Property. The Appraised Value of a Collateral Property so re-designated will be (i) the “as stabilized” appraised value during the 12 month period following stabilization (using the Appraisal received at acceptance of such Real Estate as a Collateral Property if such acceptance occurred within 12 months of re-designation, unless the actual Net Operating Income from such Collateral Property is less than 95% of the projected stabilized Net Operating Income set forth in such original Appraisal, in which event a new “as is” Appraisal (paid for by the Borrower) will be ordered, obtained and accepted by the Agent to determine the Appraised Value) and, (ii) thereafter, the “as is” Appraised Value pursuant to a new Appraisal ordered, obtained and accepted by Agent.

§5.4     Release of Collateral Property.  After the earlier of (x) the date that is eighteen (18) months after the Closing Date and (y) the date on which there are at least seven (7) Collateral Properties with an aggregate Value of at least $75,000,000, provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.4 including any paydown of the Loans in connection with the transactions contemplated by this §5.4), the Agent shall release a Collateral Property from the lien or security title of the Security Documents encumbering the same upon the request of the Borrower, subject to and upon the following terms and conditions:

(a)       The Borrower shall have provided the Agent with written notice of its intention to remove any specified Collateral Property from the Collateral at least five (5) Business Days prior to the requested release (which notice may be revoked by the Borrower at any time);

(b)       No fewer than six (6) Collateral Properties, with a minimum aggregate Value of at least $75,000,000, shall remain in the pool of Collateral Properties following any such removal;

(c)       The Borrower shall submit to the Agent with such request an executed Borrowing Base Availability Certificate and a Compliance Certificate prepared using the financial statements of Parent JV Guarantor most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in the best good faith estimate of Borrower solely to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release and if the Borrower would not be in compliance, then any reduction in the outstanding amount of the Loans in connection with such release;

(d)       all release documents to be executed by the Agent shall be in form and substance reasonably satisfactory to the Agent;

(e)       The Borrower shall pay all reasonable costs and expenses of the Agent in connection with such release, including without limitation, reasonable attorney’s fees;

(f)       The Borrower shall pay to the Agent for the account of the Lenders any payment required to comply with §3.2, which payment shall be applied to reduce the outstanding principal balance of the Loans as provided in §3.2;

(g)       without limiting or affecting any other provision hereof, any release of a Collateral Property will not cause the Borrower to be in violation of the covenants set forth in §9.7.

§5.5     Additional Subsidiary Guarantors and Pledgors.  As and to the extent that the Borrower shall request that certain Real Estate directly or indirectly owned by a Subsidiary of the Borrower be included as a Collateral Property in connection with the request of any Loan as contemplated by §5.3 and such Real Estate is approved for inclusion as a Collateral Property in accordance with the terms hereof:

(a)       the Borrower shall cause the applicable Subsidiary that owns such Real Estate directly to execute and deliver to Agent a Joinder Agreement, whereby such Subsidiary shall become a Subsidiary Guarantor hereunder. Each such Subsidiary shall be authorized to be a Subsidiary Guarantor hereunder and to execute such Security Documents as Agent may require. The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to Subsidiary Guarantors to be true and correct with respect to each such Subsidiary. In connection with the delivery of such Joinder Agreement, the Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require; and

(b)       the Borrower shall cause each REIT-Qualified Subsidiary or any other Subsidiary of the Borrower that owns, directly or indirectly, any Equity Interests in the Subsidiary that owns such Real Estate directly to execute and deliver to Agent a Joinder Agreement, whereby such Subsidiary shall become a Pledgor under the Pledge and Security Agreement. Each such Subsidiary shall be authorized to be a Pledgor under the Pledge and Security Agreement and to execute such Security Documents as Agent may require. The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to Pledgors to be true and correct with respect to each such Subsidiary. In connection with the delivery of such Joinder Agreement, the Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.6     Release of Certain Subsidiary Guarantors and Pledgors.  In the event that all Collateral Properties directly or indirectly owned by a Subsidiary Guarantor shall have been released as

Collateral for the Obligations and Hedge Obligations in accordance with the terms of this Agreement, then (a) such Subsidiary Guarantor shall be released by Agent from liability under this Agreement, (b) the pledge of the Equity Interests in such Subsidiary Guarantor shall be released from the Liens of the Pledge and Security Agreement, and (c) unless the applicable REIT-Qualified Subsidiary or other Pledgor that owns or holds the direct or indirect Equity Interests in such Subsidiary Guarantor also owns or holds the Equity Interests in any other Subsidiary Guarantor, all other pledges of such direct or indirect Equity Interests provided pursuant to §5.5 above shall be released from the Liens of the Pledge and Security Agreement.

§5.7     Release of Collateral.  Upon the refinancing or repayment of the Obligations in full, then the Agent shall release the Collateral from the lien and security interest of the Security Documents; provided that Agent has not received a notice from the “Representative” (as defined in §14.17) or the holder of the Hedge Obligations that any Hedge Obligation is then due and payable to the holder thereof.

§5.8     Tax Tracking Fee.  The Borrower agrees to pay to the Agent a tax tracking fee (the “Tax Tracking Fee”) in the initial amount of $250.00, and the Borrower agrees to pay an additional tax tracking fee (the “Extension Tax Tracking Fee”) in the amount of $145.00 on each of (a) the Initial Revolving Credit Maturity Date (in the event the Revolving Credit Maturity Date is extended to the First Extended Revolving Credit Maturity Date) and (b) the First Extended Revolving Credit Maturity Date (in the event the Revolving Credit Maturity Date is extended to the Second Extended Revolving Credit Maturity Date), in each case in accordance with the provisions of §2.12. The initial Tax Tracking Fee will be paid to the Agent or withheld from the Loan proceeds on the Closing Date, and each Extension Tax Tracking Fee shall be payable on the effective date of such extension of the Revolving Credit Maturity Date to the First Extended Revolving Credit Maturity Date and the Second Extended Revolving Credit Maturity Date, as applicable. The Tax Tracking Fee and each Extension Tax Tracking Fee referenced herein covers all Collateral Properties in the aggregate (and is not charged on a “per Collateral Property” basis) and will reimburse the Administrative Agent for its cost of verifying that property taxes due on the Collateral Properties are paid during the term of the Loans hereunder.

§6.	REPRESENTATIONS AND WARRANTIES.

The Borrower, the Parent JV Guarantor and each of the Subsidiary Guarantors (solely to the extent specifically set forth below with respect to such Person, except that the Borrower shall be deemed to have made each of the representations respecting the REIT-Qualified Subsidiaries), represents and warrants to the Agent and the Lenders as follows, each as of the Closing Date, and as of the date of a request for a funding of any Loan hereunder:

§6.1     Corporate Authority, Etc.

(a)       Incorporation; Good Standing.   Parent JV Guarantor is a Delaware limited partnership duly organized pursuant to its articles of formation filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. The Borrower is a Delaware limited partnership duly organized pursuant to its articles of formation filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. Each of Parent JV Guarantor and the Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdictions where any Collateral owned or leased by it is located (to the extent required by applicable law) and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b)       Subsidiaries.    Each of the REIT-Qualified Subsidiaries and the Subsidiary Guarantors (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where any Collateral owned or leased by it is located (to the extent required by applicable law) and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

(c)       Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Loan Parties or any REIT-Qualified Subsidiary is a party and the transactions contemplated hereby and thereby (i) are within the authority of the Loan Parties and such REIT-Qualified Subsidiaries, (ii) have been duly authorized by all necessary actions on the part of the Loan Parties and the REIT-Qualified Subsidiaries, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any Loan Party or any REIT-Qualified Subsidiary is subject or any judgment, order, writ, injunction, license or permit applicable to any Loan Party or REIT-Qualified Subsidiary, except as would not reasonably be expected to result in a Material Adverse Effect, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, any Loan Party or REIT-Qualified Subsidiary or any of its properties where, in the case of any agreement or other instrument binding upon any Loan Party or REIT-Qualified Subsidiary or any of its properties, any conflict or default would not reasonably be expected to have a Material Adverse Effect, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any Loan Party or any REIT-Qualified Subsidiary other than the liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to Agent or except as would not reasonably be expected to result in a Material Adverse Effect.

(d)       Enforceability.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party and REIT-Qualified Subsidiary that is a party thereto and is the valid and legally binding obligation of each such Loan Party or REIT-Qualified Subsidiary, enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2     Governmental Approvals.  The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party or REIT-Qualified Subsidiary is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained and the filing of the Security Documents in the appropriate records office with respect thereto, in each case, except as would not reasonably be expected to result in a Material Adverse Effect.

§6.3     Title to Collateral Properties.  Except as indicated on Schedule 6.3 hereto or other adjustments that are not material in amount, a Subsidiary Guarantor owns or leases each Collateral Property, subject to no rights of others, including any mortgages, leases pursuant to which such Subsidiary Guarantor or any of its Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other monetary encumbrances, except Permitted Liens.

§6.4     Financial Statements.  Parent JV Guarantor has furnished to Agent: (a) the consolidated balance sheet of Parent JV Guarantor and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the most recent period then ended (and available) certified by an Authorized Officer, (b) as of the Closing Date, an unaudited statement of net operating income for each of the Collateral Properties (if any) for the most recent period then ended (and available) certified by an Authorized Officer as fairly presenting in all material respects the net operating income for such parcels for such periods, and (c) certain other financial information relating to the Loan Parties and the Real Estate (including, without limitation, the Collateral Properties). Such balance sheet and statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition of the Parent JV Guarantor and its Subsidiaries as of such dates and the consolidated results of the operations of the Parent JV Guarantor and its Subsidiaries for such periods.

§6.5     No Material Changes.  Since the later of Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, except as otherwise disclosed to Agent, there has occurred no materially adverse change in the financial condition, or business of the Consolidated Group taken as a whole as shown on or reflected in the consolidated balance sheet of the Parent JV Guarantor as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations or business activities of any of the Collateral Properties from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had a Material Adverse Effect.

§6.6     Franchises, Patents, Copyrights, Etc.    The Loan Parties and the REIT-Qualified Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others, except where such failure to possess or conflict would not reasonably be expected to have a Material Adverse Effect. None of the Collateral Properties is owned or operated under or by reference to any registered or protected trademark, trade name, service mark or logo, except where the failure determine the same would not reasonably be expected to have a Material Adverse Effect.

§6.7     Litigation.  As of the Closing Date, except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Loan Parties threatened against any Loan Party or any REIT-Qualified Subsidiary before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which if adversely determined could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as set forth on Schedule 6.7, there are no judgments, final orders or awards outstanding against or affecting any Loan Party or any REIT-Qualified Subsidiary or any Collateral Property.

§6.8     No Material Adverse Contracts, Etc.  None of the Loan Parties or the REIT-Qualified Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Loan Parties or REIT-Qualified Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9     Compliance with Other Instruments, Laws, Etc.  None of the Loan Parties or the REIT-Qualified Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10   Tax Status.  Except as would not reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries (a) has made or filed all federal and state income and all other Tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all Taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings or for which any of the Loan Parties or their respective Subsidiaries, as applicable, has set aside on its books provisions reasonably adequate for the payment of such Taxes, and (c) has made provisions reasonably adequate for the payment of all accrued Taxes not yet due and payable. There are no unpaid Taxes claimed by the taxing authority of any jurisdiction to be due by the Loan Parties or any REIT-Qualified Subsidiaries, the officers or partners of such Person know of no basis for any such claim, and as of the Closing Date, there are no audits pending or, to the knowledge of the Loan Parties, threatened with respect to any Tax returns filed by the Loan Parties or any REIT-Qualified Subsidiaries. The taxpayer identification number for Parent JV Guarantor and Borrower is 38-3954814.

§6.11   No Event of Default.  No Default or Event of Default has occurred and is continuing.

§6.12   Investment Company Act.  None of the Loan Parties or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13   Absence of UCC Financing Statements, Etc.  Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by the Agent, there is no financing statement (but excluding any financing statements that may be filed against any Loan Party or any REIT-Qualified Subsidiary without the consent or agreement of such Person), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any Collateral.

§6.14   Setoff, Etc.  The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the Loan Parties or any of their Subsidiaries or Affiliates or, to the best knowledge of the Loan Parties, any other Person.

§6.15   Certain Transactions.  As of the Closing Date, except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of any Loan Party or any REIT-Qualified Subsidiary is a party to any transaction with any other Loan Party or other REIT-Qualified Subsidiary (other than for services as partners, officers, trustees, managers, members, directors, or employees), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such partner, officer, trustee, manager, member, director, or employee or, to the knowledge of the Loan Parties, any corporation, partnership, trust or other entity in which any such partner, officer, trustee, manager, member, director, or employee has a substantial interest or is a partner, officer, trustee, manager, member or director, which are on terms less favorable to such Loan Party or such REIT-Qualified Subsidiary than those that would be obtained in a comparable arms-length transaction.

§6.16   Employee Benefit Plans.  Except as would not reasonably be expected to have a Material Adverse Effect, the Parent JV Guarantor and each ERISA Affiliate that is subject to ERISA has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, neither the Parent JV Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Multiemployer Plan or Guaranteed Pension Plan or (b) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. Neither the Parent JV Guarantor nor any ERISA Affiliate has failed to make any contribution or payment to any Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Multiemployer Plan or Guaranteed Pension Plan, which has resulted or would reasonably be expected to result in the imposition of a Lien. None of the Collateral Properties constitutes a “plan asset” of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan in each case, that is subject to ERISA.

§6.17   Disclosure.  All of the representations and warranties made by the Borrower, the REIT-Qualified Subsidiaries or the Guarantors in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by the Borrower, any REIT-Qualified Subsidiary or any Guarantor (other than projections and estimates), is and will be, to the best of the Borrower’s and Guarantors’ knowledge, true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading when taken as a whole. The written information, reports and other papers and data with respect to the Loan Parties, the REIT-Qualified Subsidiaries or the Collateral Properties (other than projections and estimates) furnished to the Agent or the Lenders by the Borrower, and REIT-Qualified Subsidiary or any Guarantor in connection with this Agreement or the obtaining of the Revolving Credit Commitments of the Lenders hereunder was, at the time so furnished, correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any Appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Loan Parties’ counsel or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Loan Parties and/or the

REIT-Qualified Subsidiaries (except to the extent the related assumptions were when made manifestly unreasonable) except to the extent that any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

§6.18   Trade Name; Place of Business.   No Loan Party or REIT-Qualified Subsidiary uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. As of the Closing Date, the principal place of business of each of the Loan Parties and the REIT-Qualified Subsidiaries is 518 Seventeenth Street, Suite 1700, Denver, Colorado 80202.

§6.19   Regulations T, U and X.    No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20   Environmental Compliance.  Except as set forth on Schedule 6.20 or as specifically set forth in the written environmental site assessment reports of the Environmental Engineer provided to the Agent on or before the date hereof, or in the case of Collateral Property acquired after the date hereof, the environmental site assessment reports with respect thereto provided to the Agent, makes the following representations and warranties:

(a)       None of the Collateral Properties, nor to the Loan Parties’ knowledge, any tenant or operations thereon, is in violation, or alleged violation, of any Environmental Law, which violation would reasonably be expected to have a Material Adverse Effect.

(b)       None of the Loan Parties has received written notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted, or has demanded that any Loan Party conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages in connection with the release of Hazardous Substances, which in the case of any of the matters set forth in this §6.20(b) involves a Collateral Property and would reasonably be expected to have a Material Adverse Effect.

(c)       (i) No portion of any Collateral Property is used for the handling, processing, storage or disposal of Hazardous Substances except in compliance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of any Collateral Property except those which are being operated and maintained, and, if required, remediated, in compliance with Environmental Laws; (ii) in the course of any business activities conducted by the Loan Parties, to the Loan Parties’ actual knowledge, the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on any Collateral Property except in the ordinary course of such Loan Party’s or its tenants’ and operators’ business and in compliance with applicable Environmental Laws; (iii) to the Loan Parties’ actual knowledge, there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than in reasonable quantities to the extent necessary in the ordinary course of operation of such Loan Party’s, or its tenants’ or operators’, business and, in any event, in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from any Collateral Property, which Release would reasonably be expected to have a Material Adverse Effect; (iv) to the Loan Parties’ knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of any Collateral Property which, through soil or groundwater contamination, have come to be located on such Collateral Property, and which would be reasonably anticipated to have a Material Adverse Effect; and (v) to the Loan Parties’ actual knowledge, any Hazardous Substances that have been generated on any of the Collateral Properties have been transported off-site in accordance with all applicable Environmental Laws and in a manner that would not reasonably be expected to have a Material Adverse Effect.

(d)       Except for such matters that shall be complied with as of the Closing Date, by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby, none of the Loan Parties, nor any Collateral Property, will become subject to any applicable Environmental Law requiring the performance of environmental site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement pursuant to applicable Environmental Laws, which in connection with any of the foregoing would reasonably be expected to have a Material Adverse Effect.

(e)       There are no existing or closed sanitary waste landfills, or hazardous waste treatment, storage or disposal facilities on any Collateral Property except where such existence would not reasonably be expected to have a Material Adverse Effect.

(f)       The Loan Parties have not received any written notice from any party that any use, operation, or condition of any Collateral Property has caused any adverse condition on any other property that would reasonably be expected to result in a claim under applicable Environmental Law that would have a Material Adverse Effect, nor does any Loan Party have actual knowledge of any existing facts or circumstances that could reasonably be expected to form the basis for such a claim.

§6.21   Subsidiaries; Organizational Structure.  Schedule 6.21 sets forth, as of the Closing Date, all of the Loan Parties (other than the Parent JV Guarantor), the form and jurisdiction of organization of each of their Subsidiaries, and the owners of the direct ownership interests therein. On the Closing Date, no Person owns any legal, equitable or beneficial interest in the Borrower or any of the Subsidiary Guarantors except as set forth on such Schedules. As of the Closing Date, the Parent JV Guarantor owns 100% of the Equity Interests in the Borrower.

§6.22   Leases.    The Loan Parties have delivered to the Agent true and complete copies of the Leases and any amendments thereto relating to each Collateral Property required to be delivered as a part of the Eligible Real Estate Qualification Documents as of the date of inclusion of such Collateral Property in the Collateral. An accurate and complete Rent Roll in all material respects as of the date of inclusion of each Collateral Property in the Collateral with respect to all Leases of any portion of the Collateral Property has been provided to the Agent. The Leases previously delivered to Agent as described in the preceding sentence constitute as of the date thereof the sole material agreements relating to leasing or licensing of space at such Collateral Property and in the Building relating thereto. As of the date the applicable Rent Roll was provided, no tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments or lease buy-outs, except as reflected in such Leases or such Rent Roll. Except as set forth in Schedule 6.22 or the applicable Rent Roll, the Leases reflected therein are, as of the date of inclusion of the applicable Collateral Property in the Collateral, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor as of such date are there any material defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and except as reflected in Schedule 6.22 or the applicable Rent Roll. As of the date of inclusion of the applicable Collateral Property in the Collateral, no Loan Party has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of the Loan Parties, there is no basis for any such claim or notice of default by any tenant except in the case of any of the foregoing, those matters which would not result in a Material Adverse Effect. As of the date of inclusion of the applicable Collateral Property in the Collateral, no Loan Party knows of any condition which with the giving of notice or the passage of time or both would constitute a default on the part of any tenant with respect to the material terms under a Lease with respect to such Collateral Property or of the respective Subsidiary Guarantor as landlord under the Lease, which would result in a Material Adverse Effect. No security deposit or advance rental or fee payment (more than 2 months in advance) has been made by any lessee or licensor under the Leases except as may be specifically designated in the copies of the Leases furnished to the Agent or as otherwise disclosed to Agent in writing. No property other than the Collateral Property which is the subject of the applicable Lease is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease.

§6.23   Property.  Except as set forth in Schedule 6.23 or as set forth in the written engineer reports provided to Agent on or before the date hereof or in connection with the inclusion of any applicable Collateral Property, all of the Collateral Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from defects, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant and which may not be in final working order pending final build-out of such space and except where such defects have not had and could not reasonably be expected to have a Material Adverse Effect. Each of the Collateral Properties, and the use and operation thereof, is in compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws except in cases where such non-compliance would not have a Material Adverse Effect. All water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Collateral Property are installed to the property lines of the Collateral Property through dedicated public rights of way or through perpetual private easements with respect to which the applicable Mortgage creates a valid and enforceable first lien subject to Permitted Liens and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with applicable law, and except where the failure of any of the foregoing could not reasonably be expected to have a Material Adverse Effect. There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Collateral Properties which are payable by the Borrower or any Subsidiary Guarantor (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). Except as otherwise disclosed to Agent in writing, there are no pending, or to the knowledge of the Loan Parties threatened or contemplated, eminent domain proceedings against any of the Collateral Properties. Except as otherwise disclosed to Agent in writing, none of the Collateral Properties is now damaged as a result of any fire, explosion, accident, flood or other casualty, in excess of $50,000. Except as otherwise disclosed to Agent in writing, none of the Loan Parties has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Collateral Properties or canceling or threatening to cancel any policy of insurance, and each of the Collateral Properties complies with the requirements of all of the Loan Parties’ insurance carriers, except where any of the foregoing would not reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed to Agent and any Management Agreements which do not require the consent of the Agent pursuant to Section 7.12, the Loan Parties have no Management Agreements for any of the Collateral Properties. To the best knowledge of the Loan Parties, there are no claims or any bases for claims in respect of any Collateral Property or its operation by any party to any service agreement or Management Agreement that would have a Material Adverse Effect. Other than contracts for sale with respect to which the closing has not taken place, no person or entity has any right or option to acquire any Collateral Property or any Building thereon or any portion thereof or interest therein, except for certain tenants pursuant to the terms of their Leases with Subsidiary Guarantors.

§6.24   Brokers.  None of the Loan Parties nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.25   Other Debt.  None of the Loan Parties or the REIT-Qualified Subsidiaries is a party to or bound by any agreement, instrument or indenture that requires the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of any Loan Party. Schedule 6.25 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Loan Parties, the REIT-Qualified Subsidiaries or their respective properties and entered into by the Loan Parties or the REIT-Qualified Subsidiaries as of the date of this Agreement with respect to any Indebtedness of the Loan Parties and the REIT-Qualified Subsidiaries, excluding, as to the Parent JV Guarantor, any customary non-recourse carve out guaranties or environmental indemnification agreements.

§6.26   Solvency.  As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, and, including, without limitation the provisions of §37 hereof, no Loan Party or REIT-Qualified Subsidiary is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, each Loan Party and REIT-Qualified Subsidiary is able to pay its debts as they become due, and each Loan Party and REIT-Qualified Subsidiary has sufficient capital to carry on its business.

§6.27   No Bankruptcy Filing.    As of the Closing Date, no Loan Party or REIT-Qualified Subsidiary is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Loan Parties and REIT-Qualified Subsidiaries have no knowledge of any Person contemplating the filing of any such petition against it.

§6.28   No Fraudulent Intent.  Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Loan Party or any REIT-Qualified Subsidiary with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.29   Transaction in Best Interests of Loan Parties; Consideration.    The

transaction evidenced by this Agreement and the other Loan Documents is in the best interests of each Loan Party and REIT-Qualified Subsidiary. The direct and indirect benefits to inure to the Loan Parties and each REIT-Qualified Subsidiary pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Loan Parties and each REIT-Qualified Subsidiary pursuant to this Agreement and the other Loan Documents, and but for the willingness of the Parent JV Guarantor and each Subsidiary Guarantor to guarantee the Loans and other Obligations and Hedge Obligations and the willingness of each REIT-Qualified Subsidiary to pledge its Equity Interests in each Subsidiary Guarantor owned by it pursuant to the Pledge and Security Agreement, the Loan Parties would be unable to obtain the financing contemplated hereunder from the Lenders and the Lender Hedge Providers, which financing will enable the Loan Parties to have available financing to conduct and expand their business. The Loan Parties further acknowledge and agree that the Loan Parties constitute a single integrated and common enterprise and that each receives a benefit from the availability of credit under this Agreement.

§6.30   Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.  The Parent JV Guarantor, its Subsidiaries and their respective officers and employees, and to the knowledge of the Parent JV Guarantor, its directors, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Parent JV Guarantor, any Subsidiary or to the knowledge of the Parent JV Guarantor or such Subsidiary, any of their respective directors, officers or employees is a Sanctioned Person. No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit, or other transactions contemplated hereby will knowingly violate Anti-Corruption Laws or applicable Sanctions. Neither the making of the Loans nor the use of the proceeds thereof will knowingly violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Parent JV Guarantor and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.

§6.31   Mortgages.  Each of the Mortgages is effective to create in favor of the Agent, for the benefit of the holders of the Obligations and the Hedge Obligations, a legal, valid and enforceable security interest in the Real Estate identified therein in conformity with applicable laws, except to the extent the enforceability thereof may be limited by applicable debtor relief laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when the Mortgages and UCC financing statements in appropriate form are duly recorded at the locations required pursuant to applicable laws, and recording or similar taxes, if any, are paid, the Mortgages shall constitute a legal, valid and enforceable Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Real Estate, in each case prior and superior in right to any other Lien (other than Permitted Liens).

§6.32   Pledge and Security Agreement.   The Pledge and Security Agreement is effective to create in favor of the Agent, for the benefit of the holders of the Obligations and the Hedge Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable debtor relief laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law), and the Pledge and Security Agreement shall create a fully perfected Lien on, and security interest in, all right, title and interest of the obligors thereunder in such Collateral, in each case prior and superior in right to any other Lien (i) with respect to any such Collateral that is a “security” (as such term is defined in the

UCC) and is evidenced by a certificate, when such Collateral is delivered to the Agent with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the applicable Pledgor or when “control” (as such term is defined in the UCC) is established by the Agent over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the applicable Pledgor (to the extent such security interest can be perfected by filing under the UCC).

§7.	AFFIRMATIVE COVENANTS.

Each of the Borrower, the Parent JV Guarantor and each of the Subsidiary Guarantors (solely to the extent specifically set forth below with respect to such Person) covenants and agrees that, so long as any Loan or Note or Hedge Obligation is outstanding or any Lender has any obligation to make any Loans:

§7.1     Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents in accordance with the terms hereof.

§7.2     Maintenance of Office.   Each of the Loan Parties will maintain its respective chief executive office at 518 17th Street, Suite 1700, Denver, Colorado 80202, or at such other place in the United States of America as the Loan Parties shall designate upon prompt written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Loan Parties in respect of the Loan Documents may be given or made.

§7.3     Records and Accounts.   Each of the Loan Parties will (a) keep, and cause each of its respective Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP (in each case, in all material respects) and (b) make adequate provision for the payment of all Taxes (including income taxes). Neither any Loan Party nor any of its respective Subsidiaries shall, without the prior written consent of the Agent (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4 (unless required by GAAP or other applicable accounting standards), or (y) change its fiscal year.

§7.4     Financial Statements, Certificates and Information.  The Borrower will deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders which the Agent shall promptly deliver to each of the Lenders:

(a)       not later than one hundred twenty (120) days after the end of each fiscal year of the Parent JV Guarantor, the audited Consolidated balance sheet of the Parent JV Guarantor and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by an Authorized Officer that the information contained in such financial statements fairly presents in all material respects the financial position of the Parent JV Guarantor and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by KPMG or another nationally recognized accounting firm, and any other information the Agent may reasonably request to complete a financial analysis of Parent JV Guarantor, the Borrower and their Subsidiaries;

(b)       not later than sixty (60) days after the end of each fiscal quarter (or 90 days in the case of fiscal year end) of each year, copies of the unaudited consolidated balance sheet of the Parent JV Guarantor and its Subsidiaries (including the Borrower and its Subsidiaries) as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for such quarter then-ended and year to date, all in reasonable detail and prepared in accordance with GAAP, together with a certification by an Authorized Officer that the information contained in such financial statements fairly presents in all material respects the financial position of the Parent JV Guarantor and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)       simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by an Authorized Officer in the form of Exhibit G hereto (or in such other form as the Agent may reasonably approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9. The Parent JV Guarantor or the Borrower shall submit with the Compliance Certificate a Borrowing Base Availability Certificate in the form of Exhibit F attached hereto pursuant to which the Parent JV Guarantor or the Borrower shall calculate the amount of the Borrowing Base Availability as of the end of the immediately preceding fiscal quarter. The Compliance Certificate shall be accompanied by (i) copies of the statements of Net Operating Income for such fiscal quarter for each of the Collateral Properties, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, and (ii) statement showing, in reasonable detail, the calculated amount of any Interest Shortfall for such fiscal quarter, together with a certification by an Authorized Officer that the information contained in such statements fairly presents in all material respects Net Operating Income of the Collateral Properties and accurately reflects the amount of any such Interest Shortfall for such period;

(d)       not later than sixty (60) days after the last day of each fiscal quarter of the Parent JV Guarantor, (i) a Rent Roll for each of the Collateral Properties and a summary thereof in form reasonably satisfactory to Agent as of the end of each fiscal quarter (including the fourth fiscal quarter in each fiscal year), (ii) an operating statement for each of the Collateral Properties for each such fiscal quarter and fiscal year to date and a consolidated operating statement for the Collateral Properties for each such fiscal quarter and fiscal year to date (such statements and reports to be in form reasonably satisfactory to Agent), including (if requested by Agent) a receivables aging report, and (iii) a copy of each Major Lease or material amendment to any Major Lease entered into with respect to a Collateral Property during such fiscal quarter (including the fourth fiscal quarter in each year);

(e)       simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, upon request by Agent, a statement listing the Real Estate owned by the Borrower and its Subsidiaries (or in which the Borrower or its Subsidiaries owns an interest) and stating the location thereof, the date acquired and the Property Investment Value thereof.

(f)       if requested by the Agent, copies of paid invoices and other evidence of the Loan Parties’ investment of the required forty-five percent (45%) equity requirement in connection with capital expenditures and construction for each Value Add Property;

(g)       by the later of (i) February 28 of each calendar year or (ii) fifteen (15) days after such budget is adopted and agreed upon by the applicable Subsidiary Guarantor, a budget for each Collateral Property for such calendar year;

(h)       to the extent requested by Agent, evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Collateral Properties; and

(i)        from time to time such other financial data and information in the possession of the Loan Parties (including without limitation auditors’ management letters, status of litigation or investigations against the Loan Parties and any settlement discussions relating thereto (unless such Loan Party in good faith believe that such disclosure could result in a waiver or loss of attorney work product, attorney-client or any other applicable privilege), property inspection and environmental reports with respect to the Collateral Properties and information as to zoning and other legal and regulatory changes affecting the Collateral Properties) as the Agent may reasonably request.

Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent or made available to Agent pursuant to an accessible website and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof or access to the website containing such material. Upon the request of Agent, Borrower shall deliver paper copies thereof to Agent and the Lenders. Each of the Loan Parties authorizes Agent and Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Loan Parties release Agent and the Lenders from any liability in connection therewith (other than the liability based on Agent’s gross negligence or willful misconduct).

§7.5     Notices.

(a)       Defaults.  The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any written notice in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which any Loan Party is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Loan Parties shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b)       Environmental Events.  The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that any Borrower reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any written inquiry, proceeding, or investigation, including a written notice from any agency of potential Environmental Liability, of any federal, state or local environmental agency or board, that in the case of either clauses (i) – (iii) above involves any Collateral Property and would reasonably be expected to have a Material Adverse Effect, or materially adversely affect the Agent’s liens or security title on the Collateral pursuant to the Security Documents.

(c)       Notification of Claims Against Collateral.  The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims

(including, with respect to the Collateral Property, Environmental Claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject, which could have a Material Adverse Effect.

(d)       Notice of Litigation and Judgments.  The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any pending litigation and proceedings affecting any Loan Party or to which any Loan Party is a party involving an uninsured claim against any Loan Party that could either cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any single judgment not covered by insurance, whether final or otherwise, against any Loan Party or any of their respective Subsidiaries in an amount in excess of $5,000,000.

(e)       ERISA.  The Borrower will give notice to the Agent within ten (10) Business Days after the Parent JV Guarantor or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice (including any received from the trustee of a Multiemployer Plan) of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan, in each case if such event or occurrence would reasonably be expected to have a Material Adverse Effect.

(f)       Certain Permitted Transfers.  The Parent JV Guarantor will provide to the Agent at least thirty (30) days prior written notice of any Permitted Transfer of a direct ownership interest in the Parent JV Guarantor if the transferee with respect to such Permitted Transfer will acquire 20% or more of the Equity Interests of the Parent JV Guarantor.

(g)       Notification of Lenders.  Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6     Existence; Maintenance of Properties.

(a)       Each of the Loan Parties will preserve and keep in full force and effect its legal existence in the jurisdiction of its incorporation or formation, and will preserve and keep in full force all of its rights and franchises, the preservation of which is necessary to the conduct of its business, except to the extent that the failure to do so could reasonably be expected to result in a Material Adverse Effect.

(b)       Each Loan Party (i) will cause all of the Collateral Properties to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of such Collateral Property, except in each case under (i) or (ii) above to the extent the failure to do so would not result in a Material Adverse Effect. Without limitation of the obligations of the Loan Parties under this Agreement with respect to the maintenance of the Collateral Properties, the Loan Parties shall promptly and diligently comply with the reasonably and necessary recommendations of the Environmental Engineer concerning the maintenance, operation or upkeep of the Collateral Properties contained in the building inspection and environmental reports delivered to the Agent or otherwise obtained by the Loan Parties with respect to the Collateral Property, that are required by Environmental Laws.

§7.7     Insurance; Condemnation.

(a)       The Loan Parties will, at their expense, procure and maintain for the benefit of the Lenders and the Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are reasonably acceptable to the Agent, taking into consideration the property size, use, and location that a commercially prudent lender would require (provided such insurance is generally available in the commercial markets and being required of other similarly situated borrowers), providing the following types of insurance covering each Collateral Property:

(i)       All Risks” or “Special Form” property insurance, coverage from loss or damage arising from flood, earthquake, and acts of terrorism (with such coverage satisfactory to Agent), and comprehensive boiler and machinery or “breakdown” coverages) on each Building owned by such Loan Party in an amount not less than the full insurable replacement cost of each Building. As approved by Agent, flood, earthquake and boiler and machinery/breakdown coverages may be subject to sub-limits less than the Building’s insurable replacement cost. Losses shall be valued on a replacement cost basis, and coinsurance (if any) shall be waived. The deductibles shall not to exceed $250,000 for physical damage, a 24-hour waiting period for business interruption and five percent (5%) of the insured value per location for earthquake or named windstorm. Full insurable replacement cost as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) without deduction for physical depreciation thereof;

(ii)       If not covered by or under the terms or provisions of the policies required in clause (i) above, during the course of construction or repair of any Building or of any renovations or repairs that are not covered by the applicable Loan Party’s property insurance, the insurance required by clause (i) above shall be written on a builder’s risk, completed value, non-reporting form, with recovery not affected by interim reports of value submitted for premium accounting purposes, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, existing structures, and temporary structures being erected on or near the Collateral Property, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;

(iii)     If not insured by the flood insurance required under (i) above, flood insurance if at any time any Building is located in any federally designated “special hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE or V), in an amount equal to the full replacement cost or the maximum amount then available under the National Flood Insurance Program;

(iv)      Rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including without limitation, rental income, for the Collateral Property for a twelve (12) month period, including a provision for an extended period of indemnity of not less than one year;

(v)       Commercial general liability insurance against claims for bodily injury and property damage liability, on an occurrence basis, (including personal injury and advertising injury liability, contractual liability coverage, and completed operations coverage with a general aggregate limit of not less than $2,000,000, a completed operations aggregate limit of not less than $2,000,000, a combined single limit of not less than $1,000,000 per occurrence for bodily injury, and property damage liability, and a limit of not less than $1,000,000 for personal injury and advertising injury;

(vi)      Umbrella liability insurance with limits of not less than $10,000,000 to be in excess of the limits of the insurance required by clause (v) above, with coverage at least as broad as the primary coverages, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall include language to provide defense coverage obligations; and

(vii)     Such other insurance in such form and in such amounts as may from time to time be reasonably required by the Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Collateral Property.

The Loan Parties shall pay all premiums on insurance policies. The insurance policies with respect to all Collateral Properties provided for in clauses (v), (vi) and (vii) shall name or contain provisions granting coverage to the Agent and each Lender as an additional insured and shall contain a cross liability/severability provisions. The insurance policies provided for in clauses (i), (ii) and (iii) above as to each Collateral Property shall name the Agent as mortgagee and loss payee, shall be first payable in case of loss to the Agent, and shall contain mortgagee clauses and lender’s loss payable endorsements in form and substance acceptable to the Agent. The Loan Parties shall deliver copies of all such policies to the Agent, and the Loan Parties shall promptly furnish to the Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. At least thirty (30) days prior to the expiration date of the policies, the Loan Parties shall deliver to the Agent evidence of continued coverage, including a certificate of insurance, as may be reasonably satisfactory to the Agent; provided, however, if the Loan Parties are continuing insurance renewal negotiations at such date, then upon Agent’s request, the Borrower shall inform Agent in writing of the status of such insurance renewal negotiations and any anticipated or potential material changes in coverages, deductibles or limits at least thirty (30) days prior to the expiration date of such policies, and shall in any event provide evidence of extension, renewal or replacement prior to the expiration date of the current policies.

(b)       All policies required by clauses (i), (ii) and (iii), above shall contain standard mortgagee clauses or endorsements to the effect that (i) no act or omission of the Loan Parties or anyone acting for the Loan Parties (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Collateral Property for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to the Collateral Property or any part thereof, shall affect the validity or enforceability of such insurance insofar as the Agent is concerned, (ii) such policies shall not be canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice except in cases of non-payment of premium, ten (10) days prior written notice, to the Agent, and (iii) that the Agent or the Lenders shall have the right but not any obligation to pay any premiums thereon or any assessments thereunder, and to file claims; and under all policies, (ii) the insurer waives any right of subrogation, (iii) such insurance is primary and without right of contribution from any other insurance which may be available.

(c)       The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Borrower, the Parent JV Guarantor, any of their Subsidiaries and other Persons not included in the Collateral Property, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.7 and contain endorsements or clauses assuring that any claim recovery will not be less than that which a separate policy would provide, including, without limitation, a lender’s loss payable endorsement favoring the

Agent with respect to property insurance and a per location aggregate that applies to the commercial general liability insurance.

(d)       All policies of insurance required by this Agreement shall be issued by companies authorized to do business in the State where the policy is issued and also in the States where the Collateral Property is located and having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “X.”

(e)       No Loan Party shall carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.

(f)       In the event of any loss or damage to the Collateral Property in excess of $2,000,000, the applicable Loan Party shall give prompt written notice to the insurance carrier and the Agent. Subject to the provisions of clause (g) below, each Loan Party hereby irrevocably authorizes and empowers the Agent, at the Agent’s option and in the Agent’s sole discretion or at the request of the Required Lenders in their sole discretion, as its attorney in fact, to make proof of such loss, to appear in and prosecute any action arising from such insurance policies, to collect and receive Insurance Proceeds and Condemnation Proceeds, and to deduct therefrom the Agent’s reasonable expenses incurred in the collection of such Insurance Proceeds; provided, however, that so long as no Event of Default has occurred and is continuing and so long as the applicable Loan Party shall in good faith diligently pursue such claim, (i) Agent agrees not to exercise (and the Required Lenders shall not request Agent to exercise) the above-referenced authorization and empowerment as attorney in fact for the applicable Loan Party, and (ii) the applicable Loan Party may make proof of loss and appear in any proceedings or negotiations with respect to the adjustment of such claim, except that the applicable Loan Party may not settle, adjust or compromise any such claim without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that the applicable Loan Party may, without the consent of Agent, make proof of loss and adjust and compromise any claim under casualty insurance policies which is in an amount less than $2,000,000 so long as no Event of Default has occurred and is continuing and so long as the applicable Loan Party shall in good faith diligently pursue such claim. Subject to the provisions of clause (g) below, the Loan Parties further authorize the Agent, at the Agent’s option, to (i) apply the balance of such Insurance Proceeds and Condemnation Proceeds to the payment of the Obligations whether or not then due, or (ii) if the Agent shall require the reconstruction or repair of the Collateral Property, to hold the balance of such proceeds as trustee to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on the Collateral Property which are then due and payable and the Obligations as they become due during the course of reconstruction or repair of the Collateral Property and to pay, in accordance with such terms and conditions as the Agent or other lenders of construction projects may prescribe, for the costs of reconstruction or repair of the Collateral Property, and upon completion of such reconstruction or repair to pay the excess to Borrower.

(g)       Notwithstanding the foregoing or anything to the contrary contained in the Mortgages, the Agent shall make Insurance Proceeds and Condemnation Proceeds available to the Loan Parties to reconstruct and repair the Collateral Property, in accordance with such customary terms and conditions as the Agent may reasonably prescribe in the Agent’s discretion for the disbursement of the proceeds, provided that (i) the cost of such reconstruction or repair is not estimated by the Agent to exceed thirty-five percent (35%) of the replacement cost of the damaged Building (as reasonably estimated by the Agent) or the applicable Loan Party is required under any applicable Lease to restore the property and failure to do so would constitute a default under such Lease; (ii) no Default or Event of Default shall have occurred and be continuing (other than any Event of Default occurring solely as a result of such casualty or condemnation); (iii) the Loan Parties shall have provided to the Agent additional cash security in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of such proceeds which will be required to complete such repair or restoration; (iv) the Agent shall have approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration and reasonably determined that the repaired or restored Collateral Property will provide the Agent with security which is is substantially comparable to the security in place prior to such casualty or condemnation (provided that the Agent shall not disapprove such plans and specifications if the Building is to be restored to substantially its condition immediately prior to such damage); (v) the Loan Parties shall have delivered to the Agent written agreements binding upon not less than fifty percent (50%) of the tenants or other parties having present or future rights to possession of any portion of the affected Collateral Property or having any right to require repair, restoration or completion of the Collateral Property or any portion thereof (determined by reference to those tenants in the aggregate occupying or having rights to occupy not less than fifty percent (50%) of the Net Rentable Area of the Building so damaged), agreeing upon a date for delivery of possession of the Collateral Property or their respective portions thereof, to permit time which is sufficient in the judgment of the Agent for such repair or restoration and approving the plans and specifications for such repair or restoration, or other evidence satisfactory to the Agent that none of such tenants or other parties may terminate their Leases as a result of such casualty or as a result of having a right to approve the plans and specifications for such repair or restoration; (vi) the Agent shall reasonably determine that such repair or reconstruction can be completed prior to the Revolving Credit Maturity Date; (vii) the Agent shall receive evidence reasonably satisfactory to it that any such restoration, repair or rebuilding complies in all respects with any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been or will be issued in a manner so as not to materially impede the progress of restoration; (viii) the Agent shall receive customary evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against any Loan Party or the Agent (or the Loan Parties shall have provided security for any amounts with respect to which the insurance carrier is asserting any defense to payment); and (ix) with respect to any Taking, Agent shall determine that following such repair or restoration there shall be no more than the lesser of (x) a twenty-five percent (25%) reduction in occupancy or rental income from the Collateral Property so affected by such specific condemnation or taking (excluding any proceeds from rental loss insurance or proceeds from such award allocable to rent) or (y) a fifteen percent (15%) reduction in occupancy or in rental income from all of the Collateral Properties (excluding any proceeds from rental loss insurance or proceeds of such award allocable to rent), after giving effect to the current condemnation or taking and any previous condemnations or takings which may have occurred. Any excess Insurance Proceeds shall be paid to the Borrower, or if an Event of Default has occurred and is continuing (other than any Event of Default occurring solely as a result of such casualty or condemnation), such proceeds shall be applied to the payment of the Obligations and the Hedge Obligations, unless in either case by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer. Any excess Condemnation Proceeds shall be applied to the payment of the Obligations and the Hedge Obligations. In no event shall the provisions of this section be construed to extend the Revolving Credit Maturity Date or to limit in any way any right or remedy of the Agent upon the occurrence of an Event of Default hereunder. If the Collateral Property is sold or the Collateral Property is acquired by the Agent, all right, title and interest of the Loan Parties in and to any insurance policies and unearned premiums thereon (other than in connection with any blanket policy) and in and to the proceeds thereof resulting from loss or damage to the Collateral Property prior to the sale or acquisition shall pass to the Agent or any other successor in interest to the Loan Parties or purchaser of the Collateral Property.

§7.8     Taxes; Liens.  The Borrower will duly pay and discharge, or cause to be paid and discharged by the applicable Loan Party, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Collateral Properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies, that if unpaid might by law become a lien or charge upon any of the Collateral Properties or other Liens affecting any of the Collateral, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and such Loan Party shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, such Loan Party either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy. With respect to all other Real Estate of the Loan Parties, the Loan Parties shall pay and discharge as the same shall become due and payable all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or (b) the failure to do so would not have a Material Adverse Effect.

§7.9     Inspection of Collateral Properties and Books.  The Borrower will, and will cause each of the other Loan Parties to, permit the Agent and the Lenders, at the Borrower’s expense (subject to the limitation set forth below) and upon reasonable prior notice, to visit and inspect any of the Collateral Properties during normal business hours, to examine the books of account of the Loan Parties (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Loan Parties with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections and following the occurrence of an Event of Default, the Borrower shall pay for the cost of the Agent but not for the other Lenders. The Agent and the Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Loan Parties.

§7.10   Compliance with Laws, Contracts, Licenses, and Permits.  Each Loan Party will comply, and Borrower will cause each REIT-Qualified Subsidiary to comply, in all respects with (i) all applicable laws and regulations (including without limitation all Anti-Corruption Laws and Sanctions) now or hereafter in effect wherever its business is conducted, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) could not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any Loan Party may fulfill any of its obligations hereunder, the applicable Loan Party will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof, except where the failure to obtain the foregoing could not reasonably be expected to have a Material Adverse Effect. The Loan Parties shall develop and implement such programs, policies and procedures as are necessary to comply with the PATRIOT Act and shall promptly advise Agent in writing in the event that the Loan Parties shall determine that any investors in any Loan Party are in violation of such act.

§7.11    Further Assurances.  The Loan Parties will cooperate with the Agent and the Lenders and execute (or cause to be executed) such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents provided that such instrument and documents are consistent with the terms of the Loan Documents and do not impose any additional material obligations or expenses on the Loan Parties.

§7.12    Management.  No Loan Party shall enter into any Management Agreement with a third-party manager for any Collateral Property without the prior written consent of the Agent (which shall not be unreasonably withheld), except to the extent that a Subsidiary of IPT has entered into a Management Agreement with any Loan Party for the management of any Collateral Property, such Subsidiary of IPT may enter into a sub-management agreement with a third-party sub-manager without the consent of the Agent. No such approved Management Agreement shall be modified in any material respect or terminated without Agent’s prior written approval, such approval not to be unreasonably withheld. Agent may condition any approval of a new manager upon the execution and delivery to Agent of collateral assignment of such Management Agreement to Agent and a subordination of the manager’s rights thereunder to the rights of the Agent and the Lenders under the Loan Documents. The Management Agreements disclosed to Agent pursuant to §6.23 relating to the Collateral Properties on the Closing Date are approved by Agent.

§7.13    Leases of the Property.  The Borrower or the applicable Subsidiary Guarantor will give notice to the Agent of any proposed new Major Lease or Major Lender Lease at any Collateral Property and shall provide to the Agent a copy of such proposed Lease and any and all material agreements or documents related thereto, current financial information for the proposed tenant and any guarantor of the proposed Lease and such other information as the Agent may reasonably request. No Loan Party will lease all or any portion of a Collateral Property pursuant to a Major Lease or a Major Lender Lease or amend, supplement or otherwise modify any material economic term of any Major Lease or Major Lender Lease, terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of (except as specifically contemplated by any Lease which was approved subject to the terms hereof or which did not require Agent or Lender approval), or grant any material monetary concessions to or waive the performance of any material monetary obligations of any tenant, lessee or licensee under, any now existing or future Major Lease or Major Lender Lease without (a) as to any Major Lease, the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of (i) the Agent, if such Lease involves more than 75,000 square feet but less than 200,000 square feet, (ii) the Required Lenders, if such Lease involves more than 200,000 square feet, and (b) notwithstanding clause (a) above, as to any Major Lender Lease, the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of all of the Lenders. In connection with any request for approval with respect to a proposed Lease and/or any such action with respect to a Lease, such Loan Party shall provide to the Agent (for distribution to the Lenders, to the extent approval by the Required Lenders is required) a written request for approval of such proposed Lease and/or any such action, which written notice may include the following in all capital, bolded, block letters on the first page thereof:

“THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN TEN (10) DAYS OF RECEIPT. FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST.”

and if the foregoing legend is included by such Loan Party in its communication, the Agent and all of the Lenders or the Required Lenders (as applicable) shall be deemed to have approved or consented to such proposed Lease and/or such action if the Agent fails to object to such proposed Lease and/or such action within ten (10) days (without counting the day of receipt) of Agent’s receipt of such written notice.

Agent agrees, upon request from any applicable Loan Party, to enter into a non-disturbance agreement in form and substance reasonably acceptable to the Agent and any such tenant and/or licensee, and such Loan Party shall use its commercially reasonable efforts to provide a Subordination, Attornment and Non-Disturbance Agreement in form and substance reasonably acceptable to the Agent and any such tenant and/or licensee for any Lease in excess of the lesser of (i) 75,000 square feet or (ii) the greater of (A) twenty-five percent (25%) of the Net Rentable Operating Square Footage of the applicable Collateral Property or (B) 25,000 square feet.

§7.14   .  The Loan Parties and their Subsidiaries will not engage to any material extent in any business if, as a result, the general nature of the business in which the Loan Parties and their Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Loan Parties and their Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

§7.15   Registered Servicemark. Without prior written notice to the Agent, none of the Collateral Properties shall be owned or operated by the Loan Parties under any registered or protected trademark, tradename, servicemark or logo.

§7.16   Ownership of Real Estate. Except with the prior written consent of Agent, all Real Estate and all interests (whether direct or indirect) of any Subsidiary Guarantor in any real estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by such Subsidiary Guarantor.

§7.17   Collateral.

(a)       Equity Interests.   The Parent JV Guarantor shall cause one hundred percent (100%) of the issued and outstanding Equity Interests in the Borrower, and, except for any preferred interests in any REIT-Qualified Subsidiaries that are not held or owned by a Loan Party, the Borrower shall cause (i) one hundred percent (100%) of the issued and outstanding Equity Interests in each Domestic Subsidiary that owns or holds, directly or indirectly, any interest in any Collateral Property and (ii) sixty-five percent (65%) (or such greater percentage that (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Foreign Subsidiary that owns or holds, directly or indirectly, any interest in any Collateral Property to be subject at all times to a first priority Lien (subject to any Permitted Lien) in favor of the Agent, for the benefit of the Lenders and the Lender Hedge Providers, pursuant to the terms and conditions of the Security Documents, together with any filings and deliveries or other items reasonably requested by the Agent necessary in connection therewith (to the extent not delivered on the Closing Date) to perfect the security interests therein, all in form and substance reasonably satisfactory to the Agent.

(b)       Mortgages; Other Collateral.  The Borrower and each Subsidiary Guarantor shall cause (i) all real property interests related to the Collateral Properties, and (ii) all personal property related to such Collateral Properties, in each case owned or held by such Subsidiary Guarantor (including, without limitation, any and all construction drawings, construction plans and architectural renderings relating thereto and any Leases, rents, leasing agreements, and, unless such agreements expressly prohibit the grant of a security interest in such Subsidiary Guarantor’s rights thereunder, management contracts and franchise agreements (whether or not any such property is included in the real property interests covered under clause (i))), other than vehicles subject to certificates of title, to, in each case, be subject at all times to first priority (subject only to Permitted Liens), perfected and, in the case of the real property interests in each Collateral Property, title insured Liens in favor of the Agent to secure the Obligations and the Hedge Obligations pursuant to the terms and conditions of the Mortgages and the other Security Documents, including, with respect to any such Collateral Property acquired subsequent to the Closing Date, such other additional security documents as the Agent shall reasonably request (including additional Mortgages or other Security Documents, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents or such Person, opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Agent’s Liens thereunder)), all in form, content and scope reasonably satisfactory to the Agent. Notwithstanding anything in this clause (b) to the contrary, no Loan Party shall be required to enter into any deposit account control agreement or securities account control agreement or take any other action with respect to deposit accounts or securities accounts (except to the extent otherwise expressly provided herein, including in connection with any applicable provisions regarding the provision of cash collateral).

§7.18  Plan Assets.  The Loan Parties will do, or cause to be done, all things necessary to ensure that none of the Collateral Properties will be deemed to be Plan Assets at any time.

§7.19  Parent JV, Borrower and REIT-Qualified Subsidiaries; and Other Matters.    Each of the Parent JV Guarantor and the Borrower, as applicable, shall, and Borrower shall cause each of its REIT-Qualified Subsidiaries, as applicable, to comply with the following covenants:

(a)       Parent JV Guarantor shall not make or permit to be made, by voluntary or involuntary means, any transfer or encumbrance of its interest in Borrower, or any dilution of its interest in Borrower (other than pursuant to the Security Documents);

(b)       Borrower shall not make or permit to be made, by voluntary or involuntary means, any transfer or encumbrance of its interest in any REIT-Qualified Subsidiary, or any dilution of its interest in any REIT-Qualified Subsidiary (other than pursuant to the Security Documents and other than the issuance of any preferred shares in any REIT-Qualified Subsidiary (to the extent the issuance of such preferred shares is reasonably necessary or advisable for such REIT-Qualified Subsidiary to qualify as or maintain its status as a real estate investment trust));

(c)       No REIT-Qualified Subsidiary shall directly own or acquire any Real Estate, incur any Indebtedness or conduct any substantial business activities other than as set forth in, or incidental to the activities described in, the following proviso; provided, nothing in this clause (c) shall prohibit (or be deemed to prohibit) a REIT-Qualified Subsidiary from owning or holding the Equity

Interests in one or more Subsidiary Guarantors or Additional Subsidiary Guarantors that own or intend to acquire a Collateral Property;

(d)      If any Event of Default shall at any time exist, Borrower shall immediately cause each REIT-Qualified Subsidiary to declare and make a Distribution of any cash then being held or thereafter obtained by such REIT-Qualified Subsidiary to the holders of its Equity Interests, less (1) a de minimus amount required to be retained to pay ongoing expenses of such REIT-Qualified Subsidiary, and (2) amounts necessary to fund Distributions permitted under §8.7 (each such Distribution by such REIT-Qualified Subsidiary under this clause (d), a “Required Distribution”);

(e)      None of the Parent JV Guarantor, the Borrower, any REIT-Qualified Subsidiary or any Subsidiary Guarantor shall dissolve, liquidate or otherwise wind-up its business, affairs or assets, except with the consent of the Required Lenders or as otherwise expressly provided herein or in any other Loan Document.

§7.20   Collateral Properties.  Without limiting the further covenants contained in the Security Documents, at all times the Borrower shall use commercially reasonable efforts to cause each other Loan Party or the applicable tenant, to:

(a)      pay all real estate and personal property taxes, assessments, water rates or sewer rents, ground rents, maintenance charges, impositions, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Collateral Property, now or hereafter levied or assessed or imposed against any Collateral Property or any part thereof (except those which are being contested in good faith by appropriate proceedings diligently conducted where the failure to pay any of the foregoing could reasonably be expected to have a Material Adverse Effect).

(b)      promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with any Collateral Property (except those which are being contested in good faith by appropriate proceedings diligently conducted where the failure to pay any of the foregoing could reasonably be expected to have a Material Adverse Effect), and in any event never permit to be created or exist in respect of any Collateral Property or any part thereof any other or additional Lien or security interest other than Liens permitted hereunder.

(c)      operate the Collateral Properties in a good and workmanlike manner and in all material respects in accordance with all Legal Requirements in accordance with such Borrower’s or other Loan Party’s prudent business judgment, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

§7.21  SPE/Separateness Covenants.  The Borrower shall cause each Subsidiary Guarantor to comply with (x) the requirements set forth in clause (a) of this §7.21 and (y) the provisions in the organizational and corporate governance documents of each such Subsidiary Guarantor included pursuant to clause (b) of this §7.21.

(a)       No Subsidiary Guarantor shall, so long as such Subsidiary Guarantor owns any Collateral Property:

(i)       engage in any business or activity other than the ownership, operation and maintenance of each Collateral Property owned by it, and activities incidental thereto;

(ii)       acquire or own any assets other than (A) the Collateral Property or Collateral Properties owned by it, and (B) such incidental personal property as may be necessary for the operation of such the Collateral Property or Collateral Properties;

(iii)      merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv)      fail to observe all material organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing under the applicable laws of the jurisdiction of its organization or formation, or amend, modify or terminate any of the provisions of its organizational or other corporate governance documents in a manner contrary to, or inconsistent with, the covenants set forth in this §7.21;

(v)       own any Subsidiary, or make any investment in, any Person;

(vi)      commingle its assets with the assets of any other Person;

(vii)     incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Obligations and the Hedge Obligations, (B) trade and operational Indebtedness incurred in the ordinary course of business with trade creditors, provided such Indebtedness is (I) unsecured, (II) not evidenced by a note, (III) on commercially reasonable terms and conditions, and (IV) due not more than ninety (90) days past the date incurred and paid on or prior to such date, except to the extent that such trade and operational Indebtedness is being disputed in good faith, and/or (C) financing leases and purchase money Indebtedness incurred in the ordinary course of business relating to personal property on commercially reasonable terms and conditions;

(viii)    fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that such Subsidiary Guarantor’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of the Consolidated Parties;

(ix)     maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(x)      except as expressly contemplated by or provided in the Loan Documents, assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xi)      make any loans or advances to any Person;

(xii)     fail to file its own tax returns to the extent it is (I) not part of a consolidated group filing a consolidated tax return, (II) not treated as a division for tax purposes of another taxpayer, or (III) otherwise required to file pursuant to applicable laws;

(xiii)    fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xiv)    if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of 100% of the directors or managers, as applicable, of such Subsidiary Guarantor, (A) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any bankruptcy, insolvency or creditors’ rights laws, (B) seek or consent to the appointment of a receiver, liquidator or any similar official, (C) take any action that might cause such entity to become insolvent, or (D) make an assignment for the benefit of creditors;

(xv)     fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks;

(xvi)    fail to remain solvent (if the contribution rights that each Loan Party will have against the other Loan Parties and the subrogation rights such Subsidiary Guarantor may have, if any, against the Borrower or any other Loan Party are taken into account);

(xvii)   acquire debt or equity securities or any other debt or payment obligations of its partners, members, shareholders or other Affiliates, as applicable.

Notwithstanding any provision herein to the contrary, nothing in this Section 7.21(a) is intended to or shall be construed to require any Loan Party or any other Person to make any contribution of capital or otherwise contribute any funds to any Subsidiary Guarantor or any other Person in order to satisfy the requirements of this Section 7.21(a).

(b)       The organizational and other corporate governance documents of each Subsidiary Guarantor shall (x) prohibit such entity from incurring any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Obligations and the Hedge Obligations, (B) trade and operational Indebtedness incurred in the ordinary course of business with trade creditors, provided such Indebtedness is (I) unsecured, (II) not evidenced by a note, (III) on commercially reasonable terms and conditions, and (IV) due not more than ninety (90) days past the date incurred and paid on or prior to such date, except to the extent that such trade and operational Indebtedness is being disputed in good faith, and/or (C) financing leases and purchase money Indebtedness incurred in the ordinary course of business relating to personal property on commercially reasonable terms and conditions, and (y) prohibit such entity from the granting of any Liens with respect to such Collateral Property, other than Liens granted pursuant to the Loan Documents and Permitted Liens.

§8.	NEGATIVE COVENANTS.

Each of the Borrower, the Parent JV Guarantor and each of the Subsidiary Guarantors (solely to the extent specifically set forth below with respect to such Person) covenants and agrees that, so long as any Loan or Note or Hedge Obligation is outstanding or any Lender has any obligation to make any Loans:

§8.1     Restrictions on Indebtedness.

None of the Borrower or any Subsidiary Guarantor will (nor will the Borrower permit any REIT-Qualified Subsidiary to) create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(i)       Indebtedness to the Lenders arising under any of the Loan Documents and Hedge Obligations to a Lender Hedge Provider;

(ii)      current liabilities of the Borrower or any Subsidiary Guarantor incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(iii)     Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(iv)      Indebtedness of the Borrower or any Subsidiary Guarantor in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(v)       endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(vi)      Indebtedness of the Borrower or any Subsidiary Guarantor incurred to any other landowners, government or quasi-government or entity or similar entity in the ordinary course of business in connection with the construction or development of any Real Estate, including, without limitation, subdivision improvement agreements, development agreements, reimbursement agreements, infrastructure development agreements, agreements to construct or pay for on-site or off-site improvements and similar agreements incurred in the ordinary course of business in connection with the development of Real Estate or construction of infrastructure in connection therewith.

(vii)     Indebtedness of the Borrower or any Subsidiary Guarantor to any Loan Party or any of their Subsidiaries so long as such Indebtedness is not secured by any of the Collateral and is subordinated to repayment of the Loans on terms reasonably acceptable to the Agent (which terms shall permit payments in the ordinary course of business prior to an Event of Default but shall prohibit such payments after an Event of Default).

Notwithstanding anything in this Agreement to the contrary, none of the Indebtedness described in §8.1 above (other than under clause (i)) shall have any of the Collateral Properties or any interest therein, or any direct or indirect ownership interest in any Loan Party, as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness. Notwithstanding the foregoing, nothing in this §8.1 shall prohibit the Parent JV Guarantor or any of its Subsidiaries (other than the Loan Parties and the REIT-Qualified Subsidiaries) from incurring Indebtedness.

§8.2

(a)       The Loan Parties will not create or incur or suffer to be created or incurred or to exist any Lien upon (i) the Collateral Properties, (ii) any direct or indirect Equity Interests in the Borrower, any REIT-Qualified Subsidiary or any Subsidiary Guarantor held by the Parent JV Guarantor, the Borrower, any REIT-Qualified Subsidiary or any other Subsidiary Guarantor, respectively, or (iii) the Borrower’s, and REIT-Qualified Subsidiary’s or any Subsidiary Guarantor’s material respective property or assets of any character whether now owned or hereafter acquired, or upon the Borrower’s, such REIT-Qualified Subsidiary’s or such Subsidiary Guarantor’s interest in the income or profits therefrom.

(b)       None of the Borrower or any Subsidiary Guarantor will, nor will the Borrower permit any REIT-Qualified Subsidiary to, (i) transfer any of its material property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (ii) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (iii) suffer to exist any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever as to the Collateral Properties over any of their general creditors; (iv) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (v) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations and the Hedge Obligations.

(c)       Notwithstanding anything to the contrary contained in this §8.2, the Loan Parties may create or incur or suffer to be created or incurred or to exist:

(i)        Liens not yet due or payable on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not overdue by more than 60 days or are being contested in good faith and by appropriate proceedings diligently conducted with adequate reserves being maintained by the Loan Parties in accordance with GAAP or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents;

(ii)       deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii)      deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(iv)      judgment liens and judgments that do not constitute an Event of Default;

(v)       Liens consisting of pledges of security interests in the ownership interests of any Subsidiary of the Parent JV Guarantor which is not (A) a Loan Party or (B) the direct or indirect owner of an interest in a Loan Party, to the extent such Liens secure Indebtedness which is not prohibited by §8.1 or liens securing Indebtedness not otherwise prohibited herein;

(vi)      encumbrances on a Collateral Property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which a Loan Party is a party, purchase money security interests and other liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect;

(vii)     Liens in favor of the Agent, the Lenders and the Lender Hedge Providers under the Loan Documents to secure the Obligations and the Hedge Obligations (including each pledge by any REIT-Qualified Subsidiary of the Equity Interests in a Subsidiary Guarantor pursuant to the Pledge and Security Agreement);

(viii)    Liens and encumbrances on a Collateral Property expressly permitted under the terms of the Mortgage relating thereto; and

(ix)      Liens securing or entered into in connection with any Indebtedness permitted under §8.1(vi) (so long as such liens do not encumber any Collateral Property).

§8.3     Restrictions on Investments.   The Parent JV Guarantor shall not permit direct or indirect Investments by the Borrower, the Parent JV Guarantor or any Subsidiary to be outstanding at any one time other than Investments in (1) Industrial Properties, (2) Cash and Cash Equivalents, (3) deposit accounts and securities accounts maintained in the ordinary course of business and (4) in the type of assets and Investments described in clauses (i) through (v) below, provided further that, on and after the first date on which Total Asset Value exceeds $500,000,000, no Investments described in clauses (i) through (v) below which exceed the following limits shall be permitted:

(i)        Investments in unimproved land exceeding fifteen percent (15%) of Total Asset Value;

(ii)       Investments in Real Estate which are Non-Industrial Properties exceeding five percent (5%) of Total Asset Value;

(iii)      Investments in non-Wholly Owned Subsidiaries and Unconsolidated Affiliates (including real estate funds or privately held companies) to exceed ten percent (10%) of Total Asset Value;

(iv)      Investments constituting Equity Interests in any Person (other than REIT stocks or REIT preferred securities) exceeding zero percent (0%) of Total Asset Value; and

(v)       Debt Investments and Investments in REIT stocks or REIT preferred securities exceeding five percent (5%) of Total Asset Value.

Notwithstanding the foregoing, the Loan Parties, the Agent and the Lenders acknowledge and agree that a violation of the restrictions set forth in this §8.3 (including the restriction set forth above in this sentence) shall not result in a Default or Event of Default hereunder, but the excess value of any such restricted Investment shall be excluded when calculating Total Asset Value.

For the purposes of this §8.3, the Investment of the Parent JV Guarantor, the Borrower or any of their Subsidiaries in any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s pro rata share of their Unconsolidated Affiliate’s Investment in Land Assets; plus (ii) such Person’s pro rata share of any other Investments valued at the GAAP book value.

§8.4     .   Except in connection with a Permitted Transfer under clause (a) of the definition thereof, neither the Parent JV Guarantor nor any other Loan Party will (nor will the Borrower permit any REIT-Qualified Subsidiary to) become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders, except for (i) the merger or consolidation of one or more of the Subsidiaries of Parent JV Guarantor with and into Parent JV Guarantor (it being understood and agreed that in any such event Parent JV Guarantor will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of Parent JV Guarantor (other than any Subsidiary that is the Borrower or a Subsidiary Guarantor, unless the Borrower or such Subsidiary Guarantor will be the surviving Person), (iii) the merger or consolidation of Borrower or the Parent JV Guarantor with any other Person, so long as (x) the Borrower or the Parent JV Guarantor is (or will be) the surviving Person, (y) no Default or Event of Default shall exist immediately before or immediately after the effectiveness of such merger, and (z) no violation of the financial covenants set forth in §9 hereof (on a pro forma basis after giving effect to such merger) will exist immediately after the effectiveness of such merger, or (iv) in connection with the release of all Collateral directly or indirectly owned by such Subsidiary Guarantor as required or permitted hereunder.

§8.5     Intentionally Deleted.

§8.6     Compliance with Environmental Laws.  None of the Loan Parties will do any of the following: (a) use any of the Collateral Properties or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of such Loan Party’s or its tenants’ business and in compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Collateral Properties any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Collateral Properties except in compliance with Environmental Laws, (d) conduct any activity at any Collateral Properties or use any Collateral Properties in any manner that would reasonably be expected to cause a Release of Hazardous Substances on, upon or into the Collateral Properties or any surrounding properties which would reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws) in connection with any Collateral Properties, except, any such use, generation, conduct or other activity described in clauses (a) through (e) of this §8.6 would not reasonably be expected to have a Material Adverse Effect.

The Loan Parties shall:

(i)       in the event of any change in applicable Environmental Laws governing the assessment, release or removal of Hazardous Substances with respect to any Collateral Property, take all reasonable action as required by such Laws;

(ii)      if any Release or disposal of Hazardous Substances which Subsidiary Guarantors are legally obligated to contain, correct or otherwise remediate shall occur or shall have occurred on any Collateral Property (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Collateral Property by the applicable Loan Party), the relevant Loan Party shall, after obtaining knowledge thereof, cause the performance of actions required by applicable Environmental Laws at the Collateral Property in material compliance with all applicable Environmental Laws; provided, that each of the Loan Parties shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage such event to the reasonable satisfaction of the Agent or has taken and is diligently pursuing a challenge to any such alleged legal obligation through appropriate administrative or judicial proceedings; and

(iii)     respond to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The

Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein with respect to any Collateral Property.

At any time after an Event of Default shall have occurred and is continuing hereunder, the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Collateral Properties prepared by an Environmental Engineer as may be reasonably necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at any such Collateral Property in a quantity or condition that is required to be contained, corrected or otherwise remediated by the owner or operator of the Collateral Property pursuant to applicable Environmental Laws and (ii) whether the use and operation of any such Collateral Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable and objective grounds to believe that a Release or threatened Release of Hazardous Substances may have occurred at or from any Collateral Property which the owner or operator of such property would be obligated to contain, correct or otherwise remediate pursuant to applicable Environmental Laws, or that any of the Collateral Property is not in compliance with Environmental Laws to the extent required by the Loan Documents, the applicable Loan Party shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Collateral Property prepared by an Environmental Engineer as may be reasonably necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at such Collateral Property and (ii) whether the use and operation of such Collateral Property complies with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Collateral Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Collateral Property and the use and operation thereof with all applicable Environmental Laws. All reasonable expenses of environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

§8.7     Distributions. Without the consent of the Required Lenders, the Loan Parties will not, and Borrower will not permit any REIT-Qualified Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Distribution if any Default or Event of Default then exists, except for (a) Distributions by any Subsidiary directly or indirectly to the Borrower or the Parent JV Guarantor, (b) Distributions by the Parent JV Guarantor to IPT BTC I GP LLC, a Delaware limited liability company, and IPT BTC I LP LLC, a Delaware limited liability company, in an aggregate amount equal to the minimum amount required to be distributed by IPT with respect to the taxable income of the Parent JV Guarantor allocated to IPT to maintain its status or qualification as a “real estate investment trust” for purposes of the Code, to eliminate any U.S. Federal income tax liability, and to avoid the imposition of any excise tax for undistributed income, (c) without limiting any Distributions otherwise permitted under clause (a) of this §8.7, Distributions by any Subsidiary Guarantor to the REIT-Qualified Subsidiary that owns 100% of the Equity Interests in such Subsidiary Guarantor, (d) Distributions by any REIT-Qualified Subsidiary to the holders of its preferred Equity Interests in an amount not to exceed the fixed rate of return on the capital contributions of such holders set forth in the operating agreement or limited liability company agreement of such REIT-Qualified Subsidiary as of the Closing Date or if the preferred Equity Interests have not been issued as of such date, the date of issuance of the preferred Equity Interests (or such later date on which such REIT-Qualified Subsidiary becomes a Pledgor in accordance with the terms hereof or if the preferred Equity Interests have not been issued as of such date, the date of issuance of the preferred Equity Interests), and (e) Required Distributions.

§8.8     Asset Sales.  No Loan Party will, nor will the Borrower permit any REIT-Qualified Subsidiary to, sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction, or otherwise in accordance with §8.13 hereof.

§8.9     Collateral Properties.  No Loan Party shall, nor shall any Loan Party permit any other Loan Party, directly or indirectly, to:

(a)       use or occupy or conduct any activity on, or knowingly permit the use or occupancy of or the conduct of any activity on any Collateral Properties by any tenant, in any manner which violates any Legal Requirement or which constitutes a public or private nuisance in any manner which would have a Material Adverse Effect or which makes void, voidable, or cancelable any insurance then in force with respect thereto or makes the maintenance of insurance in accordance with §7.7(a) commercially unreasonable (including by way of increased premium);

(b)       without the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed), except in connection with any construction, development or redevelopment of any real estate, initiate or permit any zoning reclassification of any Collateral Property or seek any variance under existing zoning ordinances applicable to any Collateral Property or in any event use or knowingly permit the use of any Collateral Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Legal Requirements if such nonconforming use would reasonably be expected to have a Material Adverse Effect;

(c)       without the prior written consent of Agent (which consent shall not be unreasonably withheld or delayed), except in connection with any construction, development or redevelopment of any real estate, (i) impose any material easement, restrictive covenant, or encumbrance upon any Collateral Property, other than the easements entered into the ordinary course of business and that would customarily be agreed to by a reasonably prudent land owner, (ii) execute or file any subdivision plat or condominium declaration affecting any Collateral Property, or (iii) consent to the annexation of any Collateral Property to any municipality;

(d)       do any act which would reasonably be expected to materially decrease the value of any Collateral Property as reflected in the most-recent Appraisal (including by way of negligent act);

(e)       without the prior written consent of all the Lenders (which consent shall not be unreasonably withheld or delayed), take any affirmative action to permit any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of any Collateral Property regardless of the depth thereof or the method of mining or extraction thereof;

(f)        without the prior consent of all the Lenders (which consent shall not be unreasonably withheld or delayed), surrender the leasehold estate created by any applicable Ground Lease (accepted by the Agent and the Lenders) respecting a Collateral Property or terminate or cancel any such Ground Lease or materially modify, change, supplement, alter, or amend any such Ground Lease, either orally or in writing.

§8.10   .   Without the consent of the Required Lenders, neither the Borrower nor any of the Subsidiary Guarantors will (nor will the Borrower permit any REIT-Qualified Subsidiary to) (a) voluntarily prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness (other than the Obligations and the Hedge Obligations) after the occurrence of any Event of Default, or (b) modify any document evidencing any Indebtedness (other than the Obligations and the Hedge Obligations) to accelerate the maturity date of such Indebtedness after the occurrence of an Event of Default.

§8.11    Intentionally Deleted.

§8.12    Derivatives Contracts.  No Loan Party shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Derivative Contracts made in the ordinary course of business and not for speculative purposes, and which are (a) not otherwise prohibited pursuant to §8.1 and (b) not secured by any portion of the Collateral (other than Hedge Obligations).

§8.13    Transactions with Affiliates.  No Loan Party shall permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than another Loan Party), except for (i) transactions in connection with the Management Agreements, (ii) transactions pursuant to the agreements set forth on Schedule 6.15 attached (as such agreements may be amended, modified, renewed or replaced with a similar agreement, with terms which are not materially less favorable to the applicable Loan Party than agreement being so amended, modified, renewed or replaced), (iii) transactions and agreements among the general partner and/or the limited partners (including such agreements relating to the payment of fees, expenses and costs by the Parent JV Guarantor to its general partner or persons the general partners may designate to perform its obligation or receive such fees, expenses and costs), or between or among the Loan Parties (or any of them) and the Parent JV Guarantor, in each case to the extent contemplated by the JV Partnership Agreement in effect on the Closing Date or as amended; provided any such amendment shall not increase the fees, expenses and costs permitted to be paid under this §8.13 in a manner that is unreasonable taking into account all relevant circumstances, without the consent of the Required Lenders, (iv) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, and (v) distributions permitted under §8.7 and Indebtedness permitted under §8.1(vii). Notwithstanding the foregoing, (a) at any time during the existence of an Event of Default, no Loan Party shall pay any fees or similar amounts to any Affiliate such Loan Party, unless such Affiliate is also a Loan Party or unless such fees are similar to the fees paid or payable prior to such Event of Default and payable in connection with services actually provided to such Loan Party by such Affiliate, and (b) in no event shall this §8.13 permit or be deemed to permit any transfer of any general partnership interests or limited partnership interests in the Parent JV Guarantor (whether or not such transfer is otherwise permitted under the JV Partnership Agreement) unless either (I) IPT continues to own, directly or indirectly, (x) at least 10% of the limited partnership interests of the Parent JV Guarantor, and (y) 100% of the general partnership interests of the Parent JV Guarantor, in each case following such transfer, or (II) the Required Lenders shall have approved or otherwise consented in writing to such transfer.

§8.14    Management Fees.  Other than fees set forth on Schedule 8.14 attached hereto, the Loan Parties shall not pay, and shall not permit to be paid, any management fees or other payments under any Management Agreement for any Collateral Property (other than amounts which do not exceed the amount that would be payable to a third party manager) to any manager that is an Affiliate of any Loan Party in the event that a Default or Event of Default shall have occurred and be continuing.

§9.	FINANCIAL COVENANTS.

Each of the Parent JV Guarantor, the Borrower and the Subsidiary Guarantors covenants and agrees that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans, the Parent JV Guarantor, the Borrower and the Subsidiary Guarantors will comply with, or will cause each of the other applicable Loan Parties to comply with, each of the following financial covenants (provided, that such compliance shall be tested quarterly, as of the last day of each fiscal quarter; and provided, further, in the event that the Parent JV Guarantor, the Borrower and the Subsidiary Guarantors shall not be in compliance with any of the following covenants, the Loan Parties shall, within fifteen (15) days after the delivery of any Compliance Certificate demonstrating such non-compliance (or in the event the Parent JV Guarantor fails to deliver a Compliance Certificate on any date on which such Compliance Certificate is required to be delivered hereunder, within fifteen (15) days after such date), prepay the Loans by the amount that is necessary, or take such other action as may be necessary, in order to comply with such financial covenant):

§9.1     Maximum Consolidated Leverage Ratio.   The Consolidated Leverage Ratio of the Consolidated Group shall not exceed sixty percent (60%).

§9.2     Minimum Consolidated Fixed Charge Coverage Ratio.  Beginning with the first fiscal quarter after the FCCR Trigger Date, the Consolidated Fixed Charge Coverage Ratio for each fiscal quarter shall not be less than 1.25:1.00; provided, that at all times after the First Extended Revolving Credit Maturity Date (in the event the Initial Revolving Credit Maturity Date is extended to the First Extended Revolving Credit Maturity Date as provided herein), the Consolidated Fixed Charge Coverage Ratio shall not be less than 1.35:1.00. In all cases, the Consolidated Fixed Charge Coverage Ratio shall be determined based on information for the most recent fiscal quarter annualized.

§9.3     Minimum Consolidated Tangible Net Worth.  As of the last day of each fiscal quarter ending on or after December 31, 2015, Consolidated Tangible Net Worth of the Consolidated Group shall not be less than the sum of (i) $100,000,000 plus (ii) the difference between (x) seventy-five percent (75%) of the net cash proceeds (which shall be gross proceeds net of reasonable related fees and expenses) received by the Parent JV Guarantor from equity capital contributions after December 31, 2015, less (y) capital distributions from asset sales or refinancing transactions permitted hereunder; provided, in no event shall the amount calculated under the foregoing clause (ii) be less than zero ($0).

§9.4     Minimum Liquidity.  As of the last day of each fiscal quarter ending prior to the FCCR Trigger Date, the sum of Unrestricted Cash and Cash Equivalents of the Consolidated Group shall not be less than $5,000,000; provided, the failure to satisfy the foregoing requirement under this §9.4 covenant shall not be a Default or an Event of Default if (a) the sum of (i) Unrestricted Cash and Cash Equivalents plus (ii) the lesser of (x) Borrowing Base Availability and (y) the Total Commitment, exceeds (b) the aggregate amount of outstanding Loans and Letter of Credit Liabilities, in each case as of such date (such excess amount, “Availability”), by at least $5,000,000; provided, further, in no event shall Borrower be permitted to reduce Availability to an amount less than zero ($0).

§9.5     .   Total Secured Recourse Indebtedness shall not exceed fifteen percent (15%) of Total Asset Value on any date of determination.

§9.6      Minimum Pool Debt Yield.  For each quarterly calculation period commencing on or after April 1, 2016 through June 30, 2017, the Pool Debt Yield shall be no less than 8.00%, increasing to 9.00% for each quarterly calculation period commencing on July 1, 2017 through June 30, 2018, and further increasing to 10.00% for each quarterly calculation period commencing on July 1, 2018 or thereafter. For purposes of this §9.6, Net Operating Income for any Value Add Property (other than any Value Add Property that was formerly a Core Property) for the first eighteen (18) months following the acquisition thereof (or, if later, the completion of development with respect thereto) shall be based on the Borrower’s or the applicable Subsidiary Guarantor’s reasonable projection of stabilized annualized Net Operating Income for such Value Add Property, unless the actual annualized Net Operating Income for such Value Add Property for such period is greater than such projected Net Operating Income.

§9.7      .  There shall be, at all times after the date that is eighteen (18) months after the Closing Date (a) no single Collateral Property representing greater than 35% of the aggregate Value of all Collateral Properties, and (b) the aggregate value of all Collateral Properties located in the same metropolitan statistical area (MSA) shall not exceed 35% of the aggregate Value of all Collateral Properties, and to the extent either such limitation in clauses (a) or (b) is exceeded, any such excess shall be excluded from the calculation of the aggregate Value of all Collateral Properties for purposes of determining Borrowing Base Availability.

§10.	CLOSING CONDITIONS.

The obligation of the Lenders to make Loans or include any Real Estate as a Collateral Property shall be subject to the satisfaction of the following conditions precedent:

§10.1    Loan Documents.  Each of the Loan Documents and the Limited Interest Guaranty shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect (except to the extent such Limited Interest Guaranty shall have been earlier terminated in accordance with the provisions hereof and thereof). The Agent shall have received a fully executed counterpart of each such document.

§10.2    Certified Copies of Organizational Documents.  The Agent shall have received (a) from each Loan Party, each REIT-Qualified Subsidiary and each Limited Interest Guarantor, a copy, certified as of a recent date by the appropriate officer of each jurisdiction in which such Person is organized, of a certificate of formation or its equivalent, as applicable, (b) for each Loan Party and each REIT-Qualified Subsidiary, evidence of qualification to do business in each state in which any Collateral Property owned by such Loan Party is located (to the extent such qualification is required by applicable law), and (c) for each Loan Party, each REIT-Qualified Subsidiary and each Limited Interest Guarantor, a copy, certified by a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of such Loan Party, REIT-Qualified Subsidiary or Limited Interest Guarantor, as applicable.

§10.3    Resolutions.  All action on the part of each Loan Party, each REIT-Qualified Subsidiary and each Limited Interest Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party (or the Limited Interest Guaranty, in the case of the Limited Interest Guarantors) shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4    Incumbency Certificate; Authorized Signers.  The Agent shall have received from each Loan Party, each REIT-Qualified Subsidiary and each Limited Interest Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party (or the Limited Interest Guaranty, in the case of the Limited Interest Guarantors). The Agent shall have also received from the Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of the Borrower and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Loan Parties under the Loan Documents.

§10.5    Opinion of Counsel.   The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Loan Parties, the REIT-Qualified Subsidiaries and the Limited Interest Guarantors in form and substance reasonably satisfactory to the Agent.

§10.6    Payment of Fees.   The Borrower shall have paid to the Agent, and each other Person entitled thereto, the fees payable pursuant to §4.2 and §5.8.

§10.7    Insurance.   The Agent shall have received certificates evidencing that the Agent and the Lenders are named as mortgagee and additional insured, as applicable, on all policies of insurance as required by this Agreement or the other Loan Documents.

§10.8    Performance; No Default.   The Loan Parties shall have performed and complied with all terms and conditions herein required to be performed or complied with by it as of the Closing Date, and there shall exist no Default or Event of Default.

§10.9    Representations and Warranties.   The representations and warranties made by the Loan Parties in the Loan Documents or otherwise made by or on behalf of the Loan Parties and the REIT-Qualified Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) when made and shall also be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on the date of such Loans or the inclusion of any Real Estate as a Collateral Property (except to the extent that any such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date).

§10.10  Proceedings and Documents.        All proceedings in connection with the transactions

contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s Special Counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s Special Counsel may reasonably require and are customarily required in connection with similar transactions.

§10.11  Eligible Real Estate Qualification Documents.   The Eligible Real Estate Qualification Documents for each Collateral Property included in the Collateral shall have been delivered to the Agent at the Borrower’s or the applicable Subsidiary Guarantor’s expense and shall be in form and substance reasonably satisfactory to the Agent.

§10.12  Compliance Certificate.  The Agent shall have received a Compliance Certificate dated as of the Closing Date demonstrating compliance with each of the covenants calculated therein. Further, such Compliance Certificate shall include within the calculation of Net Operating Income any Collateral Properties which have been owned for less than a calendar quarter, and shall be based upon financial data and information with respect to Collateral Properties as of the end of the most recent calendar month as to which data and information is available.

§10.13  Appraisals.  The Agent shall have received Appraisals of each of the Collateral Properties, in form and substance satisfactory to the Agent and the Lenders, and the Agent shall have determined an Appraised Value for each such Collateral Property.

§10.14  Consents.   The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.15  Pro Forma Financial Projections.  The Agent (on behalf of the Lenders) shall have received pro forma financial projections for the Parent JV Guarantor for fiscal years 2015 and 2016, which pro forma financial projections shall be in form and substance reasonably acceptable to the Agent.

§10.16  Other.  The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested and are customarily required in connection with similar transactions.

§11.	CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1    Prior Conditions Satisfied.  All conditions set forth in §10 and in §5.3 shall continue to be satisfied as of the date upon which any Loan is to be made provided that this §11.1 shall not require (a) the delivery of any new Appraisal not otherwise specifically required pursuant to the terms hereof, and (b) any applicable Loan Party to comply with the conditions set forth in §§ 10.2, 10.3, 10.4, and 10.5 with respect to any Real Estate which has previously been included in the Collateral.

§11.2    Representations True; No Default.  Each of the representations and warranties made by or on behalf of the Loan Parties or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all respects both as of the date as of which they were made and shall also be true in all respects as of the time of the making of such Loan, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date) or where such untrue representation or warranty is not reasonably expected to have a Material Adverse Effect, and no Default or Event of Default shall have occurred and be continuing.

§11.3    Borrowing Documents.  The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information (including, without limitation, a Compliance Certificate) as required by §2.7, or a fully completed Letter of Credit Request required by §2.10 in the form of Exhibit E hereto fully completed, as applicable.

§11.4    Future Advances Tax Payment.  In addition to the requirements of §15 hereof, as a condition precedent to any Lender’s obligations to make any Loans available to the Borrower hereunder, the Borrower or the applicable Subsidiary Guarantor will obtain a letter from the Title Insurance Company or local counsel stating that any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which the Agent reasonably determines to be payable as a result of such Loan to any state or any county or municipality thereof in which any of the Collateral Properties are located, have been paid.

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1    Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

 (a)       the Loan Parties shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

 (b)       the Loan Parties shall fail to pay any interest on the Loans within three (3) days of the date that the same shall become due and payable, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder (other than any voluntary prepayment) or under any of the other Loan Documents within three (3) days after notice from Agent, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

 (c)       (i) the Limited Interest Guarantors shall fail to pay any amount payable under the Limited Interest Guaranty within three (3) days after receipt of notice from Agent; or (ii) any Limited Interest Guarantor shall fail to perform any other term, covenant or agreement contained in the Limited Interest Guaranty, and such failure shall continue for thirty (30) days after such Limited Interest Guarantor receives from Agent written notice thereof, and in the case of a default that cannot be cured within such thirty (30)-day period despite such Limited Interest Guarantor’s diligent efforts but is susceptible of being cured within sixty (60) days of receipt of Agent’s original notice, then such Limited

Interest Guarantor shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of sixty (60) days from the receipt of Agent’s original notice;

(d)       any of the Loan Parties or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained in §9.1 §9.2, §9.3, §9.4, §9.5, or §9.6, and such failure shall continue for the fifteen (15) day period provided in the preamble to §9;

(e)       any of the Loan Parties shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other sub-clauses of this §12 (including, without limitation, §12.2 below) or in the other Loan Documents), and such failure shall continue for thirty (30) days after the Borrower receives from Agent written notice thereof, and in the case of a default that cannot be cured within such thirty (30)-day period despite the Borrower’s or such other Loan Party’s or Subsidiary’s diligent efforts but is susceptible of being cured within sixty (60) days of Borrower’s receipt of Agent’s original notice, then the Borrower or such other Loan Party or Subsidiary shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of sixty (60) days from the Borrower’s receipt of Agent’s original notice; provided (i) that the foregoing cure provisions shall not pertain to any default consisting of (x) a failure to comply with §8.4, §8.7, or (y) any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents (in which case any such Default shall constitute an “Event of Default” with no cure period applicable thereto) and (ii) with respect to any defaults under §8.1, §8.2, §8.3, §8.8 or §8.14, the thirty (30) day cure period described above shall be reduced to a period of ten (10) days and no additional cure period shall be provided with respect to such defaults;

(f)        any representation or warranty made by or on behalf of any Loan Party or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, or any of the other Loan Documents shall prove to have been false in any respect upon the date when made or deemed to have been made or repeated, except to the extent such falsity is not reasonably expected to have a Material Adverse Effect;

(g)       Any Loan Party defaults under (i) any recourse Indebtedness in an aggregate amount equal to or greater than $25,000,000 with respect to all uncured defaults at any time, or (ii) any Loan Party or any Subsidiary thereof defaults under any non-recourse Indebtedness in an aggregate amount equal to or greater than $125,000,000 with respect to all uncured defaults at any time;

(h)       any of the Loan Parties or any REIT-Qualified Subsidiary (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize any of the foregoing;

(i)        a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Loan Parties or any REIT-Qualified Subsidiary or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;

(j)        a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Loan Parties or any of the REIT-Qualified Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k)       there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, one or more uninsured or unbonded final judgments against Loan Party that, either individually or in the aggregate, exceed $25,000,000.00 in the case of the Parent JV Guarantor or the Borrower or $1,500,000.00 in the case of any Subsidiary Guarantor or REIT-Qualified Subsidiary;

(l)        any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Required Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any of the Loan Parties, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(m)      any provision of the Limited Interest Guaranty, at any time after its execution and delivery until such Limited Interest Guaranty shall be lawfully terminated in accordance with its terms, for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Limited Interest Guarantor or any other Person contests in any manner the validity or enforceability of any provision of such Limited Interest Guaranty; or any Limited Interest Guarantor denies that it has any or further liability or obligation under any provision of such Limited Interest Guaranty (other than in strict compliance with its terms), or purports to revoke, terminate (other than in strict compliance with its terms or the terms of this Agreement) or rescind any provision of such Limited Interest Guaranty; or any Limited Interest Guarantor takes for itself, or permits to be taken with respect to such Limited Interest Guarantor, any of the actions described in clauses (h), (i) or (j) of this §12.1;

(n)       with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and such event reasonably would be expected to result in liability of any of the Loan Parties to pay money to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000.00 and one of the following shall apply with respect to such event: (x) such event in the circumstances occurring reasonably would be expected to result in the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(o)       Except in connection with a Permitted Transfer, the occurrence of any of the following:

(i)        IPT shall cease to own, directly or indirectly, (A) at least 10% of the limited partnership interests in the Parent JV Guarantor, or (B) 100% of the general partnership interests in of the Parent JV Guarantor;

(ii)       Except for any preferred shares in any REIT-Qualified Subsidiary (to the extent such preferred shares are reasonably necessary or advisable for such REIT-Qualified Subsidiary to qualify as or maintain its status as a real estate investment trust), Borrower fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor; or

(iii)      Any Change of Control;

then, and upon any such Event of Default, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent.

§12.2    Certain Cure Periods.  In the event that there shall occur any Default that affects only certain Collateral Property or the Subsidiary Guarantor that owns such Collateral Property, then the Borrower and the applicable Subsidiary Guarantor may elect to cure such Default (so long as (i) no other Default or Event of Default would arise as a result) by electing to have Agent remove such Collateral Property from the calculation of the Borrowing Base Availability (and the Loan Parties’ compliance with §3.2 as a result thereof), in which event such removal and reduction shall be completed within thirty (30) days after receipt of notice of such Default from the Agent or the Required Lenders.

§12.3    Termination of Revolving Credit Commitments.   If any one or more Events of Default specified in §12.1(h), §12.1(i) or §12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the Total Commitment hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans to the Borrower. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders shall, by notice to the Borrower terminate the obligation to make Loans to the Borrower. No termination under this §12.3 shall relieve the Loan Parties of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4    Remedies.   In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If any Loan Party fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the rate for overdue amounts as set forth in this Agreement. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5    Distribution of Collateral Proceeds.   In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of the Loan Parties, such monies shall be distributed for application as follows:

First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in accordance with the terms of the Loan Documents to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees (including under §2.10(e))) payable to the Lenders including without limitation all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other counsel and other indemnities payable hereunder), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees (including under §2.10(e)) and interest on (i) the Loans, (ii) the aggregate unpaid principal amount of all drawings made under all Letters of Credit and (iii) other Obligations, ratably among such parties in proportion to the respective amounts described in this clause Third payable to them; and

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and the aggregate unpaid principal amount of all drawings made under all Letters of Credit, (b) payment of Hedge Obligations (including breakage, termination or other amounts) owing in respect of any Derivatives Contract between the Borrower or any of its Subsidiaries and any Lender Hedge Provider, to the extent such Derivatives Contract is permitted hereunder, and (c) the Agent for the account of the Issuing Lender, to cash collateralize that portion of the Letter of Credit Liabilities comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations and Hedge Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable laws.

Subject to §2.10, amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations and/or Hedge Obligations, if any, in the order set forth above.

Notwithstanding the foregoing or any other provision herein or in any other Loan Document to the contrary, Excluded Swap Obligations due hereunder with respect to any Loan Party shall not be paid with amounts received from such Loan Party or such Loan Party’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations and Hedge Obligations otherwise set forth above in this Section.

§13.	SETOFF.

Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender or any Affiliate thereof to any Loan Party and any securities or other property of the Loan Parties in the possession of such Lender or any Affiliate may, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Loan Parties to such Lender. Each of the Lenders agrees with each other Lender that if such Lender shall receive from a Loan Party, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

§14.	THE AGENT.

§14.1    Authorization.  The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent and all other powers not specifically reserved to the Lenders, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Loan Parties and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2    Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§14.3    No Liability.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to the Lenders for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders or such greater number of Lenders as may be required hereunder. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower or any other Loan Party referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4    No Representations.  The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Loan Parties or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by any Loan Party or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Loan Parties or any of their respective Subsidiaries, or the value of the Collateral or any other assets of the Loan Parties or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and Regions Bank (including its Affiliates) in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or Regions Bank (and its Affiliates). Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

§14.5    Payments.

 (a)       A payment by the Borrower or any other Loan Party to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. Except as otherwise expressly provided herein or in any of the other Loan Documents, the Agent agrees to promptly distribute to each Lender, in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders.

 (b)       If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6    Holders of Notes.  Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7    Indemnity.  The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower or any other Loan Party as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8    Agent as Lender.  In its individual capacity, Regions Bank shall have the same obligations and the same rights, powers and privileges in respect to its Revolving Credit Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9    Resignation.  The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower. The Required Lenders may remove the Agent from its capacity as Agent in the event of the Agent’s gross negligence or willful misconduct. Any such resignation or removal may at Agent’s option also constitute Agent’s resignation as Issuing Lender and Swing Loan Lender. Upon any such resignation, or removal, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, (i) any Lender or (ii) any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Unless a

Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be reasonably acceptable to the Borrower and shall have a minimum Revolving Credit Commitment of at least $15,000,000. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lender’s removal of the Agent, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be (ii) any Lender or (ii) any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Upon the acceptance of any appointment as Agent and, if applicable, Issuing Lender and Swing Loan Lender, hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring or removed Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Issuing Lender and Swing Loan Lender. After any retiring Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent, Issuing Lender and Swing Loan Lender. If the resigning or removed Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.

§14.10  Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Loan Parties or out of the Collateral within such period with respect to the Collateral Properties. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11  Bankruptcy.  In the event a bankruptcy or other insolvency proceeding is commenced by or against any Loan Party with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12  Request for Agent Action.  Agent and the Lenders acknowledge that in the ordinary course of business of the Loan Parties, (a) such Loan Parties will enter into Leases or rental agreements covering Collateral Properties that may require the execution of a Subordination, Attornment and Non-Disturbance Agreement in favor of the tenant thereunder, (b) a Collateral Property may be subject to a Taking, (c) a Loan Party may desire to enter into easements or other agreements affecting the Collateral Properties, or take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to (w) execute and deliver to the Borrower or any applicable Subsidiary Guarantor such Subordination, Attornment and Non-Disturbance Agreements with any tenant under a Lease upon such terms as Agent in its good faith judgment determines are appropriate (Agent in the exercise of its good faith judgment may agree to allow some or all of the casualty, condemnation, restoration or other provisions of the applicable Lease to control over the applicable provisions of the Loan Documents), (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to Agent in connection with any easements or agreements affecting the Collateral Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of the Loan Parties’ business.

§14.13  Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14  Approvals.   If consent is required for some action under this Agreement, or except as otherwise provided herein, an approval of the Lenders or the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any

Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.

§14.15  Loan Parties Not Beneficiaries.  Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Loan Parties, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Loan Parties.

§14.16  Defaulting Lenders.

 (a)       Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirements:

(i)         That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in §27.

(ii)        Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lender or Swing Loan Lender hereunder; third, if so determined by the Agent or requested by the Issuing Lender or Swing Loan Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swing Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swing Loan Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists or non-Defaulting Lenders have been paid in full all amounts then due, to the payment of any amounts owing to the Loan Parties as a result of any judgment of a court of competent jurisdiction obtained by the Loan Parties against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Liabilities in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Liabilities were made at a time when the conditions set forth in §11 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Liabilities owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Liabilities owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §14.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)      That Defaulting Lender (x) shall not be entitled to receive any facility unused fee pursuant to §2.3 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in §2.10(e).

(iv)      During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Loans pursuant to §2.5 and/or 2.10, the Commitment Percentage of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding of the Loans of and Letter of Credit Liabilities held by that Lender.

(v)       During any period that a Lender is a Defaulting Lender, the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender, and the other Lenders, demand that such Defaulting Lender assign its Revolving Credit Commitment to an Eligible Assignee subject to and in accordance with the provisions of §18.1 and §27. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Revolving Credit Commitment via an assignment subject to and in accordance with the provisions of §18.1 and §27. No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient with any applicable amounts held pursuant to the immediately preceding subsection (f), upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Issuing Lender or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting Lender’s full pro rata share of all Loans and participations in Letters of Credit and Swing Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under any Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

 (b)      Defaulting Lender Cure. If the Borrower, the Agent, Swing Loan Lender and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to §14.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

§14.17  Reliance on Lender Hedge Providers.  For purposes of applying payments received in accordance with §12.5, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§15.	EXPENSES.

The Borrower agrees to pay (a) the reasonable costs incurred by the Agent of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any recording, mortgage, documentary or intangibles taxes in connection with the Mortgages and other Loan Documents, (c) all title insurance premiums, engineer’s fees incurred by the Agent, third party environmental reviews incurred by the Agent and the reasonable fees, expenses and disbursements of the outside counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) all other reasonable out of pocket fees, expenses and disbursements (other than Taxes unless such payment is otherwise required pursuant to the terms of this Agreement) of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Collateral Properties or other Collateral (in connection with each Loan and/or otherwise), the review of Leases and Subordination, Attornment and Non-Disturbance Agreements, the making of each Loan hereunder, the issuance of Letters of Credit, and the third party out-of-pocket costs and expenses incurred in connection with the syndication of the Revolving Credit Commitments pursuant to §18 hereof, and (e) without duplication, all out-of-pocket expenses (including reasonable attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Loan Parties or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Loan Parties (provided that any attorneys’ fees and costs pursuant to this clause (e) shall be limited to those incurred by the Agent and one other counsel with respect to the Lenders as a group), (f) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (g) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by Agent in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (h) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.	INDEMNIFICATION.

The Loan Parties, jointly and severally, agree to indemnify and hold harmless the Agent, the Lenders and the Arranger and each director, officer, employee, agent and Affiliate thereof and Person who controls the Agent or any Lender or Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to any claim, action, suit or litigation arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Collateral Properties or the Loans by parties claiming by or through Borrower or another Loan Party, (b) any condition of the Collateral Properties or any other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower or any other Loan Party, (e) the Loan Parties entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Collateral Properties or any other Real Estate, (g) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or any other Loan Party, or any Environmental Liability related in any way to the Borrower or any other Loan Party, and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Loan Parties shall not be obligated under this §16 or otherwise to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Loan Parties agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Loan Parties under this §16 are unenforceable for any reason, the Loan Parties hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§17.	SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Loan Parties or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Loan Parties provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein for a period of one year. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Loan Parties or any of their respective

Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.	ASSIGNMENT AND PARTICIPATION.

§18.1    Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more Eligible Assignee all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Revolving Credit Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent and the Issuing Lender shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitment in the event an interest in the Revolving Credit Loans is assigned, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit H annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, the Borrower or any other Loan Party, and (e) such assignee shall acquire an interest in the Loans of not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower or any other Loan Party.

§18.2    Register.  The Agent shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of and interest on the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.

§18.3    New Notes.  Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note (if requested by the subject Lender) to such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

§18.4    Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower or any other Loan Party, (e) such participant shall be entitled to the benefits of §4.4, §4.9 and §4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §18.1, but shall not be entitled to receive any greater payment under §4.4, §4.9 and §4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a Change in Law that occurs after the date the participant acquires the applicable participation, (f) such sale is effected in accordance with all applicable laws, and (g) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or any other Loan Party or a direct competitor of the Borrower or any other Loan Party; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Revolving Credit Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Revolving Credit Maturity Date pursuant to §2.12), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Loan Party (except as otherwise permitted under §5.4, §5.6 or §5.7). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, except as set forth below, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person, except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or except, upon request of Borrower, the applicable Lender shall provide to Borrower the identity of such participant and the amount of such participation. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§18.5    Pledge by Lender.  Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement or any other Loan Document (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or any other central banking authority, or to such other Person as the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower, may approve to secure obligations of such Lender. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6   No Assignment by Loan Parties. The Loan Parties shall not assign or transfer any of their rights or obligations under this Agreement or any other Loan Document to which it is a party without the prior written consent of each of the Lenders.

§18.7   Disclosure.

(a)       Borrower agrees to promptly and reasonably cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Revolving Credit Commitment. Subject to the provisions of §18.7(b), the Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from Borrower or any other Loan Party that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) subject to the provisions of §18.7(b), disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) subject to the provisions of §18.7(b), disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower and/or any other Loan Party, or is disclosed with the prior approval of Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

(b)       Notwithstanding anything to the contrary in §18.7(a) above, Agent and each Lender agree that the prior written consent of Borrower (which may be provided by Borrower’s consent in any pre-approved confidentiality agreement), shall be required to disseminate any information with respect to this Agreement or the Loans (including without limitation credit or other information with respect to the Borrower, the Parent JV Guarantor, any other Loan Party or any Subsidiary thereof or any

Limited Interest Guarantor) to any assignee or participant or prospective assignee or prospective participant and such assignee or participant or prospective assignee or prospective participant shall be required to sign an appropriate confidentiality agreement agreeing to keep such information strictly confidential (except for disclosures required pursuant to §18.7(b), (d) and (e) above.

§18.8    .  The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§18.9    Amendments to Loan Documents. Upon any such assignment or participation, the Borrower shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.

§19.	NOTICES.

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, and addressed to the parties at the address set forth on Schedule 19.

Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, the Borrower (for itself or on behalf of any other Loan Party), a Lender or the Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20.	RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Loan Parties or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Loan Parties is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401. THE LOAN PARTIES, THE AGENT AND THE LENDERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE LOAN

PARTIES, THE AGENT AND THE LENDERS FURTHER ACCEPT, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND (ii) WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR ASSETS OF ANY LOAN PARTY MAY EXIST AND THE LOAN PARTIES CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS. THE LOAN PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE FOREGOING CHOICE OF NEW YORK LAW WAS A MATERIAL INDUCEMENT TO THE AGENT AND THE LENDERS IN ENTERING INTO THIS AGREEMENT AND IN MAKING THE LOANS HEREUNDER.

§22.	HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.	COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.	ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE LOAN PARTIES, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS AND AGREE THAT NO SUCH PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR

CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. EACH PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT EACH PARTY AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.	DEALINGS WITH THE LOAN PARTIES.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Loan Parties and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, Regions Bank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§27.     CONSENTS, AMENDMENTS, WAIVERS, REPLACEMENT OF NON-CONSENTING LENDERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders and, with respect to any amendment of any term of this Agreement or other Loan Document or of any other instrument related hereto or thereto or mentioned herein or therein, the Borrower or other applicable Loan Parties (or Pledgors, in case of the Pledge and Security Agreement or any other instrument related thereto or mentioned therein) party hereto or thereto, as the case may be. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender adversely affected thereby: (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) any increase or reduction in the amount of the Revolving Credit Commitment of a Lender (except as provided in §2.4 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan or any fees payable under the Loan Documents; (f) an extension of the Revolving Credit Maturity Date (except as provided in §2.12); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of the Borrower or any Collateral, or the release of any Guarantor or any reduction of Guarantor’s liability under the Guaranty, except as otherwise provided in §5.4, §5.6 or §5.7 or any other provision in any Loan Document expressly authorizing such release; (i) an amendment of the definition of Required Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by the Borrower other than based on its Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders to require a lesser number of Lenders to approve such action. The provisions of §14 may not be amended without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Credit Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If the Borrower is entitled to replace a Lender pursuant to the provisions of §4.15 or §14.16, or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, §18.1), all of its interests, rights (other than its existing rights to payments pursuant to §4.4 and §4.9) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)       the Borrower shall have paid to the Agent the registration fee specified in §18.2;

(b)       such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under §4.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)       in the case of any such assignment resulting from a claim for compensation under §4.9 or payments required to be made pursuant to §4.4, such assignment will result in a reduction in such compensation or payments thereafter;

(d)       such assignment does not conflict with applicable laws; and

(e)       in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Acceptance Agreement shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Revolving Credit Commitments and outstanding Loans and participations in Letters of Credit and Swing Loans pursuant to this §27 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Acceptance Agreement.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

§28.	SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.	TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation under this Agreement and the other Loan Documents.

§30.	NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

§31.	REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.	NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Loan Parties, the Lenders, the Agent, the Lender Hedge Providers, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders, and their permitted successors and assigns, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Loan Parties or any of their Subsidiaries of any development or the absence therefrom of defects.

§33.	PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act.

§34.	[INTENTIONALLY DELETED.]

§35.	[INTENTIONALLY DELETED.]

§36.	ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF BORROWER.

§36.1   Attorney-in-Fact.   For the purpose of implementing the joint liability provisions of the Loan Documents, each of the Guarantors hereby irrevocably appoints the Borrower as its agent and attorney-in-fact for all purposes of the Loan Documents, including the giving and receiving of notices and other communications.

§36.2   Accommodation.   It is understood and agreed that the handling of this credit facility on a joint liability basis as set forth in this Agreement and the other Loan Documents is solely as an accommodation to the Loan Parties and at their request. Accordingly, the Agent and the Lenders are entitled to rely, and shall be exonerated from any liability for relying upon, any Loan Request or any other request or communication made by a purported officer of the Borrower without the need for any consent or other authorization of any other Loan Party and upon any information or certificate provided on behalf of the Borrower by a purported officer of the Borrower, and any such request or other action shall be fully binding on each other Loan Party as if made by it.

§36.3   Waiver of Automatic or Supplemental Stay.   Each of the Loan Parties represents, warrants and covenants to the Lenders and Agent that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against any Loan Party at any time following the execution and delivery of this Agreement, none of such other Loan Parties shall seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce or inhibit the ability of the Lenders or Agent to enforce any rights it has by virtue of this Agreement, the Loan Documents, or at law or in equity, or any other rights the Lenders or Agent has, whether now or hereafter acquired, against the other Loan Parties or against any property owned by such other Loan Parties.

§36.4   Waiver of Defenses.   To the extent permitted by applicable law, each of the Loan Parties hereby waives and agrees not to assert or take advantage of any defense based upon:

(a)       Any right to require Agent or the Lenders to proceed against the other Loan Parties or any other Person or to proceed against or exhaust any security held by Agent or the Lenders at any time or to pursue any other remedy in Agent’s or any Lender’s power or under any other agreement before proceeding against a Loan Party hereunder or under any other Loan Document;

(b)       The defense of the statute of limitations in any action hereunder or the payment or performance of any of the Obligations;

(c)       Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of Agent or any Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons;

(d)       Any failure on the part of Agent or any Lender to ascertain the extent or nature of any Collateral or any insurance or other rights with respect thereto, or the liability of any party liable under the Loan Documents or the obligations evidenced or secured thereby;

(e)       Demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notices of any kind (except for such notices as are specifically required to be provided to the Loan Parties pursuant to the Loan Documents), or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of any Loan Party, Agent, any Lender, any endorser or creditor of Borrower or on the part of any other Person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Agent or any Lender;

(f)       Any defense based upon an election of remedies by Agent or any Lender, including any election to proceed by judicial or non-judicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of a Loan Party or the rights of a Loan Party to proceed against the other Loan Parties for reimbursement, or both;

(g)       Any right or claim of right to cause a marshaling of the assets of the Loan Parties;

(h)       Any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Agreement;

(i)        Any duty on the part of Agent or any Lender to disclose to the Loan Parties any facts Agent or any Lender may now or hereafter know about the Loan Parties or the Collateral, regardless of whether Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which each Loan Party intends to assume or has reason to believe that such facts are unknown to the Loan Parties or has a reasonable opportunity to communicate such facts to the Loan Parties, it being understood and agreed that each Loan Party is fully responsible for being and keeping informed of the financial condition of the other Loan Parties, of the condition of the Collateral Properties or the Collateral and of any and all circumstances bearing on the risk that liability may be incurred by the Loan Parties hereunder and under the other Loan Documents;

(j)        Any inaccuracy of any representation made by or on behalf of any Loan Party contained in any Loan Document;

(k)       Subject to compliance with the provisions of this Agreement, any sale or assignment of the Loan Documents, or any interest therein;

(l)       Subject to compliance with the provisions of this Agreement, any sale or assignment by a Loan Party or any other Person of any Collateral, or any portion thereof or interest therein, not consented to by Agent or any Lender;

(m)      Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents;

(n)       Any deficiencies in the Collateral or any deficiency in the ability of Agent or any Lender to collect or to obtain performance from any Persons now or hereafter liable for the payment and performance of any obligation hereby guaranteed;

(o)       An assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of the other Loan Parties) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Agent or any Lender to enforce any of its rights, whether now or hereafter required, which Agent or any Lender may have against a Loan Party or the Collateral owned by it;

(p)       Any modifications of the Loan Documents or any obligation of the Loan Parties relating to the Loan by operation of law or by action of any court, whether pursuant to the Bankruptcy Code, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise;

(q)       Any release of a Loan Party or of any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Agent’s or the Lenders’ voluntary act or otherwise;

(r)       Any action, occurrence, event or matter consented to by the Loan Parties under any provision hereof, or otherwise;

(s)       The dissolution or termination of existence of any Loan Party;

(t)        Subject to compliance with the provisions of this Agreement, any renewal, extension, modification, amendment or another changes in the Obligations, including but not limited to any material alteration of the terms of payment or performance of the Obligations;

(u)       Any defense of the Loan Parties, other than that of prior performance, including without limitation, the invalidity, illegality or unenforceability of any of the Obligations;

(v)       To the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which the Loan Parties might otherwise be entitled, it being the intention that the obligations of Loan Parties hereunder and under the other Loan Documents are absolute, unconditional and irrevocable; or

(w)      Subject to compliance with the provisions of this Agreement, any lack of notice of disposition or manner of disposition of any Collateral except for notices required by law.

§36.5   Waiver.  Each of the Loan Parties waives, to the fullest extent that each may lawfully so do, the benefit of all appraisement, valuation, stay, extension, homestead, exemption and redemption laws which such Person may claim or seek to take advantage of in order to prevent or hinder the enforcement of any of the Loan Documents or the exercise by Lenders or Agent of any of their respective remedies under the Loan Documents and, to the fullest extent that the Loan Parties may lawfully so do, each such Person waives any and all right to have the assets comprised in the security intended to be created by the Security Documents (including, without limitation, those assets owned by the other of the Loan Parties) marshaled upon any foreclosure of the lien created by such Security Documents. Each of the Loan Parties further agrees that the Lenders and Agent shall be entitled to exercise their respective rights and remedies under the Loan Documents or at law or in equity in such order as they may elect. Without limiting the foregoing, each of the Loan Parties further agrees that upon the occurrence of an Event of Default, the Lenders and Agent may exercise any of such rights and remedies without notice to either of the Loan Parties except as required by law or the Loan Documents and agrees that neither the Lenders nor Agent shall be required to proceed against the other of the Loan Parties or any other Person or to proceed against or to exhaust any other security held by the Lenders or Agent at any time or to pursue any other remedy in Lender’s or Agent’s power or under any of the Loan Documents before proceeding against a Loan Party or its assets under the Loan Documents.

§36.6   Subordination. So long as the Loans are outstanding, each of the Loan Parties hereby expressly defers and agrees (a) not to assert any right of contribution from or indemnity against the other Loan Parties, whether at law or in equity, arising from any payments made by such Person pursuant to the terms of this Agreement or the Loan Documents, and (b) not to proceed against the other Loan Parties for reimbursement of any such payments. In connection with the foregoing, each of the Loan Parties expressly defers and agrees not to assert or take advantage of (i) any rights of subrogation to the Lenders or Agent against the other of the Loan Parties, (ii) any rights to enforce any remedy which the Lenders or Agent may have against the other of the Loan Parties and any rights to participate in any Collateral or any other assets of the other Loan Parties. In addition to and without in any way limiting the foregoing, each of the Loan Parties hereby subordinates any and all indebtedness it may now or hereafter owe to such other Loan Parties to all indebtedness of the Loan Parties to the Lenders and Agent, and agrees with the Lenders and Agent that none of the Loan Parties shall claim any offset or other reduction of such Loan Party’s obligations hereunder because of any such indebtedness and shall not take any action to obtain any of the Collateral or any other assets of the other Loan Parties so long as the Loans are outstanding. For purposes of clarification, nothing in this §36.6 shall prohibit any Loan Party from accepting any payments on any such indebtedness owed to it by another Loan Party so long as no Event of Default shall have occurred and then be continuing, but such Loan Party shall not be entitled to accept any such payments on such indebtedness following the occurrence and during the continuance of an Event of Default.

§36.7   .   Without limiting any other provision of this §36, each Loan Party understands and acknowledges that, if the Agent forecloses judicially or non-judicially against any real property Collateral for the Obligations, such foreclosure could impair or destroy any right or ability that such Loan Party may have to seek reimbursement, contribution, or indemnification for any amounts paid by such Loan Party under this Agreement. Each Loan Party further understands and acknowledges that in the absence of this waiver such potential impairment or destruction of such Loan Party’s rights, if any, may entitle such Loan Party to assert a defense to this Agreement based on California Code of Civil Procedure §580d as interpreted in Union Bank v. Gradsky, (1968) 265 CA 2d 40, 71 CR 64, on the grounds, among others, that the Agent or the Lenders should be estopped from pursuing such Loan Party because their election to foreclose may have impaired or destroyed such subrogation, reimbursement, contribution, or indemnification rights of such Loan Party. By execution of this Agreement, each Loan Party intentionally, freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that such Loan Party will be liable under this Agreement even though the Agent has foreclosed judicially or non-judicially against any real or personal property Collateral for the Obligations; (ii) agrees that such Loan Party will not assert that defense in any action or proceeding which the Agent or the Lenders may bring to enforce this Agreement; and (iii) acknowledges and agrees that until the Obligations have been indefeasibly paid in full, the rights and defenses waived by such Loan Party in this Agreement include any right or defense that such Loan Party may have or be entitled to assert based on or arising out of California Civil Code §2848, to the extent now or hereafter applicable.

§36.8   .   Each Loan Party intentionally, freely, irrevocably and unconditionally waives and relinquishes all rights which may be available to it under any provision of California law or under any California judicial decision, including, without limitation, Section 580a and 726(b) of the California Code of Civil Procedure, to limit the amount of any deficiency judgment or other judgment which may be obtained against such Loan Party under this Agreement to not more than the amount by which the unpaid Obligations exceeds the fair market value or fair value of any real or personal property of such Loan Party securing the Obligations, including, without limitation, all rights to an appraisement of, judicial or other hearing on, or other determination of the value of said property. Each Loan Party acknowledges and agrees that, as a result of the foregoing waiver, the Agent or the Lenders may recover from such Loan Party an amount which, when combined with the value of any real or personal property foreclosed upon by the Agent (or the proceeds of the sale of which have been received by the Agent and the Lenders) and any sums collected by the Agent and the Lenders from any other Loan Party, the other guarantors or other Persons, might temporarily exceed the amount of the Obligations.

§37.	ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS.

(a)       Without limiting any other provision of §36, each Loan Party acknowledges that it has received, or will receive, significant financial and other benefits, either directly or indirectly, from the proceeds of the Loans made by the Lenders to the Borrower pursuant to this Agreement; that the benefits received by such Loan Party are reasonably equivalent consideration for such Loan Party’s execution of this Agreement and the other Loan Documents to which it is a party; and that such benefits include, without limitation, the access to capital afforded to the Borrower pursuant to this Agreement from which the activities of such Loan Party will be supported, the financing or refinancing of certain existing indebtedness of such Loan Party secured by such Loan Party’s Collateral Property from the proceeds of the Loans, and the ability to finance or refinance that indebtedness at a lower interest rate and otherwise on more favorable terms than would be available to it if the Collateral Property owned by such Loan Party were being financed on a stand-alone basis and not as part of a pool of assets comprising the security for the Obligations. Each Loan Party is executing this Agreement and the other Loan Documents in consideration of those benefits received by it and each Loan Party desires to enter into an allocation and contribution agreement with each other Loan Party as set forth in this §37 and agrees to subordinate and subrogate any rights or claims it may have against other Loan Parties as and to the extent set forth in §36.

(b)       Following an Event of Default, in the event any one or more Loan Parties (any such Loan Party, a “Funding Guarantor”) is deemed to have paid an amount in excess of the principal amount attributable to it (such principal amount, the “Allocable Principal Balance”) (any deemed payment in excess of the applicable Allocable Principal Balance, a “Contribution”) as a result of (a) such Funding Guarantor’s payment of and/or performance on the Obligations and/or (b) Agent’s and/or any Lender’s realization on the Collateral owned by such Funding Guarantor (whether by foreclosure, deed in lieu of foreclosure, private sale or other means), then after payment in full of the Loans and the satisfaction of all of the Loan Parties’ other obligations under the Loan Documents, such Funding Guarantor shall be entitled to contribution from each benefited Loan Party for the amount of the Contribution so benefited (any such contribution, a “Reimbursement Contribution”), up to such benefited Loan Party’s then current Allocable Principal Balance. Any Reimbursement Contributions required to be made hereunder shall, subject to §36, be made within ten (10) days after demand therefor.

(c)       If a Loan Party (a “Defaulting Guarantor”) shall have failed to make a Reimbursement Contribution as hereinabove provided, after the later to occur of (a) payment of the Loan in full and the satisfaction of all of all Loan Parties’ other obligations to Lenders or (b) the date which is 366 days after the payment in full of the Loans, the Funding Guarantor to whom such Reimbursement Contribution is owed shall be subrogated to the rights of Lenders against such Defaulting Guarantor, including the right to receive a portion of such Defaulting Guarantor’s Collateral in an amount equal to the Reimbursement Contribution payment required hereunder that such Defaulting Guarantor failed to make; provided, however, if Agent returns any payments in connection with a bankruptcy of a Loan Party, all other Loan Parties shall jointly and severally pay to Agent and Lenders all such amounts returned, together with interest at the Default Rate accruing from and after the date on which such amounts were returned.

(d)       In the event that at any time there exists more than one Funding Guarantor with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from Defaulting Guarantors pursuant hereto shall be equitably allocated among such Funding Guarantors. In the event that at any time any Loan Party pays an amount hereunder in excess of the amount calculated pursuant to this paragraph, that Loan Party shall be deemed to be a Funding Guarantor to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Loan Parties in accordance with the provisions of this §37.

(e)       It is the intent of each Loan Party, the Agent and the Lenders that in any proceeding under the Bankruptcy Code or any similar debtor relief laws, such Loan Party’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Loan Party hereunder (or any other obligations of such Loan Party to the Agent and the Lenders under the Loan Documents) to be avoidable or unenforceable against such Loan Party in such proceeding as a result of applicable Laws, including, without limitation, (i) Section 548 of the Bankruptcy Code and (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Laws under which the possible avoidance or unenforceability of the obligations of such Loan Party hereunder (or any other obligations of such Loan Party to the Agent and the Lenders under the Loan Documents) shall be determined in any such proceeding are referred to herein as “Avoidance Provisions.” Accordingly, to the extent that the obligations of a Loan Party hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Loan Party shall be liable hereunder shall be reduced to the greater of (A) the amount which, as of the time any of the Obligations are deemed to have been incurred by such Loan Party under the Avoidance Provisions, would not cause the obligations of such Loan Party hereunder (or any other obligations of such Loan Party to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions or (B) the amount which, as of the time demand is made hereunder upon such Loan Party for payment on account of the Obligations, would not cause the obligations of such Loan Party hereunder (or any other obligations of such Loan Party to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions. The provisions of this §37(e) are intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Loan Party hereunder to be subject to avoidance under the Avoidance Provisions, and no Loan Party or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

§38.	NONRECOURSE.

The Agent and the Lenders hereby specifically acknowledge and agree that the general and limited partners and/or the members of the Borrower or the Parent JV Guarantor (including the Limited Interest Guarantors) and any general or limited partners, members or owners of any of the foregoing, shall not have any personal liability to the Agent and/or Lenders for any of the Obligations and/or the Hedge Obligations, except to the extent such general or limited partner, member or owner (a) is also a Loan Party, or (b) has specifically agreed to such personal liability in writing pursuant to an instrument of guaranty or other such document (including, without limitation, pursuant to the Limited Interest Guaranty).

§39.	GUARANTY.

§39.1.  The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender (including the Swing Loan Lender and the Issuing Lender), each Lender Hedge Provider, and the Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations and the Hedge Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations and/or the Hedge Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations and/or the Hedge Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or any Derivatives Contracts, (a) the obligations of each Guarantor under this Agreement and the other Loan Documents and Derivatives Contracts shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (b) the Obligation of a Guarantor that are guaranteed under this Guaranty shall exclude any Excluded Swap Obligations with respect to such Guarantor.

§39.2   Obligations Unconditional.

The obligations of the Guarantors under §39.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Derivatives Contracts or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations and/or Hedge Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this §39.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this §39 until the date on which the Obligations and Hedge Obligations shall have been paid in full or otherwise satisfied (other than with respect to contingent indemnification obligations for which no claim has been made and Letters of Credit that have been cash collateralized and other obligations of the Loan Parties hereunder or under any other Loan Document or Derivatives Contract which, by their express terms, survive such payment in full or satisfaction), and the Revolving Credit Commitments hereunder shall have expired or been terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)       at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations and/or the Hedge Obligations shall be extended, or such performance or compliance shall be waived;

(b)       any of the acts mentioned in any of the provisions of any of the Loan Documents or any Derivatives Contract between any Loan Party and any Lender Hedge Provider, or any other agreement or instrument referred to in the Loan Documents or such Derivatives Contracts shall be done or omitted;

(c)       the maturity of any of the Obligations and/or the Hedge Obligations (as applicable) shall be accelerated, or any of the Obligations and/or Hedge Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any Derivatives Contract between any Loan Party and any Lender Hedge Provider, or any other agreement or instrument referred to in the Loan Documents or such Derivatives Contracts shall be waived or any other guarantee of any of the Obligations or Hedge Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)       any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations and/or Hedge Obligations shall fail to attach or be perfected; or

(e)       any of the Obligations and/or Hedge Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender or any Lender Hedge Provider exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any Derivatives Contract between any Loan Party and any Lender Hedge Provider, or any other agreement or instrument referred to in the Loan Documents or such Derivatives Contracts, or against any other Person under any other guarantee of, or security for, any of the Obligations and/or Hedge Obligations.

§39.3   Reinstatement.

The obligations of the Guarantors under this §39 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations and/or Hedge Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations and/or Hedge Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender (including the Swing Loan Lender and the Issuing Lender) and Lender Hedge Provider on demand for all reasonable costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of counsel) incurred by the Agent or such Lender or Lender Hedge Provider in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

§39.4   Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to §39.2 and through the exercise of rights of contribution pursuant to §39.6.

§39.5   Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agent and the Lenders (including the Swing Loan Lender and the Issuing Lender), on the other hand, the Obligations may be declared to be forthwith due and payable as provided in §12 (and shall be deemed to have become automatically due and payable in the circumstances provided in said §12.1 in the case of any Event of Default under §12.1(h), §12.1(i) and §12.1(j)) for purposes of §39.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of §39.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Security Documents and that the Agent, the Lenders and the Lender Hedge Providers may exercise their remedies thereunder in accordance with the terms thereof.

§39.6   Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as set forth in §37 and as otherwise permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents and no Guarantor shall exercise such rights of contribution until the date on which the Obligations and Hedge Obligations shall have been paid in full or otherwise satisfied (other than with respect to contingent indemnification obligations for which no claim has been made and Letters of Credit that have been cash collateralized and other obligations of the Loan Parties hereunder or under any other Loan Document or Derivatives Contract which, by their express terms, survive such payment in full or satisfaction), and the Revolving Credit Commitments hereunder shall have expired or been terminated.

§39.7   Guarantee of Payment; Continuing Guarantee.

The guarantee in this §39 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations and Hedge Obligations whenever arising.

§39.8   Keepwell.

(a)       Each Loan Party that is a Qualified ECP Guarantor at the time the guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Hedge Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Hedge Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents and Derivatives Contracts in respect of such Hedge Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this §39 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this §39.8 shall remain in full force and effect until the date on which the Hedge Obligations shall have been paid in full or otherwise satisfied (other than with respect to obligations of the Loan Parties under any Derivatives Contract which, by its express terms, survive such payment in full or satisfaction). Each Loan Party that is a Qualified ECP Guarantor intends this §39.8 to constitute, and this §39.8 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act or any regulations promulgated thereunder.

§40.	LIMITED INTEREST GUARANTY.

The Agent and the Lenders hereby specifically acknowledge that the Limited Interest Guarantors have executed and delivered to the Agent (for the benefit of itself and the Lenders) the Limited Interest Guaranty, pursuant to which (x) IPT has severally (and not jointly) guaranteed the payment of 51.0% of any Interest Shortfall, (y) Global has severally (and not jointly) guaranteed the payment of 39.2% of any Interest Shortfall, and (z) RGIC has severally (and not jointly) guaranteed the payment of 9.8% of any Interest Shortfall.

The Agent and the Lenders further acknowledge and agree that, subject to the terms and conditions of the Limited Interest Guaranty, (a) IPT shall have the right, not more than once (unless otherwise agreed to in writing by the Required Lenders) prior to the Revolving Credit Maturity Date (on a date designated by IPT and reasonably acceptable to the Agent and the Required Lenders), to assign all or a portion of its obligations under the Limited Interest Guaranty to one or more other entities (provided that no such assignment shall be permitted unless the Required Lenders shall have consented to such assignment, in their sole and absolute discretion), and the obligations of IPT under the Limited Interest Guaranty will be reduced by a percentage equal to the aggregate percentage of IPT’s obligations so assigned by IPT and assumed by such assignee or assignees thereof; and (b) IPT (and each applicable assignee as referenced above), Global and RGIC may, by written notice to the Administrative Agent, which notice may be given at any time after the Minimum TAV/FCCR Criteria have been satisfied, elect to terminate all of the obligations of such Persons under the Limited Interest Guaranty, in which case such Limited Interest Guaranty shall immediately terminate and be of no further force and effect.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

BTC INTERMEDIATE HOLDCO LP a Delaware limited partnership

By:	/s/ Lainie Minnick
Name: Lainie Minnick
Title: SVP Finance and Treasurer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Credit Agreement – Signature Page]

PARENT JV GUARANTOR

BUILD-TO-CORE INDUSTRIAL PARTNERSHIP I LP,
a Delaware limited partnership

By: IPT BTC I GP LLC, a Delaware limited liability company, its general partner

By: IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By: Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

By: Industrial Property Trust Inc., a Maryland corporation, its general partner

By:	/s/ Lainie Minnick

Name:	Lainie Minnick
Title: SVP Finance and Treasurer

SUBSIDIARY GUARANTORS:
IPT PEACHTREE DC LLC a Delaware limited liability company

By:	/s/ Lainie Minnick
Name: Lainie Minnick
Title: SVP Finance and Treasurer
IPT CABOT BC LLC a Delaware limited liability company
By:	/s/ Lainie Minnick
Name: Lainie Minnick
Title: SVP Finance and Treasurer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Credit Agreement – Signature Page]

IPT WEST VALLEY DC III LLC
a Delaware limited liability company

By:	/s/ Lainie Minnick

Name:	Lainie Minnick
Title: SVP Finance and Treasurer

IPT IRON RUN DC LLC a Delaware limited liability company

By:	/s/ Lainie Minnick

Name:	Lainie Minnick
Title: SVP Finance and Treasurer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Credit Agreement – Signature Page]

AGENT AND LENDER:

REGIONS BANK, an Alabama state banking corporation, as Lender, Issuing Lender, Swing Loan Lender and as Agent

By:	/s/ Ghi S. Gavin
Name: Ghi S. Gavin
Title: Senior Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Credit Agreement – Signature Page]

LENDERS:

U.S. BANK NATIONAL ASSOCIATION, as Lender

	By:	/s/ Steven Kirby

Name:	Steven Kirby
Title:	Assistant Vice President

[SIGNATURES PAGES END]

[Credit Agreement – Signature Page]